Exhibit 10.7

TERM LOAN AGREEMENT
dated as of May 15, 2017
among
TRINITY RAIL LEASING 2017 LLC
THE LENDERS
FROM TIME TO TIME PARTY HERETO
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Administrative Agent and Sole Structurer,
U.S. BANK NATIONAL ASSOCIATION,
as Collateral Agent and Depositary

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Joint Lead Arranger
ING BANK, A BRANCH OF ING-DIBA AG.
as Joint Lead Arranger and Syndication Agent
and
PNC EQUIPMENT FINANCE, LLC
as Joint Lead Arranger and Documentation Agent

1

2

(continued)

3

(continued)

4

(continued)

5

(continued)

SCHEDULES:
Schedule 1.01	-	Lenders and Commitments
Schedule 5.02	-	Required Consents, Authorizations, Notices and Filings
Schedule 6.06	-	Insurance
Schedule 11.01	-	Notice Addresses; Administrative Agent’s Office
Schedule A	-	Concentration Limits

EXHIBITS:
Exhibit A-1	-	[Intentionally Omitted]
Exhibit A-2	-	Form of Notice of Borrowing
Exhibit A-3	-	Form of Additional Collateral Certificate
Exhibit A-4	-	[Intentionally Omitted]
Exhibit A-5	-	Form of Monthly Report
Exhibit A-6	-	Form of Qualifying Replacement Railcar Certificate
Exhibit A-7	-	Form of Financial Statement Certificate
Exhibit A-8	-	Form of Quarterly Compliance Certificate
Exhibit B	-	Form of Note
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D-1	-	Form of Opinion of Counsel for the Borrower and TILC
Exhibit D-2	-	Form of Opinion of In-House Counsel for the Borrower and TILC
Exhibit D-3	-	Form of Opinion of Delaware Counsel to the Borrower
Exhibit D-4	-	Form of True Sale and Nonconsolidation Opinion
Exhibit D-5	-	Form of Opinion of Special STB Counsel for the Borrower
Exhibit D-6	-	Form of Opinion of Special Canadian Counsel for the Borrower
Exhibit D-7	-	Form of Opinion of Counsel for the Marks Company
Exhibit D-8	-	Form of Opinion of Counsel for the Collateral Agent, the Custodian and the Depositary
Exhibit E	-	Form of Perfection Certificate
Exhibit F	-	Form of Depository Agreement
Exhibit G	-	Form of Servicing Agreement
Exhibit H	-	Form of Insurance Management Agreement
Exhibit I-1	-	Form of Full Service Railcar Lease Agreement
Exhibit I-2	-	Form of Net Railcar Lease Agreement
Exhibit I-3	-	Form of Per Diem Lease Agreement
Exhibit J	-	Form of Purchase and Contribution Agreement
Exhibit K	-	Form of Administrative Services Agreement
Exhibit L-1	-	Form of Officer’s Certificate (Closing Date)
Exhibit L-2	-	Form of Officer’s Certificate

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TERM LOAN AGREEMENT
This Term Loan Agreement is dated as of May 15, 2017 and is among TRINITY RAIL LEASING 2017 LLC, a Delaware limited liability company (the “Borrower”), the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”, as such terms are defined below), CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrative Agent for the Lenders referred to herein (in such capacity, the “Administrative Agent”), Lead Arranger and Sole Structurer, and U.S. BANK NATIONAL ASSOCIATION, in its capacity as Collateral Agent, Custodian and Depositary for the Protected Parties referred to herein (in each such capacity, respectively, the “Collateral Agent”, the “Custodian” and the “Depositary”).
The parties hereto agree as follows:

ARTICLE I

DEFINITIONS
SECTION 1.01Defined Terms. The following terms, as used herein, have the following meanings:

“A.A.R.” means the Association of American Railroads, and its successors.
“Accounts” means, collectively, the Collection Account, the Modifications and Improvements Account, the Operating Expenses Account and the Substitution Account.

“Additional Collateral Certificate” means a certificate substantially in the form of Exhibit A-3 hereto, with appropriate insertions and deletions or with such other changes as may be reasonably agreed to by the Collateral Agent and the Administrative Agent, and which certificate contains a description of the Railcars and related Leases which are to become Portfolio Railcars and Portfolio Leases, as the case may be.

“Administrative Agent” means Crédit Agricole Corporate and Investment Bank, in its capacity as agent for the Lenders hereunder and under the other Loan Documents, and its successor or successors in such capacity.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth and identified as such in Schedule 11.01, or such other address and account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Services Agreement” means the Administrative Services Agreement, substantially in the form of Exhibit K hereto, dated as of the Closing Date between the Borrower and the Servicer, as administrator.

“Advance Rate” means 75.0% of the Aggregate Original Value of the Initial Portfolio Railcars.

“Affiliate” means, with respect to any Person, (i) any Person that directly, or indirectly through one or more intermediaries, Controls such Person (including all directors and officers of such Person) (a “Controlling Person”) or (ii) any other Person which is Controlled by or is under common Control with a Controlling Person.

“Aggregate Original Value” means, as of any date of determination with respect to any specified group of Railcars, the aggregate of the Original Values of all such Railcars.

“Aggregated Default Interest” has the meaning set forth in Section 2.05(a).

“Agreement” means this Term Loan Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Allocable Debt” means, with respect to any Railcar as of any date of determination, the sum of: (i) 105 % of the product of (x) the Allocable Percentage related to such Railcar immediately prior to such date, multiplied by (y) the aggregate outstanding principal amount of the Loans as of such date, plus (ii) any Derivatives Termination Value payable in connection with or resulting from such Railcar ceasing to be a Portfolio Railcar.

“Allocable Percentage” means, with respect to any Railcar as of any date of determination, a fraction, expressed as a decimal carried to five (5) decimal places, equal to the quotient of (x) the Original Value for such Railcar divided by (y) the Aggregate Original Value of all Portfolio Railcars.

“Anti-Corruption Laws” has the meaning set forth in Section 5.26(b).

“Anti-Terrorism Laws” has the meaning set forth in Section 5.26(b).

“Applicable Facility Margin” means, with respect to the Loans at any time, 175 basis points (1.75%) per annum.

“Applicable Law” means, with reference to any Person, all laws (foreign or domestic), statutes, rulings, codes, ordinances and treaties, including the FRA and the Interchange Rules, and all judgments, decrees, injunctions, writs and orders of any court, arbitrator or other Governmental Authority, and all rules, regulations, orders, interpretations, directives, licenses and permits of any governmental body, instrumentality, agency or other regulatory authority applicable to such Person or its property or in respect of its operations.

“Applicable Rate” means, with respect to the Loans for any day during any Interest Period, the sum of (i) LIBOR for such Interest Period, plus (ii) the Applicable Facility Margin.

“Appraised Fair Market Value”, with respect to any Railcar, means the fair market value of such Railcar, expressed in terms of Dollars, determined by the Independent Appraiser to be the amount, using an income approach “desk-top appraisal”, that may reasonably be expected for property exchanged between a willing buyer and a willing seller with equity to both, neither under any compulsion to buy or sell and both fully aware of all relevant, reasonably ascertainable facts.

“Approved Fund” means (i) with respect to any Lender, an entity (whether a corporation, partnership, limited liability company, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is managed by such Lender or an Affiliate of such Lender, and (ii) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Asset Disposition” means any sale, lease or other disposition by the Borrower (other than the lease of a Railcar pursuant to an Eligible Lease) of any Portfolio Railcar, Portfolio Lease or other item of Collateral, whether by sale (including a Permitted Discretionary Sale), lease, transfer, Event of Loss, Condemnation or otherwise (for the avoidance of doubt, not including a Casualty but including any subsequent sale of a Railcar subject to a Casualty).

“Assignment and Acceptance” means an Assignment and Acceptance, substantially in the form of Exhibit C hereto, under which an interest of a Lender hereunder is transferred to an Eligible Assignee pursuant to Section 11.06(b).

“Autorack” means a Railcar or unit of railroad rolling stock (other than a locomotive) used to transport unladen automobiles or unladen light trucks.

“Available Collections” during any Measuring Period shall be equal to the sum of (i) the aggregate amount of Monthly Rent actually collected and paid into the Collection Account (including amounts used from any Security Deposits to cover Monthly Rent), plus (ii) payments of Railroad Mileage Credits received by the Borrower, plus (iii) insurance proceeds, A.A.R. 107 payments or other third party payments in respect of any Event of Loss (or otherwise applied as “Available Collections” in accordance with Section 6.06(b)), plus (iv) all Net Cash Proceeds pursuant to any Asset Disposition (other than an Event of Loss), plus (v) interest earned on deposits in the Collection Account, in each case during such Measuring Period; provided that “Available Collections” shall not include Excepted Payments.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means (i) in relation to any EEA Member Country which has implemented, or which at any time implements, ARTICLE 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time, and (ii) in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation, where regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organization.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978, as amended, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdiction from time to time affecting the rights of creditors generally.

“basis point” means one-hundredth of a percent (0.01%).

“Bill of Sale” means a bill of sale delivered to the Borrower from the Seller with respect to a Railcar and, if applicable, any related Lease, in connection with the Borrower’s purchase of such Railcar and related Lease from such Seller.

“Books and Records” has the meaning set forth in Section 6.11.

“Books and Records Inspection” has the meaning set forth in Section 6.11.

“Borrower” means Trinity Rail Leasing 2017 LLC, a Delaware limited liability company.

“Borrowing” means the borrowing of Loans pursuant to Section 2.01 hereof.

“Business Day” means (i) any day excluding (a) Saturday, (b) Sunday and (c) any day which is a legal holiday under the laws of the States of New York, Ohio, Minnesota or Texas or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with LIBOR, the Loans, the New Term Loans or any Derivatives Obligations, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Calculation Date” means with respect to any Settlement Date, the last day of the calendar month immediately preceding such Settlement Date.

“Canadian Lease Security Agreement” means the Canadian Lease Security Agreement, dated as of the date hereof, between TrinityRail Canada, Inc. as Lessor, the Collateral Agent and the Administrative Agent.

“Capital Lease” of any Person means any lease of property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Cash Equivalents” means (i) marketable direct obligations issued by, or fully and unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition, (ii) certificates of deposit, time deposits, eurocurrency time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any United States commercial bank having a long-term unsecured debt rating of at least “A” by S&P or “A2” by Moody’s (or equivalent ratings by another nationally recognized credit rating agency if both such corporations are not in the business of rating long-term senior unsecured debt of commercial banks), (iii) commercial paper of an issuer rated at the time of acquisition at least “A-1”+ by S&P or “P1” by Moody’s or carrying an equivalent rating by an internationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition, (iv) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States Government, (v) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at the time of acquisition at least “A-1”+ by S&P or “P1” by Moody’s or carrying an equivalent rating by an internationally recognized rating agency, (vi) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by a commercial bank satisfying the requirements of clause (b) of this definition or (vii) shares of money market mutual or similar funds that are registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and operated in accordance with Rule 2a-7 thereunder and that, at the time of such investment, are rated “Aaa” by Moody’s and/or “AAA” by S&P or invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Casualty” means any casualty, loss, damage, destruction or other similar loss with respect to any Portfolio Railcar or other item of Collateral constituting a partial loss.

“Casualty Insurance Policy” means any insurance policy maintained by or on behalf of the Borrower covering losses with respect to Casualties involving one or more Portfolio Railcars or other items of Collateral.

“Casualty Proceeds” means all proceeds under any Casualty Insurance Policy, and all other insurance proceeds, damages, awards, claims and rights of action of the Borrower with respect to any Casualty.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and (y) any implementation of recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) (including, but not limited to the implementation of the Basel III and Basel IV Accords, but excluding the Basel II Accords), and all requests, rules, guidelines and directives promulgated under each of clause (x) and (y), are deemed to have been introduced, adopted, implemented or recommended after the date hereof, regardless of the date enacted, adopted, implemented or recommended.

“Change of Control” means TILC shall cease to own directly 100% of the Equity Interests of the Borrower on a fully diluted basis assuming the conversion and exercise of all outstanding Equity Equivalents (whether or not such securities are then currently convertible or exercisable).

“Closing Date” means the date this Agreement becomes effective in accordance with Section 11.21.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and Treasury Regulations issued thereunder, in each case as in effect from time to time. Reference to particular sections of the Code shall be construed also to refer to any successor sections.

“Collateral” means all of the property which is subject or is purported to be subject to the Liens granted by the Collateral Documents.

“Collateral Agent” means U.S. Bank National Association in its capacity as collateral agent and representative for the Protected Parties under the Parent Security Agreement and the Security Agreement and the Depository Agreement.

“Collateral Documents” means, collectively, the Security Agreement, the Parent Security Agreement, the Canadian Lease Security Agreement, each Perfection Certificate, the Depository Agreement, the Customer Collections Account Administration Agreement, any additional pledges, security agreements, patent, trademark or copyright filings or mortgages required to be delivered pursuant to the Loan Documents and any instruments of assignment, control agreements, lockbox letters or other instruments or agreements executed pursuant to the foregoing.

“Collection Account” means the Collection Account established by the Depositary pursuant to the Depository Agreement.

“Commitment” means, with respect to any Lender, the commitment amount of such Lender, in an aggregate principal amount equal to the amount identified as its Commitment on Schedule 1.01 hereto or in the applicable Assignment and Acceptance.

“Competitor of the Borrower” means (a) General Electric Railcar Services Corporation, Wells Fargo Rail Corporation, CIT Group/Equipment Financing, Inc., ACF Industries, Inc., The Greenbrier Companies, GATX Corporation, SMBC Rail Services, LLC, American Railcar Industries, Inc., American Railcar Leasing, LLC, Mitsui Rail Capital, LLC and ECN Capital Corp.; (b) any affiliate or successor of each Person described in clause (a) above; provided, however, that any affiliate of Wells Fargo Rail Corporation may be deemed not to be a Competitor of the Borrower with the prior written consent of the Borrower or the Servicer (which may be given by email), or (c) for so long as no Event of Default has occurred and is then continuing, any other Person identified by the Borrower or the Servicer by written notification to the Administrative Agent who is, in either such party’s reasonable discretion, a competitor of the Borrower.

“Concentration Limits” means the concentration limits set forth in Schedule A.

“Condemnation” means any taking of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.

“Condemnation Award” means all proceeds of any Condemnation or transfer in lieu thereof with respect to any Portfolio Railcar or other item of Collateral.

“Consolidated Tangible Net Worth” means as of any date of determination with respect to a Person, the excess of: (a) the tangible assets of such Person and its Subsidiaries calculated in accordance with GAAP, as reduced by adequate reserves in each case where reserves are proper, over (b) all Debt and other liabilities of such Person and its Subsidiaries; provided, however, that (i) in no event shall there be included in the above calculation any intangible assets such as patents, trademarks, trade names, copyrights, licenses, goodwill, organizational costs, amounts relating to covenants not to compete, or any securities unless the same are marketable in the United States or entitled to be used as a credit against federal income tax liabilities, (ii) securities included as such intangible assets shall be taken into account at their current market price or cost, whichever is lower, and (iii) any adjustments, both positive and negative, to either or both of tangible assets and indebtedness arising from the implementation of Statement of Financial Accounting Standards No. 133 issued by the Financial Accounting Standards Board shall be disregarded for purposes of this calculation.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any indenture, loan agreement, mortgage, deed of trust, contract or other agreement, instrument or undertaking to which such Person is a party or by which it or any of its property or assets is bound.

“Control” of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Equity Interests, by contract or otherwise. “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Corporate Base Rate” shall mean for any day, the higher of (i) the prime rate per annum announced from time to time by Crédit Agricole Corporate and Investment Bank in effect on such day or (ii) the Federal Funds Rate plus 100 basis points. (The Corporate Base Rate is not intended to represent the lowest rate charged by any Lender for extensions of credit.)

“Credit Exposure” means, for any Lender, the aggregate principal balance of the outstanding Loans held by such Lender on the applicable date of determination.

“Credit Obligations” means, without duplication:
(i)all principal of and interest (including, without limitation, any interest which accrues after the commencement of any bankruptcy or insolvency proceeding with respect to the Borrower, whether or not allowed or allowable as a claim under the Bankruptcy Code) on any Loan under, or any Note issued pursuant to, this Agreement or any other Loan Document;

(ii)all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by the Borrower (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to the Borrower, whether or not allowed or allowable as a claim under the Bankruptcy Code) pursuant to this Agreement or any other Loan Document;

(iii)all expenses of the Administrative Agent and the Collateral Agent as to which the Administrative Agent or the Collateral Agent has a right to reimbursement under Section 11.04 of this Agreement or under any other similar provision of any other Loan Document, including, without limitation, any and all sums advanced by the Collateral Agent to preserve the Collateral or preserve its security interests in the Collateral; and

(iv)all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 11.05 of this Agreement or under any other similar provision of any other Loan Document;

together in each case with all renewals, modifications, consolidations or extensions thereof.
“Creditor” means, without duplication of any Person in a particular capacity, each Lender, each Derivatives Creditor, the Administrative Agent, the Collateral Agent, each Protected Party and each Indemnitee and their respective successors and assigns, and “Creditors” means any two or more of such Creditors.
“Custodian” means U.S. Bank National Association in its capacity as custodian under, inter alia, the Security Agreement.

“Customer Collections Account Administration Agreement” means the Customer Collections Account Administration Agreement, dated as of November 12, 2003, among, inter alios, Trinity Industries Leasing Company, Trinity Rail Leasing Warehouse Trust, Trinity Rail Leasing III, L.P., TRIP Rail Leasing LLC, the TRL-III Transaction Investors identified on the signature pages thereto, Credit Suisse AG, New York Branch, Wilmington Trust Company, and the Borrower, as amended and/or supplemented from time to time.

“Customer Payments Account” means the Customer Payments Account referred to and defined in the Customer Collections Account Administration Agreement.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations of such Person to pay the deferred purchase price of property or services (other than current accounts payable arising in the ordinary course of business), (v) the capitalized amount of all Capital Leases of such Person that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (vi) all obligations (other than obligations in respect of like kind exchanges) of such Person in respect of securities repurchase agreements or otherwise to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property, (vii) all non-contingent obligations (and, for purposes of Section 7.01 and Section 9.01(f), all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, bankers’ acceptance or similar instrument, (viii) all obligations of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of production from, any property or asset of such Person, whether or not such obligation is assumed by such Person; provided that the amount of any Debt of others that constitutes Debt of such Person solely by reason of this clause (viii) shall not for purposes of this Agreement exceed the greater of the book value or the fair market value of the properties or assets subject to such Lien, (ix) all Guaranty Obligations of such Person, (x) all Disqualified Stock of such Person, (xi) all Derivatives Obligations of such Person and (xii) the Debt of any other Person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under Applicable Law or any agreement or instrument by virtue of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such person shall not be liable therefor.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Margin” means 200 basis points (2.00%) per annum.

“Depositary” means U.S. Bank National Association, or a successor thereto appointed pursuant to the Depository Agreement.

“Depository Agreement” means a Depository Agreement, substantially in the form of Exhibit F hereto, with such changes thereto as may be reasonably acceptable to the Administrative Agent, among the Borrower, the Administrative Agent, the Collateral Agent and the Depositary.

“Derivatives Agreement” means an ISDA interest rate “swap”, “cap” or “collar” agreement or other hedging instrument between the Borrower and the Derivatives Creditor named therein, each arranged by the Derivatives Arranger (or by the Borrower with respect to a “cap” or “collar” agreement) and either (x) in form and substance reasonably acceptable to the Administrative Agent and the Derivatives Arranger or (y) containing provisions of general application which are substantially the same as and not inconsistent with those contained in the Schedules and Confirmations entered into as part of the Derivatives Agreement in effect on the Closing Date, to which (i) the Borrower will receive payments from, or make payments to, the Derivatives Creditor based on LIBOR and (ii) recourse by the Derivatives Creditor to the Borrower is limited to distributions made in accordance with the priority of payments set forth in Section 2.07(c)(i) or Section 2.07(c)(ii), as applicable; provided, that any such Derivatives Creditor shall be an Eligible Derivatives Creditor at the time (and only at the time) such Derivatives Agreement becomes effective as between the Derivatives Creditor and the Borrower.

“Derivatives Arranger” means Crédit Agricole Corporate and Investment Bank in such capacity, and its successors and assigns.

“Derivatives Creditor” means, with respect to (i) any hedging instrument constituting a “swap” agreement, a Lender in such capacity, or (ii) any hedging instrument constituting a “cap” or “collar” agreement, any Person selected by the Borrower and reasonably acceptable to the Administrative Agent, in each case from time to time party to one or more Derivatives Agreements with the Borrower and, in each case, such Lender’s or such Person’s successors and assigns.

“Derivatives Obligations” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under the Bankruptcy Code) of such Person in respect of any Derivatives Agreement, excluding any amounts which such Person is entitled to set-off against its obligations under Applicable Law.

“Derivatives Termination Value” means, at any date after the termination of any Derivatives Agreement, after taking into account the effect of any legally enforceable netting agreements relating to such Derivatives Agreement, the amount payable by (in which case the amount shall be positive) or payable to (in which case the amount shall be negative), the Borrower as a result of the termination of such Derivatives Agreement.

“Derivatives Trigger Event” means failure by the Borrower to comply with its obligations set forth in Section 2.13(a).

“Disqualified Stock” of any Person means any Equity Interest of such Person which by its terms (or by the terms of any security for which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event or otherwise (including an event which would constitute a Change of Control), (A) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund or otherwise, (B) is convertible into or exchangeable for Debt or Disqualified Stock or (C) is redeemable or subject to any repurchase requirement arising at the option of the holder thereof, in whole or in part.

“Dollars” and the sign “$” means lawful money of the United States.

“DSCR” or “Debt Service Coverage Ratio” means on each DSCR Test Date, the ratio of (i) the aggregate amount of (A) Monthly Rent under the Leases received into the Collection Account during the applicable DSCR Calculation Period, plus (B) any Servicer Advances made during such DSCR Calculation Period, less (C) the aggregate amount of (1) Operating Expenses, (2) any Servicer’s Fees, and (3) reimbursement of Servicer Advances pursuant to Section 2.07(c)(i) or Section 2.07(c)(ii), as applicable, over (ii) the aggregate amount of scheduled interest accrued on the Loans during such DSCR Calculation Period and any Derivative Obligations accrued during such DSCR Calculation Period (in each case, whether or not actually paid during such period), plus the aggregate amount of principal of the Loans scheduled to be paid on each Settlement Date occurring during such DSCR Calculation Period.

“DSCR Calculation Period” means, with respect to any DSCR Test Date, the trailing 6 month period ending on such DSCR Test Date.

“DSCR Cure” has the meaning set forth in Section 7.12(b)(ii).

“DSCR Failure” has the meaning set forth in Section 7.12(b)(i).

“DSCR Failure Period” means each period, if any, from the date on which a DSCR Failure occurs until the earlier of: (i) the date on which a DSCR Cure has been effected in respect of such DSCR Failure, and (ii) the occurrence of a DSCR Trigger Event in respect of such DSCR Failure.

“DSCR Minimum” means one point one five to one (1.15:1.00).

“DSCR Test Date” means (a) the six-month anniversary of the last day of the month in which the Closing Date occurs and (b) the last day of each third month thereafter.

“DSCR Trigger Event” means the occurrence of the event described in Section 7.12(b)(i).

“EEA Member Country” shall mean any member state of the European Union, Iceland, Liechtenstein and Norway.

“Eligible Assignee” means:
(i)any Lender or any Affiliate of a Lender;
(ii)any Approved Fund;
(iii)a commercial bank, insurance company, specialized lending fund (other than a hedge or distressed debt fund) or other financial institution, in each case, that is regularly engaged in making, purchasing, holding or otherwise investing in commercial loans approved by the Administrative Agent and having (together with its Affiliates) total assets in excess of $500,000,000; provided that so long as no Event of Default has occurred and is continuing, such Person must be approved by the Borrower (which approval shall not be unreasonably withheld or delayed); or
(iv)any other transferee that is not a Competitor of the Borrower in a transaction undertaken as part of a sale of all or substantially all of the business unit of the transferring Lender or pursuant to the directive of an entity having regulatory authority over the transferring Lender.

“Eligible Derivatives Creditor” means any of the following: (1) any bank which has both (x) a long-term unsecured debt rating of at least A- or better from S&P and (y) a short-term unsecured debt rating of A3 or better from S&P; or (2) any bank or other financial institution which is otherwise acceptable to the Administrative Agent.

“Eligible Lease” means, as of any date of determination, a Lease:

(i)which constitutes an operating lease in accordance with GAAP;

(ii)under which the Lessee is a Person (other than a natural Person) organized under the laws of the United States (or any state thereof or the District of Columbia), Canada (or any province thereof) or Mexico (or any state thereof) or otherwise approved in writing by the Administrative Agent as evidenced by the approval of the related Funding Package;

(iii)which provides for payment in Dollars;

(iv)which complies with all Applicable Laws of the jurisdiction in which it was originated;

(v)which represents the legal, valid and binding obligation of the Lessee thereunder, is enforceable against such Lessee in accordance with its terms (subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and to general equitable principles) and was duly executed by parties having legal capacity to do so;

(vi)which is not the subject of, and with respect to which there does not exist and are not overtly threatened, any actions, suits, investigations or legal, equitable or arbitrative or administrative proceedings against or adversely affecting the Borrower or the Servicer;

(vii)which has not been satisfied, subordinated or rescinded and remains in full force and effect;

(viii)in respect of which the Security Agreement is effective to create a valid and perfected first priority Lien in favor of the Collateral Agent, subject only to Permitted Liens; and

(ix)which, upon becoming a Portfolio Lease, shall not violate the Concentration Limits.

“Eligible Railcar” means, as of any date of determination any Railcar:

(i)that is leased to a third party pursuant to a Lease which is an Eligible Lease and is ready and available to operate as of such date in commercial service and otherwise perform the functions for which it was designed; and

(ii)which, upon becoming a Portfolio Railcar, shall not cause the violation of the Concentration Limits; and

(iii)in respect of which the Security Agreement is effective to create a valid and perfected first priority Lien in favor of the Collateral Agent, subject only to Permitted Liens.

“Environmental Laws” means any current or future legal requirement of any Governmental Authority pertaining to (i) the protection of health, safety, and the environment, (ii) the conservation, management, damage to or use of natural resources and wildlife, (iii) the protection or use of surface water and groundwater or (iv) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendment of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300f et seq., any analogous implementing or successor law, any comparable state, local and regional laws, and any amendment, rule, regulation, order or directive issued thereunder.

“Equity Equivalents” means with respect to any Person any rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Equity Interests of such Person or securities exercisable for or convertible or exchangeable into Equity Interests of such Person, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

“Equity Interests” means all shares of capital stock, partnership interests (whether general or limited), limited liability company membership interests, beneficial interests in a trust and any other interest or participation that confers on a Person the right to receive a share of profits or losses, or distributions of assets, of an issuing Person, but excluding any debt securities convertible into such Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Event of Default” has the meaning set forth in Section 9.01.

“Event of Loss”, with respect to any Portfolio Railcar, means any of the following events:

(i)during the term of any Lease with respect to such Railcar, such events with respect to such Railcar as are included in the definition of “Destroyed,” “Event of Loss,” “Total Loss,” or any equivalent term, as the case may be, in such Lease; and
(ii)when no Lease of such Railcar is in effect, any of the following events with respect to such Railcar:
(A)loss of such Railcar or the use of such Railcar for a period in excess of 180 days due to destruction of or damage to such property or any other casualty which renders repair uneconomic or which renders such property permanently unfit for normal use;
(B)any damage to such Railcar which results in the receipt of Casualty Proceeds by the Administrative Agent or the Collateral Agent with respect to such Railcar on the basis of an actual, constructive or compromised total loss;
(C)the theft or disappearance of such Railcar for a period in excess of 180 consecutive days;
(D)the confiscation, seizure of or requisition or taking of title to or other Condemnation of such Railcar by any Governmental Authority other than an instrumentality or agency of the United States whose obligations bear the full faith and credit of the United States, for a period of more than 365 consecutive days; or
(E)as a result of any law, rule, regulation, order or other action by the STB or other Governmental Authority having jurisdiction, use of such Railcar in the normal course of business of rail transportation is prohibited for a period of longer than 365 consecutive days.

provided that upon the earliest of (i) the date the Borrower or Servicer reasonably determines that no corresponding Lessee, insurance or other third party payment will be received in respect of such “Event of Loss”, (ii) the date that such payment is actually received (or, if directed by the Servicer to be deposited into the Substitution Account, the date that such payment, to the extent not used in a reinvestment, is released to the Collection Account) or (iii) the one-year anniversary of the date that the Borrower or Servicer has Knowledge that such “Event of Loss” has occurred, such Railcar shall be deemed to have suffered an “Event of Loss” and the Borrower or Servicer will identify and designate such Railcar as an “Event of Loss Unit” on the Monthly Report relating to the monthly period in which any of the foregoing occurs.

“Excepted Payments” means “excepted payments” or “excluded payments” (as such terms or similar terms are defined and used in any Portfolio Lease) payable to or for the benefit of the Borrower, the Servicer, the Administrative Agent, the Collateral Agent, any Derivatives Creditor or any Lender (or any similar party as defined and used in such Lease), including, without limitation, (i) proceeds of public liability insurance (or other insurance maintained by or on behalf of the Borrower for its own account) payable to or for the benefit of the Borrower or the Lessee (or governmental indemnities in lieu thereof), (ii) any indemnity payments or similar obligations to the extent such amounts are payable to or for the benefit any Person other than the

Borrower and (iii) any rights to enforce and collect the same, but in all cases excluding, without limitation, any indemnity payments or similar obligations not otherwise excluded from the “Collateral” under the Security Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Facility Party” means each of the Servicer and the Borrower, and “Facility Parties” means all of the foregoing.

“FATCA” means Sections 1471 through 1474 of the Code, any current and future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements (including enabling legislation) relating to the foregoing.

“Federal Funds Rate” means for any day the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent, on such day on such transactions as determined by the Administrative Agent.

“Follow-On Lease” has the meaning set forth in Section 6.13.

“FRA” means the Federal Railroad Administration Rules and Regulations, as such regulations are amended from time to time, or corresponding provisions of future regulations.

“Funding Losses” has the meaning set forth in Section 3.04.

“Funding Package” means with respect to each Railcar:

(i)a copy of all related Leases;

(ii)for each Railcar to be purchased by the Borrower a current (within 45 days) Independent Appraisal evidencing the Original Value of such Railcar;

(iii)the following information:

(A)the Manufacturer, type, model and car number;

(B)the Mark that is, or after acquisition by the Borrower will be, applicable to such Railcar and the identity of the registered holder of such Mark;

(C)the Lessee or proposed Lessee, if applicable;

(D)the Seller of the Railcar;

(E)the terms of the Lease or proposed Lease, if any, with respect to such Railcar, including, without limitation, the terms, Monthly Rent and Security Deposits (if any), return conditions and non-confidential information showing the basis for TILC’s decision to enter into the applicable Lease;

(F)search reports (or oral confirmation thereof) as of a recent date from all public offices (including, without limitation, the STB and the Office of the Registrar General of Canada) in which a filing or recording is required or would be effective to perfect a Lien on the interests of the Borrower or the applicable Seller in such Railcar and any related Lease; and

(G)if such Railcar is then subject to a Lien of record of any Person, information regarding all such Liens including, but not limited to, (A) the name of such lienholder, (B) a description of the collateral granted to such lienholder to secure each such Lien and (C) the payoff amount required to satisfy each such Lien; and

(iv)a memorandum addressed to the Administrative Agent and each Lender describing all material differences, if any, between such Lease and the applicable form of Lease attached hereto as Exhibit I-1 or I-2.

provided that to the extent one or more Lease Documents relating to a Railcar that is or is intended to be subject to a Lease that will become a Portfolio Lease on the Closing Date has not been executed at the time such Funding Package is delivered to the Administrative Agent, drafts of such documents may be included in such Funding Package, and provided, further, that if drafts of the foregoing are submitted, final versions of such documents must be received by the Administrative Agent at least three days prior to the Closing Date.

“GAAP” means at any time generally accepted accounting principles as then in effect in the United States, applied on a basis consistent (except for changes with which TILC’s independent public accountants have concurred) with the financial statements of TILC delivered to the Lenders on the Closing Date pursuant to Section 5.05(a).

“Governmental Authority” means any federal, state, local, provincial or foreign government, authority, agency, central bank, quasi-governmental or regulatory authority, court or other body or entity, and any arbitrator with authority to bind a party at law.

“Guaranty Obligation” means, with respect to any Person, without duplication, any obligation (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guarantying, intended to guaranty, or having the economic effect of guarantying, any Debt of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Debt or other obligation or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of such indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Debt of such other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Debt or (iv) to otherwise assure or hold harmless the owner of such Debt or obligation against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Debt in respect of which such Guaranty Obligation is made.

“Illegality Event” has the meaning set forth in Section 3.02.

“Increased Amount Date” has the meaning set forth in Section 2.14(a).

“Increased Cost” has the meaning set forth in Section 3.03(a).

“Indemnified Liabilities” has the meaning set forth in Section 11.05.

“Indemnified Taxes” has the meaning set forth in Section 3.01(a).

“Indemnitee” has the meaning set forth in Section 11.05.

“Independent Appraisal” means a document addressed to the Administrative Agent at the address for appraisals set forth in Schedule 11.01 executed by an Independent Appraiser setting forth the Appraised Fair Market Value of the Railcar or other item of equipment being appraised and the data and explanation, all in reasonable detail, supporting such Appraised Fair Market Value.

“Independent Appraiser” means Rail Solutions, Inc., or, in substitution of any of the foregoing appraiser, any independent railcar appraisal expert of recognized standing selected by the Administrative Agent in consultation with, and satisfactory to, the Borrower; provided that no such consultations with, or satisfaction of, the Borrower shall be required so long as a Default, a Servicer Replacement Event or an Event of Default shall have occurred and be continuing.

“Initial Portfolio Railcar” means an Eligible Railcar to be added to the Portfolio on the Closing Date (collectively, the “Initial Portfolio Railcars”).

“Initial Principal Amount” means $302,400,000.

“Insolvency Event” means any condition or event set forth in Section 9.01(g).

“Insurance Management Agreement” means the Insurance Management Agreement, substantially in the form of Exhibit H hereto, dated as of the date hereof between the Borrower and the Servicer.

“Interchange Rules” means the interchange rules and supplements thereto promulgated by the A.A.R., as in effect from time to time.

“Interest Period” means, with respect to each Loan made pursuant to this Agreement (i) initially, the period commencing on (and including) the Closing Date and ending on (but excluding) the first Settlement Date thereafter, and (ii) thereafter, the period from (and including) the last day of the immediately preceding Interest Period to (but excluding) the next succeeding Settlement Date; provided that the final Interest Period shall end on (and include) the Termination Date.

“Interpolated LIBOR” means, in relation to any Interest Period, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:
(i)the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period; and

(ii)the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period,

each as of 11:00 a.m. (London time) on the Quotation Day.
“Investment” in any Person means (i) the acquisition (whether for cash, property, services, assumption of Debt, securities or otherwise) of assets, Equity Interests, bonds, notes, debentures, time deposits or other securities of such other Person, (ii) any deposit with, or advance, loan or other extension of credit to or for the benefit of such Person (other than deposits made in connection with the purchase of equipment or inventory in the ordinary course of business) or (iii) any other capital contribution to or investment in such Person, including by way of Guaranty Obligations of any obligation of such Person, any support for a letter of credit issued on behalf of such Person incurred for the benefit of such Person or any release, cancellation, compromise or forgiveness in whole or in part of any Debt owing by such Person.
“Joinder Agreement” means each joinder agreement entered into to effect the New Term Loan Commitments in form and substance reasonably acceptable to the Borrower, the New Term Loan Lenders and the Administrative Agent.
“Knowledge” means (i) an individual will be considered to have “Knowledge” of a fact or matter if the individual is actually aware of the fact or matter; and (ii) an entity will be considered to have “Knowledge” of a fact or matter if any individual who is serving as a director, manager or senior executive officer (or, in the case of the Custodian, the Collateral Agent or the Depositary, a Responsible Officer) of that entity is, or was at any time while serving in such official capacity, actually aware of the fact or matter.
“Lead Arranger” means Crédit Agricole Corporate and Investment Bank in such capacity, and its successors and assigns.
“Lease” means, with respect to any Railcar, (i) any lease entered into by the Borrower, as lessor, and any and all supplements and amendments related thereto or (ii) any such lease transferred to the Borrower pursuant to a Sale Agreement. Any specified schedule to a master lease agreement identifying Railcar(s) thereto shall be considered to be a separate “Lease.”

“Lease Default” means the occurrence of any default (other than a default which has been waived in compliance with Section 7.14, excluding the proviso therein) under a Lease which is not or has not become, through the giving of notice and/or passage of time or otherwise, a Lease Event of Default.
“Lease Documents” means (i) each of the Leases and Sale Agreements and (ii) each other document, certificate or opinion delivered or caused to be delivered to or for the benefit of the Borrower pursuant thereto.
“Lease Event of Default” means any default (other than a default which has been waived with the specific written consent of the Administrative Agent under Section 7.14, excluding the proviso thereof) under a Lease which, through the giving of notice, the passage of time or otherwise, has become an “event of default” or similar term (as defined and used in such Lease) thereunder, it being the intention that a Lease Event of Default shall mean a default under a Lease as to which the cure period, if any, has expired or which has no cure period.
“Lease Notice Requirements” has the meaning set forth in Section 6.14(d).
“Lease Required Modification” has the meaning set forth in Section 6.08(b).
“Lender” means any Person listed on Schedule 1.01 and shown as having a Commitment and any Person that has advanced a Loan or an Eligible Assignee which thereafter acquires a Loan and Note (if any) hereunder in accordance with Section 11.06(b) and their respective successors.
“Lessee” means any lessee under any Lease.
“Lessee Consent” has the meaning set forth in Section 6.14(e).
“Lessee Consent Requirements” has the meaning set forth in Section 6.14(e).
“Lessee Consent Trigger Event” means the occurrence of the event described in Section 6.14(e).
“Lessee Notice” has the meaning set forth in Section 6.14(d).
“LIBOR” means:
(i)(A) in the case of the Interest Period commencing on the Closing Date (but only in the event such date does not fall on a Settlement Date), a rate equal to Interpolated LIBOR for such Interest Period, and (B) in the case of any other Interest Period or other relevant period, a rate per annum (calculated on the basis of a 360-day year and actual number of days elapsed) equal to the one-month rate determined by the Administrative Agent by reference to Screen Rate (or on any successor or substitute page thereof, or any successor service, providing quotations of interest rates applicable to Dollar deposits in the London interbank market comparable to those currently provided on such page) as of 11:00 a.m. (London time) (rounded upwards to the nearest 1/16 of 1%), on the day two London banking days prior to the first day of such relevant period; or

(ii)if the rate referenced in the preceding clause (i) above does not appear or is not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upwards to the next 1/16th of 1%) at which one-month deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Loans held by the Administrative Agent, as would be offered by the principal London offices of the Administrative Agent to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or

(iii)the rates referenced in the preceding clauses (i) and (ii) are not available or are not established for any reason for any Interest Period, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upwards to the next 1/16th of 1%) at which one-month deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Loans held by the Administrative Agent, as would be offered by the principal London offices of JPMorgan Chase Bank N.A., Credit Suisse AG, New York Branch and Deutsche Bank A.G., or such other banks as the Administrative Agent may specify, in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, provided that, if any such rate is below zero, LIBOR will be deemed to be zero.

“Lien” means, with respect to any asset, any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement or memorandum of lien under the Uniform Commercial Code or comparable laws of any jurisdiction), including the interest of a purchaser of accounts receivable, chattel paper, payment intangibles or promissory notes.

“Loan” has the meaning set forth in Section 2.01.

“Loan Documents” means this Agreement, the Notice of Borrowing, each Additional Collateral Certificate, each Qualifying Railcar Replacement Certificate, each Assignment and Acceptance, each Joinder Agreement, the Notes and the Collateral Documents, each Derivatives Agreement, collectively, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto, in each case as the same may be amended, modified or supplemented from time to time.

“Loan-to-Value Ratio” means, as of any LTV Test Date, the ratio of (i) the aggregate outstanding principal amount of the Loans as of such LTV Test Date to (ii) the aggregate Appraised Fair Market Value of all Portfolio Railcars (based on the most recent Independent Appraisal conducted by the Independent Appraiser as of such LTV Test Date).

“LTV Cure” has the meaning set forth in Section 7.12(a)(ii).

“LTV Failure” has the meaning set forth in Section 7.12(a)(i).

“LTV Maximum Ratio” means (a) 82.5% from the Closing Date to and including the first anniversary of the Closing Date, (b) 81.5% after the first anniversary of the Closing Date to and including the second anniversary of the Closing Date, (c) 80.5% after the second anniversary of the Closing Date to and including the third anniversary of the Closing Date, (d) 79.5% after the third anniversary of the Closing Date to and including the fourth anniversary of the Closing Date, (e) 78.5% after the fourth anniversary of the Closing Date to and including the fifth anniversary of the Closing Date and (f) 77.5% thereafter.

“LTV Test Date” means each anniversary of the last day of the month in which the Closing Date occurs.

“LTV Trigger Event” means the occurrence of the event described in Section 7.12(a)(i).

“Mandatory Prepayment Amount” means, as of the relevant Mandatory Prepayment Date, with respect to:
(i)an Event of Loss, the sum of: (i) the product of (x) the Allocable Percentage related to the relevant Railcar(s) immediately prior to such date, multiplied by (y) the aggregate outstanding principal amount of the Loans as of such date, plus (ii) any Derivatives Termination Value payable in connection with or resulting from such Railcar(s) ceasing to be a Portfolio Railcar;

(ii)a Railcar Sale Trigger Event, the Allocable Debt attributable to the relevant Railcar(s) as of such date;

(iii)a Lessee Consent Trigger Event, the Allocable Debt attributable to the relevant Railcar(s) as of such date;

(iv)a Utilization Trigger Event, an LTV Trigger Event or a DSCR Trigger Event, the aggregate outstanding principal amount of the Loans as of such date; and

(v)a Derivatives Trigger Event, either (A) an amount such that, if a partial prepayment of the Loans had been made immediately prior to the occurrence of the Derivatives Trigger Event, such Derivatives Trigger Event would not have occurred, or (B) if such Derivatives Trigger Event would have occurred notwithstanding any such prepayment, the aggregate outstanding principal amount of the Loans as of such date, provided that, in the case of clauses (i) to (v)(A) above, if the payment of such amount would result in a Default or Mandatory Prepayment Event, such Mandatory Prepayment Amount shall be increased to the extent required to prevent such Default or Mandatory Prepayment Event from occurring.
“Mandatory Prepayment Date” means, with respect to:

(i)an Event of Loss, the first Settlement Date falling after the date on which any loss proceeds are first received under the insurances from A.A.R. or otherwise in respect of such Event of Loss;

(ii)a Railcar Sale Trigger Event, the date such event occurred as set forth in Section 7.05(b)(ii);

(iii)an LTV Trigger Event, the date such event occurred as set forth in Section 7.12(a)(i);

(iv)a DSCR Trigger Event, the date such event occurred as set forth in Section 7.12(b)(i); and

(v)a Utilization Trigger Event, the date such event occurred as set forth in Section 7.12(c);

(vi)a Derivatives Trigger Event, the date falling 30 days after the date on which the Borrower notifies the Administrative Agent pursuant to Section 6.01(g), or the Administrative Agent notifies the Borrower, as applicable, of the occurrence of such event;

(vii)a Lessee Consent Trigger Event, the date such event occurred as set forth in Section 6.14(e).

“Mandatory Prepayment Event” means the occurrence of any of the following: (i) an Event of Loss, (ii) a Railcar Sale Trigger Event, (iii) a Utilization Trigger Event, (iv) an LTV Trigger Event, (v) a DSCR Trigger Event, (vi) Derivatives Trigger Event, or (vii) a Lessee Consent Trigger Event.

“Manufacturer” means the relevant manufacturer of each Railcar.

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Marks” means identification marks of Railcars.

“Marks Company” means Trinity Marks Company, a Delaware statutory trust, and its successors.

“Marks Company Delaware Trustee” means Wilmington Trust Company, in its capacity as Delaware trustee for the Marks Company, and its successor or successors in such capacity.

“Marks Company Interests” means all beneficial interests, including, without limitation all special units of beneficial interests, now or hereafter issued to or for the benefit of the Borrower representing the right of the Borrower to receive payments of all Railroad Mileage Credits received by the Marks Company in respect of Portfolio Railcars.

“Marks Company Servicing Agreement” means the Management and Servicing Agreement dated as of May 17, 2001 between TILC and the Marks Company, as amended by the

First Amendment to the Management and Servicing Agreement, dated as of December 28, 2001, between TILC and the Marks Company.

“Marks Company Trust Agreement” means the Second Amended and Restated Marks Company Trust Agreement dated as of May 17, 2001 between TILC, as Settlor, UTI Trustee and Initial Beneficiary, and Wilmington Trust Company, as Delaware Trustee.

“Material Adverse Effect” means (i) any material adverse effect upon the operations, business, properties or condition (financial or otherwise) of the Borrower (after taking into account any applicable insurance and any applicable indemnification (to the extent the provider of such insurance or indemnification has the financial ability to support its obligations with respect thereto and is not disputing or refusing to acknowledge the same)), (ii) a material adverse effect on the ability of the Borrower to consummate the transactions contemplated hereby to occur on the Closing Date, (iii) a material impairment of the ability of the Borrower to perform any of its obligations under any Transaction Document or (iv) a material impairment of the rights and benefits of the Lenders under any Loan Document.

“Maturity Date” means the seventh (7th) anniversary of the Closing Date.

“Maximum New Term Loan Commitment Amount” means $600,000,000 less the Initial Principal Amount.

“Measuring Period”, as determined with respect to any Settlement Date, means the period from the second preceding Calculation Date to the then most recent Calculation Date; provided that the Measuring Period relating to the first Settlement Date shall be from May 15, 2017 to the Calculation Date immediately preceding such Settlement Date .

“Minimum Loan Amount” means $100,000,000.

“Modifications and Improvements Accounts” means the Modifications and Improvements Account established by the Depositary pursuant to the Depository Agreement.

“Monthly Rent” means the aggregate amount of scheduled monthly (or quarterly) rent payments actually paid by each Lessee under the applicable Lease plus the aggregate amount (if any) applied from Security Deposits to cover such rent payments; provided that if any Lease requires scheduled payments of rent other than on a monthly basis, an amount of such rent shall be allocated to each month on a pro rata basis for the purpose of determining the aggregate amount of “Monthly Rent.”

“Monthly Report” means a report by the Servicer in substantially the form of Exhibit A-5 hereto or such other form as may hereafter be agreed by the Servicer and the Administrative Agent (acting at the direction of the Supermajority Lenders), with appropriate insertions, or with such other changes as may be reasonably agreed to by the Administrative Agent (acting at the direction of the Supermajority Lenders).

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.

“Net Cash Proceeds” means:

(i)with respect to any Asset Disposition (other than pursuant to a Securitization), (A) the gross amount of cash proceeds (including the proceeds of any Condemnation Awards and Event of Loss but not including Casualty Proceeds (but including proceeds from a sale of a Railcar subject to a Casualty)) actually paid to or actually received by the Borrower in respect of such Asset Disposition (including any cash proceeds received as income or other proceeds of any noncash proceeds of any Asset Disposition as and when received), less (B) the sum of (x) the amount, if any, of all taxes (other than income taxes) (to the extent that the amount of such taxes shall have been set aside for the purpose of paying such taxes when due), and customary fees, brokerage fees, commissions, costs and other expenses (excluding all such fees, brokerage fees, commissions, costs and other expenses payable to any Affiliates of the Borrower other than as reimbursement for such amounts incurred for the benefit of the Borrower and paid by such Affiliates to unrelated third parties on behalf of the Borrower) that are incurred in connection with such Asset Disposition and are payable by the Borrower, but only to the extent not already deducted in arriving at the amount referred to in clause (i)(A) above, plus (y) appropriate amounts that must be set aside as a reserve in accordance with GAAP against any liabilities associated with such Asset Disposition; and

(ii)with respect to any Securitization, the gross amount of cash proceeds paid to or received by the Borrower in respect of the closing of such Securitization, net of underwriting discounts and commissions or placement fees, investment banking fees, legal fees, consulting fees, accounting fees and other customary fees and expenses directly incurred by the Borrower in connection therewith (other than those payable to any Affiliate of the Borrower).

“New Term Loan Advance Rate” means the lesser of: (i) the aggregate outstanding principal amount of the Loans divided by the aggregate of the most recent Independent Appraisal of each Portfolio Railcar (excluding, for the avoidance of doubt, the New Term Loan Railcars), expressed as a percentage, and (ii) 75.0% of the Aggregate Original Value of the New Term Loan Railcars.

“New Term Loan Commitment” has the meaning set forth in Section 2.14(a).

“New Term Loan Lender” has the meaning set forth in Section 2.14(a).

“New Term Loan Railcars” has the meaning set forth in Section 2.14(b).

“New Term Loans” has the meaning set forth in Section 2.14(c).

“Non-Railcar Partial Prepayment” has the meaning set forth in Section 2.07(a)(i).

“Non-U.S. Lender” has the meaning set forth in Section 3.01(d)(ii).

“Note” and “Notes” means, a promissory note, substantially in the form of Exhibit B hereto, evidencing the obligation of the Borrower to repay outstanding Loans, as such note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Notice of Borrowing” means a request by the Borrower for a Borrowing, substantially in the form of Exhibit A-2 hereto.

“Obligations” means, at any date, (i) all Credit Obligations and (ii) all Derivatives Obligations of the Borrower owed or owing to any Derivatives Creditor.

“OFAC” means the United States Department of Treasury, Office of Foreign Assets Control.

“Operating Expenses” means with respect to any period: (a) with respect to the Portfolio, (i) storage, maintenance, test runs, repossession (whether or not successful), reconfiguration, refurbishment, repair expenses, shipping fuel, upgrade and integration expenses related to the Railcars, incurred by the Borrower or the Servicer (in its capacity as Servicer under the Servicing Documents), including all expenses relating to compliance with Interchange Rules and including the fees and expenses of independent technicians and other experts retained for any of the foregoing purposes other than with respect to expenditures specifically agreed to be borne by the Servicer; (ii) insurance expenses related to the Portfolio Railcars, including all fees and expenses of insurance advisors and brokers; (iii) fees and expenses of independent advisors; (iv) outside legal counsel fees and expenses and other professional fees and expenses (A) related to litigation concerning any Railcar, (B) related to negotiations, documentation, legal opinions and other legal assistance normally requested by a lessor in connection with leasing a Railcar, (C) related to any actual or proposed amendment, workout, forbearance, repossession, foreclosure or other remedial action relating to any Railcar or (D) related to out of the ordinary course of business situations; (v) all amounts (including indemnities) payable by the Borrower pursuant to any Lease or termination thereof, or amounts payable by the Borrower pursuant to the sale of a Railcar; (vi) sales, use, property and other taxes (including any of those which may have been paid by Servicer on behalf of any of the Borrower) payable in connection with the sale or lease of any Portfolio Railcar by or on behalf of the Borrower or otherwise payable by the Borrower, but excluding any sales, use, property or other taxes payable by the Seller under the Purchase and Contribution Agreement; (vii) remarketing expenses and broker fees in connection with the actual or potential sale or lease of any Railcar, (viii) additional delivery expenses for any Railcar, to the extent that the actual delivery expenses for such Railcar exceed the estimated delivery expense amount included in the purchase price paid for any Railcar under the relevant Sale Agreement (to the extent that the estimated delivery expense amount included in such purchase price for any Railcar exceeds the actual delivery expense amount for such Railcar, such excess amount shall be deducted from the total “Operating Expenses”), (ix) Required Modifications and the amount of modifications and improvements permitted to be funded under Section 6.08 (but excluding Optional Modifications) and (x) any Servicer Reimbursable Expenses, and (b) all other fees, costs and operating expenses of the Borrower including all day-to-day expenses and all capital costs, in each case to the extent actually incurred by the Borrower or the Servicer during such period.

“Operating Expenses Account” means the “Operating Expenses Account” established by the Depository pursuant to the Depository Agreement.

“Optional Modification” has the meaning set forth in Section 6.08(d).

“Original Value” means,

(i)with respect to any Railcar that is an Initial Portfolio Railcar, the Appraised Fair Market Value of such Railcar as set forth in the Independent Appraisal provided as contemplated by Section 4.02(l); and

(ii)with respect to any Replacement Railcar or additional Eligible Railcar as contemplated by Section 7.12(a) or Section 7.12(b), the Appraised Fair Market Value of such Railcar as set forth in the Independent Appraisal provided in accordance with Section 7.05, Section 7.12(a) or Section 7.12(b), as applicable.

provided, however, (a) on and after an Event of Loss with respect to a Railcar, its Original Value will be deemed to be zero and (b) on and after the 60th day after the date in which the Servicer or the Borrower first has Knowledge of a Casualty with respect to a Railcar, its Original Value will either be deemed to be zero unless prior to such 60th day the Borrower has restored the Railcar either (i) to its previous utility and economic useful life or (ii) to qualify for use in interchange in accordance with the Interchange Rules (provided, for purposes of this clause (ii), that the Lessee under the applicable Lease for such Railcar has no right to abate monthly rent at such time).
“Organization Documents” means: (i) with respect to any corporation, the certificate or ARTICLEs of incorporation and the bylaws; (ii) with respect to any limited liability company, the certificate of formation (or ARTICLEs of organization, as the case may be) and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state or other jurisdiction of its formation, in each case as amended from time to time.
“Other Taxes” has the meaning set forth in Section 3.01(b).
“Parent Security Agreement” means the Parent Security Agreement, dated as of the date hereof, between TILC, the Collateral Agent and the Administrative Agent, including the joinder relating thereto given by the Borrower.
“Part” or “Parts” means all appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature, which may from time to time be installed on, incorporated in or attached to, a Railcar and, so long as such items remain subject to this Agreement, all such items which are subsequently removed therefrom and which are owned by the Borrower.
“Participant Register” has the meaning set forth in Section 11.06(e).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended and supplemented from time to time.
“Pension Plan” means an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute.
“Per Diem Lease” means the Lease of a Railcar, rental payments under which are hourly, based on distance, or per trip.
“Perfection Certificate” means a certificate, substantially in the form of Exhibit E to this Agreement, completed and supplemented with the schedules and attachments contemplated thereby to the satisfaction of the Administrative Agent and duly executed by a Responsible Officer of each of the Servicer and the Borrower.
“Permit” means any license, permit, franchise, right or privilege, certificate of authority or order, or any waiver of the foregoing, issued or issuable by any Governmental Authority.
“Permitted Discretionary Exchange” has the meaning set forth in Section 7.05(a).
“Permitted Discretionary Sale” means a sale or exchange of one or more Railcars (including a sale to a Lessee pursuant to a Lessee purchase option in the applicable Lease) in which:
(i)at the time of such sale or exchange, no Event of Default has occurred and is continuing (unless this clause (i) is waived by the Required Lenders); provided, however, the Borrower may continue to undertake sales of Railcars to Lessees pursuant to a Lessee purchase option in the applicable Lease;

(ii)each Replacement Railcar (if any) is a Qualifying Replacement Railcar;

(iii)the Net Cash Proceeds with respect to any such sale (other than a sale to a Lessee pursuant to a Lessee purchase option in the applicable Lease) (A) is paid by the purchaser of such Railcar(s) directly into the Collection Account, and (B) are equal to or greater than the aggregate of (x) the Mandatory Prepayment Amount and the Prepayment Premium (if any) applicable to a Railcar Sale Trigger Event relating to such sale or exchange, and (y) all other amounts that would be required to partially prepay the Loans pursuant to Section 2.08(b) in the event such Railcar Sale Trigger Event occurs;

(iv)after giving effect to such sale or exchange, there is no (A) violation of the Concentration Limits, (B) LTV Failure, (C) DSCR Failure, (D) Utilization Failure or (E) Derivatives Trigger Event;

(v)(a) the Borrower delivers to the Administrative Agent, with respect to each Replacement Railcar (if any), the Funding Package and (b) the Supplemental Conditions shall have been satisfied or waived with respect thereto;

(vi)the consideration therefor is either cash or, in the case of an exchange of the Relinquished Railcar(s), Qualifying Replacement Railcar(s);

(vii)in respect of any Permitted Discretionary Sale not constituting a Permitted Discretionary Exchange, the Borrower shall have provided a prepayment notice in accordance with, and in compliance with the requirements of, Section 2.06(a); and

(viii)in respect of any Permitted Discretionary Sale not constituting a Permitted Discretionary Exchange, the aggregate outstanding principal amount of the Loans is not less than amount which, if a Mandatory Prepayment Event that would result from a Railcar Sale Trigger Event were to occur, and after giving effect to such prepayment, would reduce the aggregate outstanding principal amount of the Loans to less than the Minimum Loan Amount.

“Permitted Liens” means with respect to any Portfolio Railcar: (i) the Liens granted by the Borrower to the Collateral Agent under the Loan Documents; (ii) the respective rights of a Lessee under the Lease with respect to such Railcar; (iii) Liens for Taxes payable by the Borrower either not yet due or being contested in good faith by appropriate proceedings diligently conducted so long as such proceedings do not involve any imminent danger of the sale, forfeiture or loss of such Railcar or any interest therein; (iv) materialmen’s, suppliers’, mechanics’, workmen’s, repairmen’s, employees’ or other like Liens arising in the ordinary course of business for amounts the payment of which is either not yet delinquent or is being contested in good faith by appropriate proceedings diligently conducted so long as such proceedings do not involve any imminent danger of the sale, forfeiture or loss of such Railcar or any interest therein; (v) Liens arising out of judgments or awards against the Borrower that do not give rise to any Default or Event of Default and with respect to which there shall have been secured a stay of execution pending appeal or review; and (vi) customary salvage and similar rights of insurers under policies of insurance maintained with respect to the Collateral.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a trust or an unincorporated association or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Physical Inspection Report” means with respect to each Railcar, a physical inspection report of the Independent Appraiser or such other independent inspector mutually acceptable to the Borrower and the Administrative Agent, which report shall set forth, among other things, the total number of hours and miles with respect to such Railcar.

“Portfolio” means, collectively, all of the Portfolio Railcars and the Portfolio Leases.

“Portfolio Lease” means a Lease with respect to a Portfolio Railcar (collectively, the “Portfolio Leases”).

“Portfolio Railcar” means, from time to time, each Railcar which is owned by the Borrower and which has been funded or refinanced in whole or in part by Loans hereunder or included as an Initial Portfolio Railcar, a Replacement Railcar or otherwise added to the Portfolio in accordance with Section 7.05 or Section 7.12, but excluding, at such time, any

Railcar that is no longer subject to the Lien of the Collateral Documents (collectively, the “Portfolio Railcars”).

“Prepayment Premium” means, with respect to Loans to be prepaid:

(i)an amount equal to 1.00% of the aggregate amount of Loans prepaid or to be prepaid during the period from the Closing Date to but excluding the first anniversary thereof; and

(ii)zero at any time on or after the first anniversary of the Closing Date.

“Protected Party” means, without duplication of any Person in a particular capacity, the Administrative Agent, the Collateral Agent, the Custodian, the Depositary, the Servicer, the Lead Arranger, each Creditor and any participant, successor or permitted assign of any thereof.

“Purchase and Contribution Agreement” means the Purchase and Contribution Agreement, substantially in the form of Exhibit J hereto, among TILC, TRLWT and the Borrower.

“Qualifying Replacement Railcar” means a Railcar or Railcars (in the aggregate) (i) the Aggregate Original Value of which must at least equal the aggregate of the Appraised Fair Market Value set forth in the most recent Independent Appraisal of the Relinquished Railcars at its or their time of exchange or sale, respectively, (ii) that must be under Lease (A) with a remaining lease term of equal to or greater than of the remaining lease term of the Lease with respect to the Relinquished Railcar being sold and (B) which provides for monthly lease rate factor of equal to or greater than the monthly lease rate factor of the Lease with respect to the Relinquished Railcar being sold and (iii) purchased from any of Trinity, TILC, TRLWT or any other Affiliate of Trinity; provided that, for the purposes of clause (ii) above, with respect to an exchange of more than one Railcar, the remaining lease term and monthly lease rate factor criteria shall be calculated using average values, based on the weighted Aggregate Original Value thereof (in the case of the Replacement Railcars) or on the aggregate of the Appraised Fair Market Value set forth in each most recent Independent Appraisal (in the case of the Relinquished Railcars).

“Qualifying Replacement Railcar Certificate” means a certificate substantially in the form of Exhibit A-6 hereto, with appropriate insertions and deletions or with such other changes as may be reasonably agreed to by the Administrative Agent, and which certificate contains a description of the Railcars and related Leases which are to become Portfolio Railcars and Portfolio Leases in connection with a Permitted Discretionary Sale.

“Quarterly Compliance Certificate” has the meaning set forth in Section 6.01(i).

“Quotation Day” means, in relation to any period for which LIBOR is to be determined, two Business Days before the first day of that period.

“Railcar” means a covered hopper car, tank car, boxcar, flat car or other railcar or unit of railroad rolling stock (other than a locomotive), including (i) any and all Parts relating thereto and (ii) any Replacement Railcars and any and all Parts relating thereto, together with any and all accessions, additions, improvements and replacements from time to time incorporated or installed in any item thereof and together with all options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights and indemnifications relating to any of the foregoing.

“Railcar Documentation” means with respect to each Railcar, (i) the documents (including microfilm), data, manuals, diagrams and other written information originally furnished by the Manufacturer and/or the Seller thereof on or about the Closing Date, (ii) the documents, records, logs and other data maintained (or required to be maintained) in respect of the Railcars pursuant to the terms of Leases related to such Railcars during the term of such Leases, (iii) the documents, records, logs and other data maintained (or required to be maintained) in respect of the Railcars pursuant to any Applicable Law and (iv) the documents, records, logs and other data maintained (or recommended to be maintained) in respect of the Railcars pursuant to the applicable Manufacturer’s recommendations.

“Railcar Partial Prepayment” has the meaning set forth in Section 2.07(a)(ii).

“Railcar Portfolio Data Set” means the data set (whether in .xlsx format, .pdf, or other format) describing each Railcar and Lease to be added to the Portfolio on the Closing Date.

“Railcar Sale Trigger Event” means the occurrence of the event described in Section 7.05(b)(ii).

“Railroad Mileage Credits” means the mileage credit payments made by the railroads under their applicable tariffs to the owner of the Marks on the Railcar.

“Register” has the meaning set forth in Section 11.06(d).

“Regulation O, T, U or X” means Regulation O, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as amended, or any successor regulation.

“Related Document Inspection” has the meaning set forth in Section 6.11(a).

“Related Documents” has the meaning set forth in Section 6.11(a).

“Relinquished Railcar” means any Railcar in the Portfolio (i) which is sold in a Permitted Discretionary Sale or (ii) the Lien of the Collateral Documents in respect of which has been released.

“Replacement Railcar” means any Railcar which has replaced a Railcar in the Portfolio in accordance with the terms of the Loan Documents.

“Required Lenders” means, collectively, the Lenders whose aggregate Credit Exposure (as hereinafter defined) constitutes more than fifty percent (50%) of the Credit Exposure of all Lenders at such time.

“Required Modification” has the meaning set forth in Section 6.08(c).

“Required Principal Payment Amount” means, with respect to each Settlement Date, an amount equal to one-twelfth of 5.00% per annum of the aggregate principal amount of the Loans advanced on the Closing Date.

“Resolution Authority” shall mean anybody which has the authority to exercise any Write-down and Conversion Powers.

“Responsible Officer” means, (i) with respect to any Person other than the Borrower, the Custodian, the Collateral Agent or the Depositary, the chief financial officer or chief accounting officer, the president, any vice president, treasurer or assistant treasurer of such Person (or, in the case of a Person which is a partnership, limited liability company or trust, any such officer of the general partner, manager, managing member, trustee or Person performing similar management functions in respect thereof), (ii) with respect to the Borrower, the chief financial officer, chief accounting officer, the president, any vice president, treasurer or assistant treasurer of TILC, in its capacity as the managing member of the Borrower, and (iii) with respect to the Custodian, the Collateral Agent or the Depositary, any officer within the Corporate Trust Services department having direct responsibility for the administration of this Agreement, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer’s knowledge of and familiarity with the particular subject. Any document delivered hereunder that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any class of Equity Interests or Equity Equivalents of the Borrower, now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Equity Interests or Equity Equivalents of the Borrower, now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any class of Equity Interests or Equity Equivalents of the Borrower, now or hereafter outstanding, and (iv) any loan, advance, tax sharing payment or indemnification payment to, or investment in, any Affiliate of the Borrower.

“S&P” means Standard & Poor’s Ratings Group, a division of Standard & Poor’s Financial Services LLC, a New York corporation, and its successor or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.

“Sale Agreements” means, with respect to any Railcar and related Lease, if applicable, the applicable Purchase and Contribution Agreement, or such other agreement or agreements, in each case in form and substance acceptable to the Administrative Agent in its reasonable discretion, between the applicable Seller thereof and the Borrower as shall provide for the purchase of such Railcar and the assignment of the related Lease, if applicable, by the Borrower.

“Sanctions” has the meaning set forth in Section 5.26(a).

“Sanctions Laws” has the meaning set forth in Section 5.26(a).

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars and the period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Lenders and (subject to no Event of Default continuing) with the agreement of the Borrower (such agreement not to be unreasonably withheld or delayed).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securitization” means any asset-backed offering sponsored by the Borrower, Trinity and/or their Affiliates, and involving all or any of the Portfolio Railcars and Portfolio Leases.

“Security Agreement” means the Security Agreement, dated as of the date hereof, between the Borrower, the Collateral Agent, the Custodian and the Administrative Agent, including each supplement relating thereto.

“Security Deposit” means any cash held by or for the benefit of the Borrower as a “security deposit” (or other similar term) pursuant to any Lease.

“Seller” means the “seller” under any Sale Agreement.

“Servicer” means Trinity Industries Leasing Company, a Delaware corporation.

“Servicer Advances” means any advance (other than any advance giving rise to Servicer Reimbursable Expenses) made by the Servicer (from time to time in the Servicer’s sole discretion) to the Borrower in respect of one or more delinquent Lease payments which the Servicer determines will ultimately be recoverable, such advance to be deposited in the Collection Account on any Settlement Date or otherwise immediately after any distribution pursuant to Section 2.07(c)(i) on such Settlement Date. Outstanding Servicer Advances shall bear interest at a rate per annum equal to the Applicable Rate and shall be repaid on each Settlement Date in the order of priority of payments set forth in the applicable provisions of Section 2.07(c).

“Servicer Reimbursable Expenses” means any Operating Expenses properly incurred by the Servicer on behalf of the Borrower in accordance with the terms hereof and of the Servicing Agreement.

“Servicer Replacement Event” means a “Servicer Replacement Event” as defined in the Servicing Agreement.

“Servicer’s Fee” shall have the definition set forth in Section 5.02 of the Servicing Agreement.

“Servicing Agreement” means the Operation, Maintenance, Servicing and Remarketing Agreement, substantially in the form of Exhibit G hereto, dated as of the date hereof, between the Borrower and the Servicer.

“Servicing Documents” means the Servicing Agreement, the Insurance Management Agreement, the Administrative Services Agreement and the Marks Company Servicing Agreement, collectively.

“Settlement Date” means the 15th calendar day of each calendar month occurring after the last day of the calendar month in which the Closing Date falls; provided that if such day is not a Business Day, the applicable “Settlement Date” shall be the next succeeding Business Day.

“Solvent” means, with respect to any Person as of a particular date, that on such date (i) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (v) the aggregate fair saleable value (i.e., the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for the assets in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions) of the assets of such Person will exceed its debts and other liabilities (including contingent, subordinated, unmatured and unliquidated debts and liabilities). For purposes of this definition, “debt” means any liability on a claim, and “claim” means (i) a right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (ii) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right is an equitable remedy, is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

“STB” means the United States Surface Transportation Board and its successors.

Subsidiary” means with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, more than 50% of the total voting power of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or business entity other than a corporation, more than 50% of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have more than 50% ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated more than 50% of partnership, association or other business entity gains or losses or shall be or control the managing director, manager or a general partner of such partnership, association or other business entity.

“Substitution Account” means the Substitution Account established by the Depositary pursuant to the Depository Agreement.

“Supermajority Lenders” means the Lenders whose aggregate Credit Exposure (as hereinafter defined) constitutes at least sixty-six and two thirds percent (66 2/3%) of the Credit Exposure of all Lenders at such time.

“Supplemental Agreement” means the Supplemental Agreement (CCAAA), dated on or about the Closing Date, among the Borrower, the Collateral Agent, TILC and Wilmington Trust Company, as Account Collateral Agent.

“Supplemental Conditions” means: (i) in respect of any Follow-On Leases pursuant to Section 6.13, paragraphs (i), (m)(ii), (n), (w)(vi) and (z) of Section 4.02 or (ii) in respect of any Replacement Railcar pursuant to any Permitted Discretionary Sale or additional Railcar to be added to the Portfolio pursuant to Section 7.12, paragraphs (c) (with the reference therein to “the making of a Loan” being deemed to be a reference to “the applicable Permitted Discretionary Sale or additional Railcar”), (f), (h), (i), (l), (m)(i), (m)(ii), (n), (o), (t), (v), (w), (x), (y), (z), (aa), (bb), (ff) and (gg) of Section 4.02, in each case, as if references therein to the “Initial Railcar Portfolio”, “Lease” and the “Closing Date” were instead references to each such Replacement Railcar or additional Railcars, each Lease relating thereto or the applicable Follow-On Lease and the effective date relating thereto, provided that, the condition set forth in paragraph (v) in respect of the provision of one or more legal opinions need only be satisfied on reasonable request of the Administrative Agent.

“Taxes” has the meaning set forth in Section 3.01.

“Termination Date” means the date on which all outstanding Debt of the Borrower has been paid in full.

“Test Date” means an LTV Test Date or a DSCR Test Date, as the context requires.

“TILC” means Trinity Industries Leasing Company, a Delaware corporation.

“Transaction Documents” means the Loan Documents and the Servicing Documents, collectively.

“Treasury Regulations” means the regulations, including temporary and proposed regulations, promulgated by the United States Department of Treasury with respect to the Code, as such regulations are amended from time to time, or corresponding provisions of future regulations.

“Trigger Event” means a Utilization Trigger Event, an LTV Trigger Event, a DSCR Trigger Event or a Derivatives Trigger Event.

“Trinity” means Trinity Industries, Inc., a Delaware corporation.

“TRLWT” means Trinity Rail Leasing Warehouse Trust (formerly known as Trinity Rail Leasing Trust II), a Delaware statutory trust.

“United States” means the United States of America, including the States and the District of Columbia but excluding its territories and possessions.

“U.S. Lender” has the meaning set forth in Section 3.01(d)(i).

“Utilization Failure” has the meaning set forth in Section 7.12(c).

“Utilization Ratio” means, as of any time, the ratio of (i) the number of Portfolio Railcars subject to an Eligible Lease to (ii) the total number of Portfolio Railcars.

“Utilization Trigger Event” means the occurrence of the event described in Section 7.12(c).

“Write-down and Conversion Powers” means: (a) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and (b) in relation to any other applicable Bail-In Legislation, any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02Computation of Time Periods and Other Definitional Provisions. For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. All references to time herein shall be references to Eastern Standard time or Eastern Daylight time, as the case may be, unless specified otherwise. References in this Agreement to ARTICLEs, Sections, Schedules, Appendices or Exhibits shall be to ARTICLEs, Sections, Schedules, Appendices or Exhibits of or to this Agreement unless otherwise specifically provided. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.

ARTICLE II

THE CREDIT FACILITY

SECTION 2.01Commitment to Lend. Each Lender severally agrees, subject to the Administrative Agent’s determination that the terms and conditions of Sections 2.02 and 4.02 applicable to the Closing Date have been (a) satisfied or, (b) in all other cases, waived by the Administrative Agent and the Lenders, and on the other terms and conditions set forth in this Agreement, to make a loan (relative to a Lender, its “Loan”) to the Borrower equal to such Lender’s Commitment of the aggregate amount of the Borrowing of Loans to be made on the Closing Date pursuant to this Section 2.01 in a single Borrowing in order to fund the acquisition of Initial Portfolio Railcars and related Leases by the Borrower on the Closing Date. The Loans advanced on the Closing Date with respect to any Railcars and related Leases shall not:

(a)exceed the lesser of (A) the Initial Principal Amount and (B) the Advance Rate; and

(b)in the case of any Lender, exceed its Commitment.

Within the foregoing limits, the Borrower may borrow under this Section 2.01, repay, or, to the extent permitted or required by Section 2.07, prepay, Loans, but may not reborrow under this Section 2.01.

SECTION 2.02Procedures for Borrowing. (a) [Intentionally Omitted].

(b)Notice of Borrowing. The Borrower may, subject to the terms and conditions of this Agreement, borrow Loans on the Closing Date in respect of each such Initial Portfolio Railcar and related Lease which is an Eligible Lease. In such event, the Borrower shall have given the Administrative Agent a Notice of Borrowing, signed by a Responsible Officer of each of the Borrower and the Servicer, not later than 11:00 a.m. on the third Business Day prior to the date of the proposed Closing Date, specifying:

(i)the proposed Closing Date of the Borrowing, which shall be a Business Day no earlier than ten Business Days (or such shorter period as the Administrative Agent will permit) following receipt by the Administrative Agent of a complete Funding Package with respect to such Railcar, unless otherwise approved by the Administrative Agent;

(ii)the aggregate amount of the Borrowing; and

(iii)a description of each Initial Portfolio Railcar and the Eligible Lease(s) relating thereto to be pledged on the Closing Date.

The Borrower shall have also set forth in such Notice of Borrowing for each Lease in effect prior to the Closing Date a statement that, to the Knowledge of each of the Borrower and the Servicer, (i) the Lessee has made rent payments on time (giving effect to any applicable grace periods) under such Lease or, if not, a description of any late payments of which any Facility Party is aware during the one-year period (or shorter period, as applicable) prior to the date of such Notice of Borrowing and a summary description of any earlier such defaults, if any, of which the Borrower or Servicer is aware and (ii) no Lease Default or Lease Event of Default under such Lease has occurred during the one-year period (or shorter period, as applicable), prior to the date of such Notice of Borrowing or, if that is not the case, a description of any such Lease Default or Lease Event of Default of which the Borrower or Servicer is aware.

SECTION 2.03Notice to Lenders; Funding of Loans. (a) Notice to Lenders. Upon receipt of a Notice of Borrowing, the Administrative Agent shall notify each Lender of the Closing Date and of such Lender’s ratable share of the Loans referred to therein and the relevant details. On the Closing Date each Lender shall transfer an amount equal to its ratable share of the Loan to the Administrative Agent no later than 12:00 p.m. (New York time).

(b)Funding of Loans.

(i)The Administrative Agent shall, unless the Administrative Agent determines that any applicable condition specified in ARTICLE IV has not been, or will not be satisfied or waived on the Closing Date, by 2:00 p.m. (New York time) on the Closing Date, make the amount of such Borrowing available to the Borrower at the general deposit account(s) in the United States designated by the Borrower in immediately available funds in a wire transfer.

(ii)A Notice of Borrowing, once delivered to the Administrative Agent, shall be irrevocable and binding on the Borrower. Following such Notice of Borrowing, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill, on or before the proposed Closing Date specified in the Notice of Borrowing, the conditions set forth in Section 4.02, including any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or such funds acquired by the Lenders to fund the Loans to be made pursuant to this Section 2.03(b). Any such loss, cost or expense shall be paid in accordance with Section 2.07(c) after any Lender shall have furnished to the Borrower and the Administrative Agent, with reasonable supporting calculations, a notice specifying the amounts thereof.

(c)[Intentionally Omitted].

(d)Obligations of Lenders Several. The failure of any Lender to make a Loan required to be made by it as part of the Borrowing hereunder shall not relieve any other Lender of its obligation, if any, hereunder to make any Loan on the Closing Date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the Closing Date.

SECTION 2.04Evidence of Loans. (a) Lender Accounts. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)Administrative Agent Records. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)Evidence of Debt. The entries made in the accounts maintained pursuant to subsections (a) and (b) of this Section 2.04 shall be conclusive evidence (absent manifest error) of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(d)Notes. Notwithstanding any other provision of this Agreement, if any Lender shall request and receive a Note or Notes as provided in Section 11.06 or otherwise, then the Loans of such Lender shall be evidenced by a single Note substantially in the form of Exhibit B, and payable to the order of such Lender in an amount equal to the aggregate unpaid principal amount of such Lender’s Loans.

(e)Note Endorsements. Each Lender having a Note shall record the date and amount of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of its Note, endorse on the reverse side or on the schedule, if any, forming a part thereof appropriate notations to evidence the foregoing information with respect to each outstanding Loan evidenced thereby; provided that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under any such Note. Each Lender is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required. When the Borrower has paid a Note in full, such Lender will promptly return such Note to the Administrative Agent, who will return such Note to the Borrower, against receipt therefor, marked “PAID IN FULL”.

(f)Lost, Mutilated and Destroyed Notes, etc. If any Note issued to a Lender pursuant to this Agreement shall become mutilated, destroyed, lost or stolen, the Borrower shall, upon the written request of the holder of such Note, execute and deliver to the Administrative Agent, who shall endorse and deliver to the applicable Lender in replacement thereof a new Note, payable to the same holder in the same principal amount and dated the same date as the Note so mutilated, destroyed, lost or stolen. If the Note being replaced has become mutilated, such Note shall be surrendered to the Borrower for cancellation and if the Note being replaced has been destroyed, lost or stolen, the holder of such Note shall furnish to the Borrower such indemnification as may be required by the Borrower to hold the Borrower harmless and evidence reasonably satisfactory to the Borrower of the destruction, loss or theft of such Note and of the ownership thereof; provided, however, that if the holder of such Note is a Lender, the written undertaking of such Lender shall be sufficient indemnity for purposes of this Section 2.04(f).

SECTION 2.05Interest. (a) Rate of Interest. (i) Each Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the Applicable Rate for such day; provided that any change to the interest rate shall not take effect until the next succeeding Interest Period after such designation. Such interest shall be payable in arrears on each Settlement Date and on the Termination Date.

(ii)At any time during which an Event of Default has occurred and is continuing, each Loan shall bear additional interest (in addition to the interest payable pursuant to Section 2.05(a)(i)) on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the Default Margin and such accrued additional interest shall be aggregated on the last day of such Interest Period (all such aggregated additional interest, the “Aggregated Default Interest”).

(b)Determination and Notice of Interest Rates. The Administrative Agent shall determine each interest rate applicable to the Loans as provided in this Agreement. The Administrative Agent shall give prompt notice to the Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

SECTION 2.06Repayment and Maturity of Loans.

(a)Maturity Date. On the Maturity Date, the remaining principal balance of the Loans and all other Obligations under the Loan Documents shall become immediately due and payable.

(b)Repayment. On each Settlement Date, the Borrower shall pay to the Administrative Agent, for the account of each Lender, the Required Principal Payment Amount.

SECTION 2.07Prepayments and Distribution of Payments.

(a)Voluntary Prepayments.

(i)Non-Railcar Prepayments. The Borrower shall have the right on any Settlement Date to voluntarily prepay the Loans, either in whole or in part (each, a “Non-Railcar Partial Prepayment”); provided, however, that (A) no Event of Default shall have occurred and then be continuing, (B) each such partial prepayment shall be in a minimum principal amount equal to $5,000,000, (C) no Asset Disposition or release of the Lien of the Collateral Documents shall have occurred in connection with such Non-Railcar Partial Prepayment, and (D) immediately after any such partial prepayment (1) the aggregate outstanding principal amount of the Loans shall not be less than the Minimum Loan Amount, and (2) there shall be no Utilization Failure or no Derivatives Trigger Event, and no violation of the Concentration Limits.

(ii)Railcar Partial Prepayments. The Borrower shall have the right on any Settlement Date to voluntarily prepay the Loans either in whole or, on per Railcar basis, in part (each, a “Railcar Partial Prepayment”); provided, however, that (A) no Event of Default shall have occurred and then be continuing, (B) each Railcar Partial Prepayment shall be in a minimum principal amount equal to the Allocable Debt in respect of the Railcar relating to such Railcar Partial Prepayment, (C) the Borrower shall not be permitted to make any Railcar Partial Prepayment unless, prior to the release of the Lien of the Collateral Documents relating to the relevant Railcar(s) subject to and in accordance therewith, the Asset Disposition of such Railcar(s) (if any) complies in all respects with (and is not in violation of) the requirements for a Permitted Discretionary Sale and remaining requirements of Section 7.05, and (D) immediately after any Railcar Partial Prepayment (1) the aggregate outstanding principal amount of the Loans shall not be less than the Minimum Loan Amount, and (2) there shall be no Utilization Failure or no Derivatives Trigger Event, and no violation of the Concentration Limits.

(iii)In connection with all prepayments under this Section 2.07(a), the Borrower shall have given prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent by 10:00 a.m., at least five Business Days prior to the date of prepayment which is in no case fewer than three Business Days prior to the Settlement Date. Each notice of prepayment shall specify the prepayment date and the principal amount to be prepaid. Each notice of prepayment shall be irrevocable and shall commit the Borrower to prepay such Loans by the amount stated therein on the date stated therein. All prepayments under this Section 2.07(a) shall be accompanied by Prepayment Premium (if any), accrued interest on the principal amount being prepaid to the date of payment together with any (positive) Derivative Termination Value and other Derivative Obligations, Funding Losses and all other amounts, if any, then owing to each Creditor at such time.

(b)Mandatory Prepayments. Following the occurrence of a Mandatory Prepayment Event, the Borrower shall be required to prepay Loans in an amount equal to the applicable Mandatory Prepayment Amount on the applicable Mandatory Prepayment Date. All payments under this Section 2.07(b) shall be accompanied by, in the case of a Railcar Sale Trigger Event only, the Prepayment Premium (if any), and in all cases, accrued interest on the principal amount being prepaid to the date of payment together with any (positive) Derivative Termination Value and other Derivative Obligations, Funding Losses and all other amounts, if any, then owing to each Creditor at such time.

(c)Application of Payments and Prepayments. (i) Application on Each Settlement Date. Subject to Section 2.07(c)(ii), so long as no Event of Default has occurred and is continuing, on each Settlement Date, all amounts on deposit in the Collection Account as of the Calculation Date immediately preceding such Settlement Date shall be applied by the Depositary on such Settlement Date (or on any other date on which all outstanding Obligations are repaid and satisfied in full) in the following order of priority in accordance with the applicable Monthly Report (and, to the extent not contained in such Monthly Report, as directed in writing by the Administrative Agent):

first, to the Servicer, for distribution to the Lessees, if any, whose payments in respect of the applicable Leases are not made net of any Railroad Mileage Credits due and owing to such Lessee, an amount equal to the Railroad Mileage Credits due to such Lessee for which an allocation has not previously been made pursuant to this clause (or any corresponding clause of any other subsection in this Section 2.07(c)) as certified to the Administrative Agent by the Servicer not later than the Calculation Date immediately preceding such Settlement Date;

second, ratably (x) to reimburse or pay the Administrative Agent, the Collateral Agent, the Custodian and the Depositary for any tax, fees, expense, charge, indemnity or other loss incurred by any such Person (including, without limitation, reasonable attorneys fees and expenses and the fees and expenses of any person appointed by the Administrative Agent to replace the Servicer pursuant to the Servicing Agreement) in connection with the performance by the Administrative Agent, the Collateral Agent, the Custodian, the Depositary or any Lender of any of its obligations hereunder or under the other Loan Documents, and (y) to the reimbursement of the Lenders for any amounts paid by the Lenders to the Administrative Agent in compensation for fees and expenses incurred by the Administrative Agent as described in this clause second;

third, to the payment of the Servicer’s Fees payable on such Settlement Date, together with the aggregate amount of any Servicer’s Fees which were due and payable on any previous Settlement Date and remain unpaid;

fourth, an amount equal to the Operating Expenses (including any Servicer Reimbursable Expenses) actually incurred by the Borrower and/or the Servicer in the Measuring Period relating to such Settlement Date, to be paid to the Borrower or to be reimbursed to the Servicer;

fifth, to reimburse the Servicer for outstanding Servicer Advances, together with accrued interest thereon;

sixth, ratably (x) to the payment of accrued and unpaid interest (except for Aggregated Default Interest) on the Loans and (y) to the payment of Derivatives Obligations (other than for the payment of Derivatives Termination Value), if any, then due and payable, and (z) to the payment of all indemnities in respect of Indemnified Taxes, Other Taxes, stamp taxes, Funding Losses, increased costs referred to in Section 3.03, losses, costs and expenses referred to in Section 2.03(b), in each case with respect to the Protected Parties and other amounts, other than principal or interest on the Loans, payable to any Protected Party (other than the Servicer) in accordance with the Loan Documents;

seventh, ratably (x) to the Lenders, for the payment of the Required Principal Payment Amount and any Mandatory Prepayment Amount, and (y) to the Derivatives Creditors for the payment of Derivatives Termination Value;

eighth, to the Lenders, for the payment of any Prepayment Premium;

ninth, to the payment of the unpaid Aggregated Default Interest on the Loans;

tenth, ratably (x) to the Operating Expenses Account an amount determined by the Servicer to be prudent to establish a reserve for expected future Operating Expenses and future maintenance, improvements and modifications of Portfolio Railcars, and (y) to the payment of Optional Modifications and Lease Required Modifications; and

eleventh, unless such Settlement Date falls during any DSCR Failure Period (in which case any balance shall remain on deposit in the Collection Account until the succeeding Settlement Date), at the direction of the Borrower.

(ii)Application of Proceeds if an Event of Default has Occurred and is Continuing. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, if any Event of Default has occurred and for so long as it is continuing, all amounts on deposit in the Collection Account as of the Calculation Date immediately preceding such Settlement Date and all other payments or amounts received, held or realized by or for the benefit of the Administrative Agent, the Collateral Agent, the Custodian or the Depositary (including any amount realized by any such Person after the exercise of any remedy as set forth herein or in any other Loan Document and all proceeds of the Collateral), and all payments or amounts thereafter received by or for the benefit of the Administrative Agent, the Collateral Agent, the Custodian or the Depositary hereunder or under the Loan Documents shall be promptly applied by the Depositary in the following order of priority as directed in writing by the Administrative Agent:

first, to the Servicer, for distribution to the Lessees, if any, whose payments in respect of the applicable Leases are not made net of any Railroad Mileage Credits due and owing to such Lessee, an amount equal to the Railroad Mileage Credits due to such Lessee for which an allocation has not previously been made pursuant to this clause (or any corresponding clause of any other subsection in this Section 2.07(c)) as certified to the Administrative Agent by the Servicer not later than the Calculation Date immediately preceding such Settlement Date;

second, ratably (x) to reimburse or pay the Administrative Agent, the Collateral Agent, the Custodian and the Depositary for any indemnities, fees and expenses incurred by any such Person in connection with any Servicer Replacement Event or Event of Default and the exercise by the Administrative Agent, the Collateral Agent, the Custodian and the Depositary of any right or remedy hereunder (including, without limitation, the expenses of any sale, taking or other proceeding, reasonable attorneys’ fees and expenses, court costs, and any other expenditures incurred or expenditures or advances made by any such Person in the protection, exercise or enforcement of any right, power or remedy or any damages sustained by any such Person, liquidated or otherwise, upon such Servicer Replacement Event or such Event of Default, and the fees and expenses of any person appointed by the Administrative Agent to replace the Servicer pursuant to the Servicing Agreement) and not previously reimbursed or paid by the Lenders and (y) to the reimbursement of the Lenders for any amounts paid by the Lenders to the Administrative Agent, the Collateral Agent, the Custodian and the Depositary in compensation for the fees and expenses incurred by each such Person as described in this clause second;

third, to the payment of the Servicer’s Fees payable on such Settlement Date, together with the aggregate amount of any Servicer’s Fees which were due and payable on any previous Settlement Date and remain unpaid;

fourth, an amount equal to the Operating Expenses (including any Servicer Reimbursable Expenses) actually incurred by the Borrower and/or the Servicer in the Measuring Period in which the date of distribution pursuant to this Section 2.07(c)(ii) falls, to be paid to the Borrower or to be reimbursed to the Servicer;

fifth, to reimburse the Servicer for outstanding Servicer Advances, together with accrued interest thereon;

sixth, ratably (x) to the payment of accrued and unpaid interest (except for Aggregated Default Interest) on the Loans and (y) to the payment of Derivatives Obligations (other than for the payment of Derivatives Termination Value), if any, then due and payable, and (z) to the payment of all indemnities in respect of Indemnified Taxes, Other Taxes, stamp taxes, Funding Losses, increased costs referred to in Section 3.03, losses, costs and expenses referred to in Section 2.03(b), in each case with respect to the Protected Parties and other amounts, other than principal or interest on the Loans, payable to any Protected Party (other than the Servicer) in accordance with the Loan Documents;

seventh, ratably (x) to the Lenders, for the payment of all the outstanding principal amounts of the Loans (including, without limitation, any Prepayment Premium), and (y) to the Derivatives Creditors for the payment of Derivatives Termination Value;

eighth, to the payment of the unpaid Aggregated Default Interest on the Loans;

ninth, ratably (x) to the Operating Expenses Account an amount determined by the Servicer to be prudent to establish a reserve for expected future Operating Expenses and future maintenance, improvements and modifications of Portfolio Railcars, and (y) to the payment of Optional Modifications and Lease Required Modifications; and

tenth, at the direction of the Borrower.

(iii)Earnings on Cash Equivalents. Any earnings on Cash Equivalents shall constitute part of the Collateral and shall be applied in accordance with Section 2.07(c). Any losses resulting from any Cash Equivalents shall be for the Borrower’s account, and under no circumstances shall the Collateral Agent, the Depositary, the Administrative Agent or any Lender have any liability or responsibility therefor.
(iv)
SECTION 2.08Optional Replacement of Lenders (Non-Pro-Rata). If (a) any Lender or other Protected Party has demanded compensation or indemnification pursuant to Section 3.01, 3.03 or 3.05, or (b) the obligation of any Lender to fund its Loans at LIBOR has been suspended pursuant to Section 3.02, or (c) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 11.03 or any other provision of any other Loan Document requires the consent of all of the Lenders, the Borrower shall have the right, with the prior written consent of the Administrative Agent, to (i) remove such Lender and all related Protected Parties or (ii) replace such Lender and all related Protected Parties by causing the related Lender to assign its outstanding Loans and Notes (if any) to one or more existing Lenders or Eligible Assignees pursuant to Section 11.06. The replacement of a Lender pursuant to this Section 2.08 shall be effective on the tenth Business Day (the “Replacement Date”) following the date of notice of such replacement to the Lenders through the Administrative Agent, subject to the satisfaction of the following conditions:

(A)each replacement Lender and/or Eligible Assignee, and each Protected Party subject to replacement, shall have satisfied the conditions to an Assignment and Acceptance set forth in Section 11.06(b) and, in connection therewith, the replacement Lender(s) and/or Eligible Assignee(s) shall pay to each Protected Party subject to replacement an amount equal in the aggregate to the sum of (x) the principal of, and all accrued but unpaid interest on, its outstanding Loans and (y) all accrued but unpaid fees, if any, owing to it pursuant to any Loan Document; and

(B)the Borrower shall have paid to the Administrative Agent for the account of each replaced Protected Party an amount equal to all obligations owing to such replaced Protected Party by the Borrower pursuant to this Agreement and the other Loan Documents (other than those obligations of the Borrower referred to in clause (A) above).

In the case of the removal of a Protected Party pursuant to this Section 2.08, upon payment by the Borrower to the Administrative Agent for the account of the Protected Party subject to such removal of an amount equal to the sum of (i) the aggregate principal amount of all Loans held by such Protected Party and (ii) all accrued interest, fees and other amounts owing to such Protected Party hereunder, including, without limitation, all amounts payable by the Borrower to such Protected Party under ARTICLE III or Sections 11.05 and 11.06, such Protected Party shall cease to constitute a Protected Party hereunder; provided that the provisions of this Agreement (including, without limitation, the provisions of ARTICLE III and Sections 11.05 and 11.06) shall continue to govern the rights and obligations of a removed Protected Party with respect to any Loans made or any other actions taken by such removed Protected Party while it was a Protected Party.
SECTION 2.09[Intentionally Omitted].

SECTION 2.10Pro-rata Treatment. Except to the extent otherwise provided herein, the Borrowing, each payment or prepayment of principal of or interest on any Loan, each payment of fees and each conversion or continuation of any Loan, shall be allocated pro-rata among the relevant Lenders in accordance with the respective principal amounts of the outstanding Loans of such Lenders; provided that, in the event any amount paid to any Lender pursuant to this Section 2.10 is rescinded or must otherwise be returned by the Administrative Agent, each Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Corporate Base Rate plus two percent per annum.

SECTION 2.11Sharing of Payments. The Lenders agree among themselves that, except to the extent otherwise provided herein, if any Lender shall obtain payment in respect of any Loans or any other obligation owing to such Lender under this Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro-rata share of such payment as provided for in this Agreement, such Lender shall promptly pay in cash or purchase first, from the Lenders a participation in the Loans in such amounts received by any such Lender, and make such other adjustments from time to time, as shall be equitable to the end that all the Lenders share such payment in accordance with their respective ratable shares as provided for in this Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loans or other obligation in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 2.11 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 2.11 to share in the benefits of any recovery on such secured claim.

SECTION 2.12Payments, Computations, Proceeds of Collateral, Etc. (a) Unless otherwise expressly provided in a Loan Document, all payments by the Borrower to the Protected Parties pursuant to each Loan Document shall be made by the Borrower (or by its designee) to the Depositary for the pro rata account of the Protected Parties entitled to receive such payment or, at the direction of the Administrative Agent, directly to such Protected Parties. All payments shall be made without setoff, deduction (except for Taxes which are expressly addressed in Section 3.01) or counterclaim not later than 11:00 a.m. New York City time on the date due in Dollars in same day or immediately available funds to such account or accounts (if payment is to be made directly to the Protected Parties) as the Depositary shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Depositary for the pro rata account of the Protected Parties entitled to such payment on the next succeeding Business Day. In the event that a payment is made to Depositary for the pro rata account of the Protected Parties entitled to such payment, the Depositary shall promptly notify the Administrative Agent of its receipt of the same and remit in same day funds to each Protected Party its share, if any, of such payments received by the Depositary for the account of such Protected Party as specified in a written direction from the

Administrative Agent. Whenever any payment is to be made hereunder or under any Loan, or whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, such payment shall be made, and the last day of such Interest Period shall occur, on the next succeeding Business Day and interest at the Applicable Rate shall accrue on such amount from the original due date to such next Business Day; provided, that if such extension would cause the last day of such Interest Period to occur in a new calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.
(b)Distributions by the Depositary. Each distribution by the Depositary to the Protected Parties shall be made in accordance with Section 2.07. If and to the extent the Borrower shall not have so made a payment in full to any such Protected Party pursuant to clause (a) above but, notwithstanding the foregoing, such Protected Party receives full payment with respect to the amount then due to such Protected Party, such Protected Party shall, on demand by the Administrative Agent, repay such excess amount to the Depositary forthwith together with interest thereon, for each day from the date such amount is distributed to such Protected Party until the date such Protected Party repays such amount to the Depositary, at the Federal Funds Rate for the first three Business Days of such period and at the Applicable Rate thereafter until the date such Protected Party repays such amount to the Depositary, for distribution by the Depsoitary as directed in writing by the Administrative Agent.

(c)Computations. All computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days. Interest shall accrue and include the date of borrowing but exclude the date of payment.

SECTION 2.13Interest Rate Risk Management.

(a)No later than 30 days following the Closing Date (in the case of each Derivatives Agreement constituting a swap) or ten  Business Days following the Closing Date (in the case of each other Derivatives Agreement), the Borrower will enter into, and maintain in effect at all times until the earlier of (i) the Maturity Date or (ii) the Termination Date, one or more Derivatives Agreements with an aggregate notional balance equal to or exceeding 60% (but not, in respect of each Derivatives Agreement constituting a swap, more than 110%) of the then outstanding principal amount of the Loans, such requirement to be confirmed in writing in the Quarterly Compliance Certificate. Such Derivative Agreements shall provide that notional balances may be adjusted downward from time to time to reflect any prepayments of the Loans.

(b)All payments received from all such Derivatives Agreements shall be deposited directly into the Collection Account.

SECTION 2.14Incremental Facilities.

(a)The Borrower may by, written notice to the Administrative Agent (with a copy to the Lead Arranger), elect to request prior to the second anniversary of the Closing Date, the establishment of a new term loan commitment (the “New Term Loan Commitment”), by an amount not in excess of Maximum New Term Loan Commitment Amount in the aggregate and not less than the Minimum Loan Amount in the case of each such increase. Any such notice shall specify (i) the date (the “Increased Amount Date”) on which Borrower proposes that the

New Term Loan Commitment shall be effective, which shall be a date not less than ten Business Days after the date on which such notice is delivered to the Administrative Agent or such shorter period of time as consented to by the Administrative Agent and (ii) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Term Loan Lender”, as applicable) to whom the Borrower proposes any portion of such New Term Loan Commitment be allocated and the amounts of such allocations (or requests that the Administrative Agent identify and propose New Term Loan Lenders); provided that any Lender approached to provide all or a portion of the New Term Loan Commitment may elect or decline, in its sole discretion, to provide a New Term Loan Commitment; provided, further, that each Lender and other Person that the Borrower proposes to become a New Term Loan Lender must be reasonably acceptable to Administrative Agent.

(b)Such New Term Loan Commitments shall become effective as of such Increased Amount Date; provided that: (i) no Trigger Event, violation of any Concentration Limit, Default, Event of Default or Servicer Replacement Event shall exist on such Increased Amount Date before or after giving effect to such New Term Loan Commitment or the making of any New Term Loans (as defined below); (ii) the Borrower shall be required to use the proceeds of such New Term Loans to acquire additional Eligible Railcars (such additional Railcars, collectively, the “New Term Loan Railcars”) together with related Leases, each of which must be an Eligible Lease and in the aggregate have an average monthly lease rate factor of equal to or greater than the aggregate average monthly lease rate factor of the existing Portfolio Leases, and each such Railcar and each such Lease, as a condition to the making of any New Term Loan, shall be added to the Portfolio and become subject to the Lien of the Collateral Documents; (iii) the Borrower shall provide to the Lenders and the New Term Loan Lenders, prior to the Increased Amount Date, (A) a complete Funding Package for each New Term Loan Railcar, including Bills of Sale and the Independent Appraisal included within such Funding Package shall be issued and dated within 45 days prior to the Increased Amount Date, and (B) in respect of the Portfolio Railcars, an Independent Appraisal issued and dated within 45 days prior to the Increased Amount Date, (iv) the amount borrowed pursuant to the New Term Loans shall not, at the Increased Amount Date, exceed the New Term Loan Advance Rate, (v) both before and after giving effect to the making of any New Term Loans, each of the conditions set forth in Section 4.02 shall be satisfied, mutatis mutandis, with respect to the New Term Loans and the New Term Loan Railcar; (vi) the New Term Loan Commitments, as applicable, shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the New Term Loan Lender, as applicable, and Administrative Agent, and each of which shall be recorded in the Register and each New Term Loan Lender shall be subject to the requirements set forth in Section 3.01(d); (vii) Borrower shall make any payments required pursuant to Section 3.04 in connection with the New Term Loan Commitments; (viii) the Borrower shall deliver or cause to be paid any fees in favor of the Administrative Agent or any Lender, New Term Loan Lender or other Creditor in connection with the New Term Loan Commitment, and (ix) the Borrower shall deliver or cause to be delivered all legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction (such legal opinions and other documents to be substantially similar to the corresponding items described in Section 4.02).

(c)On any Increased Amount Date on which any New Term Loan Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender shall make a Loan to Borrower (the “New Term Loans”) in an amount equal to its

New Term Loan Commitment, and (ii) each New Term Loan Lender shall become a Lender hereunder with respect to the New Term Loan Commitment and the New Term Loans made pursuant thereto.

(d)The Administrative Agent shall notify the Lenders promptly upon receipt of Borrower’s notice of each Increased Amount Date and in respect thereof the New Term Loan Commitments and the New Term Loan Lenders, subject to the terms and conditions contemplated by this Section 2.14.

(e)The terms and provisions of the New Term Loan and New Term Loan Commitments shall be as set forth herein or in the Joinder Agreement. In any event (i) the maturity date of the New Term Loans shall be Maturity Date, (ii) the New Term Loans shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Applicable Rate; and (iii) all other terms of the New Term Loans and New Term Loan Commitments, if not consistent with the terms of the Loans must be reasonably acceptable to the Administrative Agent. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent to effect the provision of this Section 2.14.
ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

SECTION 4.01Taxes. (a) Payments Net of Certain Taxes. Any and all payments by the Borrower to or for the account of any Protected Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (collectively “Taxes”), excluding, in the case of each Protected Party (i) Taxes imposed on its net income, profits and franchise, branch profits, capital, doing business or net worth Taxes imposed on it, in each case by the jurisdiction under the laws of which such Protected Party is organized, is a resident for Tax purposes, has its applicable lending office or does business (unless such imposition is made by a jurisdiction other than one where such Protected Party is organized, Tax resident, or has its applicable lending office and is solely on account of such Protected Party being a party to, receiving a payment under, or enforcing, this Agreement or any other Loan Document), or any political subdivision thereof, and (ii) any U.S. federal withholding Taxes imposed under FATCA (all such non-excluded Taxes being hereinafter referred to as “Indemnified Taxes”), except as required by law. If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to any Protected Party, (i) subject to clauses (e), (f) and (g) of this Section 3.01, if such Tax is an Indemnified Tax, the sum payable shall be increased as necessary so that after making all required deductions and withholdings of Indemnified Taxes (including deductions and withholdings applicable to additional sums payable under this Section 3.01) such Protected Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and withholdings, and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with Applicable Law.

(b)Other Taxes. In addition, the Borrower agrees to pay any and all present or future stamp, documentary or excise Taxes or similar levies which arise from any payment made under this Agreement or any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c)Additional Taxes. The Borrower agrees to indemnify each Protected Party for the full amount of Indemnified Taxes imposed on any payment hereunder or under any other Loan Document and for Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01), in each case paid by such Protected Party and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto within 30 days after receipt of documentation reasonably evidencing the amount and nature of such payment.

(d)Tax Forms and Certificates.

(i)Each Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages thereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested by the Borrower, the Administrative Agent or the Depositary, or as required by law on or prior to the expiration of the form or certificate most recently provided, provide the Borrower, the Administrative Agent and the Depositary with true, complete and correct copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(ii)Each Lender that is not a U.S. Lender (each, a “Non-U.S. Lender”) shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages thereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested by the Borrower, the Administrative Agent or the Depositary, or as required by law on or prior to the expiration of the form or certificate most recently provided, provide the Borrower, the Administrative Agent and the Depositary with true, complete and correct copies of (a) Internal Revenue Service Form W-8BEN-E or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces to zero the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (b) any other form or certificate required by any United States taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Code), certifying that such Lender is entitled to a complete exemption from tax on payments pursuant to this Agreement or any of the other Loan Documents or (c) or to the extent such Non-U.S. Lender is not the beneficial owner, duly completed copies of IRS Form W-8IMY accompanied by applicable documents from each beneficial owner certifying that such Non-U.S. Lender and each beneficial owner is entitled to a complete exemption from tax on payments pursuant to this Agreement or any of the other Loan Documents.

(iii)The Administrative Agent, on its own behalf, shall, on or prior to the date of its execution and delivery of this Agreement in the case of the initial Administrative Agent, and on or prior to the date on which a replacement Administrative Agent may become Administrative Agent hereunder, and from time to time thereafter as requested by the Borrower or the Depositary, or as required by law on or prior to the expiration of the form or certificate most recently provided, provide the Borrower and the Depositary the applicable forms described in clause (i) or (ii) above certifying that such Administrative Agent is entitled to a complete exemption from tax on payments pursuant to this Agreement or any of the other Loan Documents as to which it is the beneficial owner.

(iv)Additionally, if a Lender or Protected Party sells, assigns or transfers any participation in a Loan to another Person, such Lender or Protected Party (including any transferee or successor Lender or Protected Party) shall provide any new forms required above as a result of such sale or transfer.

(e)Failure to Provide Tax Forms and Certificates. For any period with respect to which a Lender or the Administrative Agent has failed to provide the Borrower and, as applicable, the Administrative Agent or the Depositary, with the appropriate form or certificate in the manner and as prescribed by Section 3.01(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), neither such Lender, the Administrative Agent, nor any other Protected Party shall be entitled to additional amounts under Section 3.01(a) or indemnification under Section 3.01(b) with respect to Taxes imposed by the United States or any political subdivision therein as a result of such failure (and such Taxes shall not be “Indemnified Taxes”).

(f)Obligations in Respect of Non-U.S. Lenders. The Borrower shall not be required to indemnify any Non-U.S. Lender or related Protected Party or to pay any additional amounts to any Non-U.S. Lender or related Protected Party, in respect of United States Federal withholding Tax pursuant to subsections (a) or (b) to the extent that the obligation to withhold amounts with respect to United States Federal withholding Tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a participant, on the date such participant acquired its participation interest) or to the extent such obligation to withhold amounts with respect to United States federal withholding tax arises after such date as a result of a change in residence, place of incorporation, principal place of business, or office or location in which Loans governed by this Agreement are booked or recorded by such Lender or Protected Party; provided, however, that this subsection (f) shall not apply (i) to any participant that becomes a participant as a result of an assignment, participation, transfer or designation made at the request of the Borrower or where a change of office or location in which Loans governed by this Agreement are booked or recorded is made at the request of the Borrower and (ii) to the extent the indemnity payment or additional amounts any participant would be entitled to receive (without regard to this subsection (f)) do not exceed the indemnity payment or additional amounts that the Person making the assignment, participation or transfer to such participant would have been entitled to receive in the absence of such assignment, participation, transfer or designation.

(g)FATCA.

(i)Each Lender shall deliver to the Borrower, the Depositary and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower, the Depositary or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower, the Depositary or the Administrative Agent as may be necessary for the Borrower, the Depositary and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment (and any such Taxes deduced or withheld shall not be an “Indemnified Tax”).

(ii)The Administrative Agent shall deliver to the Borrower and the Depositary at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Depositary as may be necessary for it to comply with its obligations under FATCA and to determine that such Administrative Agent has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment (and any such Taxes deduced or withheld shall not be an “Indemnified Tax”).

(h)Mitigation. If the Borrower is required to pay additional amounts to or for the account of any Protected Party pursuant to this Section 3.01, then such Protected Party will agree to use reasonable efforts, at the expense of the Borrower, to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Protected Party, is not otherwise disadvantageous to such Lender.

(i)Tax Receipts. Within 30 days after the date of any payment of Indemnified Taxes, the Borrower shall, if requested by the Administrative Agent, furnish to the Administrative Agent the original or a certified copy of a receipt evidencing such payment (to the extent one is so provided).

(j)Refunds. If a Protected Party determines that it has received a refund, or cash benefit of any credit or offset of any Indemnified Taxes or Other Taxes in either case from the jurisdiction to which such Indemnified Taxes or Other Taxes were paid and which in the Protected Party’s sole discretion exercised in good faith is allocable to amounts with respect to which it has been indemnified by the Borrower hereunder or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay over within the next 30 days the amount of such refund, credit or offset to the Borrower (but only to the extent of indemnity payments made, or additional payments paid, by the Borrower with respect to the Indemnified Taxes or Other Taxes giving rise to such refund).

(k)Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the parties contained in subsections (a) through (j) above shall survive the payment in full of principal and interest hereunder and under any instrument delivered hereunder.

SECTION 4.02Illegality. If, on or after the date of this Agreement, the adoption of any Applicable Law, or any change in any Applicable Law, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender to make, maintain or fund any of its Loans at a rate based upon LIBOR (such event being hereinafter referred to as an “Illegality Event”) and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, interest on the Loans of such Lender shall accrue and be payable at the Corporate Base Rate. If an Illegality Event does not affect all Lenders, the Administrative Agent shall make a good faith effort to cause the Lenders that are not affected by such Illegality Event to purchase the Loans held by the affected Lenders; provided that any such purchase shall be in each Lender’s sole discretion. The foregoing shall not delay or otherwise affect the Borrower’s obligation to pay interest at the Corporate Base Rate as provided in this paragraph.

SECTION 4.03Increased Costs and Reduced Return. (a) If, on or after the Closing Date, a Change in Law:

(i)shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Protected Party which is not otherwise included in the determination of LIBOR hereunder; or
(ii)shall impose on such Protected Party any other condition;

and the result of any of the foregoing is to increase the cost to such Protected Party of making, converting into, continuing or maintaining any Loans or to reduce any amount receivable hereunder in respect thereof (any such increased cost or reduction hereinafter referred to as an “Increased Cost”), then, in any such case, upon notice to the Borrower from such Protected Party, through the Administrative Agent, in accordance herewith, the Borrower shall be obligated to pay such Protected Party, in accordance with Section 2.07(c), any additional amounts necessary to compensate such Protected Party on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified) for such increased cost or reduced amount receivable.
(b)If any Protected Party shall have determined that a Change in Law regarding capital adequacy, or compliance by such Protected Party, or its parent corporation, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Protected Party’s (or parent corporation’s) capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Protected Party, or its parent corporation, could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Protected Party’s (or parent corporation’s) policies with respect to capital adequacy), then, upon notice from such Protected Party to the Borrower, the Borrower shall be obligated to pay to such Protected Party in accordance with Section 2.07(c), such additional amount or amounts as will compensate such Protected Party on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified) for such reduction. Each determination by any such Protected Party of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto.

(c)A certificate of each Protected Party setting forth such amount or amounts as shall be necessary to compensate such Protected Party or its holding company as specified in subsection (a) or (b) above, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Protected Party the amount shown as due on any such certificate delivered by it on the next succeeding Settlement Date in accordance with Section 2.07(c).

(d)Promptly after any Protected Party becomes aware of any circumstance that will, in its sole judgment, result in a request for increased compensation pursuant to this Section, such Protected Party shall notify the Borrower thereof. Failure on the part of any Protected Party so to notify the Borrower or to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Protected Party’s right to demand compensation with respect to such period or any other period. The protection of this Section shall be available to each Protected Party regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

SECTION 4.04Funding Losses. The Borrower shall indemnify each Protected Party against any loss or reasonable expense (but excluding in any event loss of anticipated profit) which such Protected Party may sustain or incur as a consequence of (i) any failure by the Borrower to fulfill on the date of the Borrowing hereunder the applicable conditions set forth in ARTICLE IV, so long as any such failure is not solely due to the failure of the Administrative Agent or any Lender to comply with its obligations hereunder in all material respects, (ii) any failure by the Borrower to borrow or to prepay any Loan hereunder after irrevocable notice of such Borrowing or prepayment has been given pursuant to Section 2.02 or 2.07, as applicable, so long as any such failure is not solely due to the failure of the Administrative Agent or any Lender to comply with its obligations hereunder in all material respects or (iii) any payment or prepayment of a Loan (including, without limitation, payment or prepayment pursuant to Section 2.08), whether voluntary or involuntary, pursuant to any other provision of this Agreement or otherwise made on a date other than the last day of the then applicable Interest Period, so long as any such payment, prepayment or conversion is not solely due to the failure of the Administrative Agent or any Lender to comply with its obligations hereunder in all material respects (each such loss or expense, a “Funding Loss”). Such Funding Losses shall be determined by each Protected Party in its sole discretion and shall include an amount equal to the excess, if any, as reasonably determined by such Protected Party, of (i) its cost of obtaining the funds for the Loan being paid, prepaid or not borrowed (based on LIBOR), for the period from the date of such payment, prepayment or failure to borrow to the last day of the then applicable Interest Period (or, in the case of a failure to borrow, the Interest Period for such Loan which would have been applicable to such Loan on the date of such failure to borrow) over (ii) the amount of interest (as reasonably determined by such Protected Party) that would be realized by such Protected Party in reemploying the funds so paid, prepaid or not borrowed or continued for such period or Interest Period, as the case may be. A certificate of any Protected Party setting forth any amount or amounts which such Protected Party is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 4.05Market Disruption.

(a)If a Market Disruption Event (as defined in subsection (b) of this Section 3.05) exists with respect to any Loan, then the portion of such Loan held by each affected Lender for such Interest Period shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum (in lieu of the Applicable Rate with respect to such Loan prior to giving effect to such Market Disruption Event) equal to the sum of:

i.the Applicable Facility Margin; plus

ii.the cost of funds of such Lender(s) for such Interest Period (the “Market Disruption Cost of Funds”).

(b)For purposes of this Section 3.05, “Market Disruption Event” means, with respect to any Interest Period, one or more Lenders, whose aggregate Credit Exposure (as hereinafter defined) constitutes more than sixty-six and two thirds percent (66 2/3%) of the Credit Exposure of all Lenders at such time, advises the Administrative Agent and the Borrower no later than three Business Days prior to the first affected Interest Period in respect of such Market Disruption Event that the cost of obtaining matching deposits in the relevant interbank market for such period would exceed the LIBOR rate for such Interest Period other than reasons relating to the creditworthiness or financial condition of such Lenders.

(c)Each affected Lender shall set forth in a certification provided to the Administrative Agent and Borrower its Market Disruption Cost of Funds for each Interest Period with respect to which interest is computed in accordance with Section 3.05(a) (including the increase to such costs, in reasonable detail), provided that no Lender shall be required to disclose any confidential information relating to its capital structure or funding procedures.

(d)Each Market Disruption Event shall be deemed to be in existence only for the Interest Period in respect of which the notice to the Borrower provided for above was given, and shall be deemed to cease to occur for any subsequent Interest Period unless the Administrative Agent or affected Lenders (as applicable) make the determination that a Market Disruption Event exists for such subsequent Interest Period, in which case the applicable procedures described above shall be followed again for such subsequent Interest Period, including the notice by the

Administrative Agent to the Borrower and delivery of the officer’s certificate described above. There cannot be more than one Market Disruption Event applicable for any Interest Period.

ARTICLE IV

CONDITIONS
SECTION 5.01Conditions to Effectiveness of this Agreement. The obligations of each Lender to make a Loan on the Closing Date is subject to the satisfaction of the following conditions:

(a)Executed Loan Documents. Receipt by the Administrative Agent of duly executed copies of: (i) this Agreement; (ii) the Notes (if requested under Section 2.04); (iii) the Collateral Documents; and (iv) all other Loan Documents, each in form and substance satisfactory to the Administrative Agent or its counsel in their sole discretion.

(b)Servicing Documents. Receipt by the Administrative Agent of a duly executed copy of each Servicing Document, in each case in form and substance satisfactory to the Administrative Agent or its counsel in their sole discretion.

(c)Due Diligence. Each Lender shall have completed, and be satisfied with the results of (in compliance with all Applicable Laws where relevant), its “know your client”, business and legal due diligence review with respect to the Servicer and the Borrower and the transactions contemplated hereby, including, without limitation, a due diligence review of the financial statements, if any, of the Servicer and the Borrower, the tax status of the Servicer and the Borrower and an environmental, employee benefits and insurance due diligence review.

(d)Customer Collections Account Documents. The Administrative Agent shall have received (i)  a supplement to the Customer Collections Account Administration Agreement, duly executed by TILC, the Collateral Agent, and the Marks Company Delaware Trustee of the Customer Collections Account Administration Agreement, and certified by a Responsible Officer of the Marks Company Delaware Trustee as a true and correct copy thereof and (ii) evidence satisfactory to the Administrative Agent or its counsel that TILC shall have been instructed, and shall have agreed, to remit all payments made by Lessees to the Customer Collections Account in respect of the Portfolio in accordance with the terms of the Customer Collections Account Administration Agreement.

SECTION 5.02Conditions to the Closing Date. The obligation of any Lender to make a Loan on the occasion of the Borrowing on the Closing Date is subject to the prior approval by the Administrative Agent at the Borrower’s request to include the Initial Portfolio Railcars and related Leases in accordance with Section 2.02, and to the satisfaction of the following conditions:

(a)Notice. The Borrower shall have delivered to the Administrative Agent an appropriate Notice of Borrowing, duly executed and completed, by the time specified in Section 2.02.

(b)Representations and Warranties. The representations and warranties made by TILC and each Facility Party in any Transaction Document to which it is a party are true and correct in all material respects at and as if made as of such date except to the extent they expressly relate to an earlier date.

(c)No Default. No Trigger Event, violation of any Concentration Limit, Default, Event of Default or Servicer Replacement Event shall exist or be continuing either prior to or immediately after giving effect thereto to the making of a Loan (and the application of the proceeds thereof).

(d)[Intentionally Omitted].

(e)[Intentionally Omitted].

(f)Leases; Additional Collateral Certificate. Receipt by the Administrative Agent of (i) an originally executed Additional Collateral Certificate with respect to each Initial Portfolio Railcar and related Lease and (ii) any other Lease Documents to which the Borrower is a party (such other Lease Documents may be delivered on a CD-ROM).

(g)Recordations and Filings. The Administrative Agent shall have received evidence satisfactory to it in its reasonable discretion from the official records of the STB and the Registrar General of Canada (and a legal opinion in form and substance reasonably acceptable to the Administrative Agent or its counsel) that the Security Agreement (or a memorandum thereof) and each applicable Bill of Sale and Security Agreement Supplement (as defined in the Security Agreement) have been registered, recorded or filed for recordation in accordance with Applicable Law. No filings will be made in Mexico.

(h)Title to the Collateral. The Borrower shall have good and marketable legal and beneficial title to each Initial Portfolio Railcar and good title to all other items of applicable Collateral, free and clear of all Liens created or incurred by it or permitted to exist by it other than Permitted Liens.

(i)Assignment of Leases and Permits. A duly executed counterpart of any agreement required to establish a perfected first priority Lien in favor of the Collateral Agent, for its benefit and the benefit of the Lenders and each other Protected Party, relating to the Lease of each Initial Portfolio Railcar, dated as of the Closing Date, satisfactory in form and substance to the Administrative Agent or its counsel, and evidence from the official records of the STB and the Registrar General of Canada (or a legal opinion in form and substance reasonably acceptable to the Administrative Agent or its counsel) that such agreement (or a memorandum thereof) has been registered, recorded or filed for recordation in accordance with Applicable Law. In addition, the Administrative Agent shall have received satisfactory evidence that any Permits needed to make all required payments under each such Lease to the Borrower in Dollars have been obtained and are in full force and effect.

(j)Acceptance. The Administrative Agent shall have received a copy of the certificate of acceptance of each Initial Portfolio Railcar signed by a Responsible Officer of the Borrower.

(k)Marks Company Matters. The Administrative Agent shall have received evidence satisfactory to it or its counsel in their reasonable discretion that the Marks relating to the Initial Portfolio Railcars have been added to the separate portfolio of trust assets of the Marks Company referred to in Section 4.02(x).

(l)Funding Package. Receipt of the complete Funding Package for each such Railcar, including Bills of Sale. The Independent Appraisal included within such Funding Package shall be issued and dated within 45 days prior to the proposed Closing Date.

(m)Eligibility. A Responsible Officer of each of the Servicer and Borrower shall have certified to the Administrative Agent and each Lender that (i) each Initial Portfolio Railcar is an Eligible Railcar and (ii) each Lease related to the Initial Portfolio Railcars is an Eligible Lease;

(n)Lessee Notice; Lessee Consents. To the extent required pursuant to Section 6.14, each Lessee Notice and each Lessee Consent.

(o)Fees. The Borrower shall have paid, or shall concurrently pay with such funding, the fees, costs and expenses then payable by the Borrower under Section 11.04 of this Agreement to the extent then invoiced or otherwise notified to the Borrower in writing.

(p)Payoff Letter. A payoff letter from all Persons (if any) holding Liens of record (other than Permitted Liens) on or prior to the Closing Date with respect to any Initial Portfolio Railcar shall have been delivered to the Administrative Agent.

(q)[Intentionally Omitted].

(r)Other Documents and Action. The Borrower shall deliver to the Administrative Agent such other instruments, agreements and documents and take such other action as the Administrative Agent may reasonably request in connection with the Loans to be made on the Closing Date.

(s)[Intentionally Omitted].

(t)Purchase and Contribution Agreement. Receipt by the Administrative Agent of a duly executed copy of each applicable: (i) Purchase and Contribution Agreement, (ii) Bill of Sale and (iii) Assignment and Assumption (as defined in the applicable Purchase and Contribution Agreement), in form and substance satisfactory to the Administrative Agent or its counsel in their sole discretion.

(u)Organization Documents. After giving effect to the transactions contemplated by the Transaction Documents, the ownership, capital, corporate, organizational and legal structure of each Facility Party shall be reasonably satisfactory to the Lenders, and the Administrative Agent shall have received: (i) a copy of the Organizational Documents of each Seller, each Facility Party, the Collateral Agent, the Depositary, the Custodian, and the Marks Company, certified as of a recent date by the Secretary of State of its respective state of organization (or, in the case of the Collateral Agent, the Depositary or the Custodian, the Office of the Comptroller of the Currency), and a certificate as to the good standing of each Seller, each Facility Party, the

Collateral Agent, the Depositary, the Custodian and the Marks Company, from such Secretary of State (or the Office of the Comptroller of the Currency, as applicable), as of a recent date; (ii) a certificate of the Secretary or Assistant Secretary of each Seller, each Facility Party, the Collateral Agent, the Depositary, the Custodian, and the Marks Company dated the Closing Date and certifying (A) that the certificate of formation or ARTICLEs of incorporation or other Organizational Documents, as applicable, of each Seller, such Facility Party, the Collateral Agent, the Depositary, the Custodian, or the Marks Company, as applicable, have not been amended since the date of the last amendment thereto shown on the related certificate furnished pursuant to clause (i) above; (B) that attached thereto is a true and complete copy of the operating agreement or by-laws (or their equivalent) of each Seller, such Facility Party, the Collateral Agent, the Depositary, the Custodian, or the Marks Company, as applicable, as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (C) below, (C) that attached thereto is a true and complete copy of resolutions (which may, for the Collateral Agent, the Depositary and the Custodian, be general resolutions) duly adopted by the board of directors or other governing body of each Seller, such Facility Party, the Collateral Agent, the Depositary, the Custodian, or the Marks Company, as applicable, authorizing the execution, delivery and performance of the Transaction Documents to which it is to be a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and (D) as to the incumbency and specimen signature of each officer executing any Transaction Document or any other document delivered in connection herewith or therewith on behalf of each Seller, such Facility Party, the Collateral Agent, the Depositary, the Custodian, or the Marks Company; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

(v)Opinions of Counsel. On the Closing Date, the Administrative Agent shall have received:

(i)favorable written opinions (including, without limitation, as to true sale, non-rejection and nonconsolidation matters) of Vedder Price P.C. counsel to the Borrower, the Servicer and each Seller, addressed to the Administrative Agent and each Lender, dated the Closing Date, substantially in the form of each of Exhibits D-1 and D-4 hereto and covering such additional matters incident to the transactions contemplated hereby as the Administrative Agent or its counsel may reasonably request;

(ii)a favorable written opinion of in-house counsel to each of the Servicer and each Seller, addressed to the Administrative Agent and each Lender, dated the Closing Date substantially in the form of Exhibit D-2 hereto, covering such additional matters incident to the transactions contemplated hereby as the Administrative Agent or its counsel may reasonably request

(iii)from Morris James LLP, special Delaware counsel to the Borrower, opinions addressed to the Administrative Agent and each Lender, dated the Closing Date, substantially in the form of Exhibit D-3 hereto and covering such additional matters incident to the transactions contemplated hereby as the Administrative Agent or its counsel may reasonably request;

(iv)from Chapman and Cutler LLP, special counsel to U.S. Bank National Association, an opinion addressed to the Administrative Agent and each Lender, dated the Closing Date, substantially in the form of Exhibit D-8 hereto and covering such additional matters incident to the transactions contemplated hereby as the Administrative Agent or its counsel may reasonably request;

(v)from special STB counsel to the Borrower, oral or email confirmation that no liens exist on the Initial Portfolio Railcars and related Leases which would have a priority over the liens granted to the Collateral Agent on the Closing Date (within three  Business Days of the Closing Date, the Borrower shall procure an opinion addressed to the Administrative Agent and each Lender, dated the Closing Date, substantially in the form of Exhibit D-5 hereto and covering such additional matters incident to the transactions contemplated hereby as the Administrative Agent or its counsel may reasonably request);

(vi)from special Canadian counsel to the Administrative Agent, oral or email confirmation that no liens exist on the Initial Portfolio Railcars and related Leases which would have a priority over the liens granted to the Collateral Agent on the Closing Date (within three Business Days of the Closing Date, the Borrower shall procure an opinion addressed to the Administrative Agent and each Lender, dated the Closing Date, substantially in the form of Exhibit D-6 hereto and covering such additional matters incident to the transactions contemplated hereby as the Administrative Agent or its counsel may reasonably request);

(vii)from special counsel to the Marks Company, an opinion addressed to the Administrative Agent and each Lender, dated the Closing Date, substantially in the form of Exhibit D-7 hereto and covering such additional matters incident to the transactions contemplated hereby as the Administrative Agent or its counsel may reasonably request.

(w)Perfection of Security Interests; Search Reports. On or prior to the Closing Date, the Administrative Agent shall have received:

(i)a Perfection Certificate from each Facility Party, such Perfection Certificate and all information set forth therein to be correct and complete in all respects;

(ii)appropriate financing statements (Form UCC-1 or such other financing statements or similar notices as shall be required by local law) fully executed for filing under the Uniform Commercial Code or other applicable local law of each jurisdiction in which the filing of a financing statement or giving of notice may be required, or reasonably requested by the Administrative Agent or its counsel, to perfect the security interests intended to be created by the Collateral Documents;

(iii)all of the Marks Company Interests issued or to be issued to the Borrower on or prior to the Closing Date, which Marks Company Interests shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, accompanied in each case by any required transfer tax stamps, all in form and substance satisfactory to the Administrative Agent or its counsel;

(iv)all of the membership interests of the Borrower issued or to be issued to TILC on or prior to the Closing Date, which membership interests shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, accompanied in each case by any required transfer tax stamps, all in form and substance satisfactory to the Administrative Agent or its counsel;

(v)copies of reports from CT Corporation Service System or other independent search service reasonably satisfactory to the Administrative Agent or its counsel listing all effective financing statements that name the Borrower or any other Facility Party, as such (under its present name and any previous name and, if requested by the Collateral Agent, under any trade names), as debtor or seller that are filed in the jurisdictions wherein such filing would be effective to perfect a Lien in the Collateral or any portion thereof, together with copies of such financing statements (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or for which the Administrative Agent shall have received termination statements (Form UCC-3 or such other termination statements as shall be required by local law) fully executed for filing); and

(vi)evidence of the completion of all other filings and recordings of or with respect to the Collateral Documents, including, without limitation, all filings and recordings specified in Schedule 3.02 to the Security Agreement, and of all other actions as may be necessary to perfect the security interests intended to be created by the Collateral Documents.

(x)Marks Company Documents. The Administrative Agent shall have received (i) evidence satisfactory to the Administrative Agent or its counsel that the UTI Trustee under the Marks Company Trust Agreement shall have identified and allocated or caused to be identified and allocated on the books and records of the Marks Company a separate portfolio of trust assets consisting of all of the Marks relating to Portfolio Railcars and all rights of the Marks Company with respect thereto, including, without limitation, the right to payment of Railroad Mileage Credits, and that the Marks Company Delaware Trustee shall have executed and delivered to the Borrower on behalf of the Marks Company a certificate evidencing such special unit of beneficial interests, (ii) a supplement to the Marks Company Trust Agreement, duly executed by TILC and the Marks Company Delaware Trustee, and certified by a Responsible Officer of the Marks Company Delaware Trustee as a true and correct copy thereof, creating the special unit of beneficial interests referred to in clause (ii) above and containing such other provisions as the Administrative Agent or its counsel reasonably may request and (iii) evidence satisfactory to the Administrative Agent or its counsel that TILC, as servicer of the Marks Company, shall have been instructed, and shall have agreed, to remit all receipts in respect of the trust assets allocated to the special unit of beneficial interests referred to in clauses (i) and (ii) above in accordance with the Marks Company Servicing Agreement.

(y)Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Borrower evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Collateral Agent as additional insured and sole loss payee on behalf of the Lenders.

(z)Consents and Approvals. On the Closing Date, all necessary governmental (domestic or foreign), regulatory and third party approvals in connection with the transactions contemplated by the Transaction Documents and otherwise referred to herein or therein shall have been obtained and remain in full force and effect.

(aa)Material Adverse Effect. There shall not have occurred since December 31, 2016 any development or event relating to or affecting TILC or a Facility Party which has had or could be reasonably expected to have a Material Adverse Effect.

(bb)Litigation; Judgments. On the Closing Date, there shall be no actions, suits, proceedings or investigations pending or threatened (i) with respect to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, (ii) against the Borrower or (iii) against the Servicer or the Marks Company and which the Administrative Agent shall determine could reasonably be expected to have a Material Adverse Effect. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the consummation of the transactions contemplated by the Transaction Documents and otherwise referred to herein or therein.

(cc)Solvency Certificate. On or prior to the Closing Date, the Borrower shall have delivered or caused to be delivered to the Administrative Agent a solvency certificate duly executed by a Responsible Officer of the Borrower, in form and substance satisfactory to the Administrative Agent or its counsel, setting forth the conclusions that, after giving effect to the consummation of all financings contemplated herein, the Borrower will be Solvent.

(dd)Financial Information. The Administrative Agent shall be reasonably satisfied that the financial statements referred to in Section 5.05 are not materially inconsistent with the financial information most recently delivered to the Administrative Agent prior to the Closing Date.

(ee)Counsel Fees. The Administrative Agent shall have received full payment of the fees and expenses of its counsel described in Section 11.04 which are billed through the Closing Date.

(ff)Railcar Portfolio Data Set. On or prior to the Closing Date, the Borrower shall have delivered or caused to be delivered to the Administrative Agent the Railcar Portfolio Data Set.

(gg)Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and duly executed by a Responsible Officer of each of the Servicer and the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b), (c), (h) and (m) of this Section 4.02, and confirming that the Original Value of each Initial

Portfolio Railcar is equal to the Appraised Fair Market Value of such Railcar determined by an Independent Appraiser on the basis of a current (within 45 days of the Closing Date) income based “desktop appraisal.”

All corporate and legal proceedings and instruments and agreements relating to the transactions contemplated by this Agreement and the other Transaction Documents or in any other document delivered in connection herewith or therewith shall be satisfactory in form and substance to the Administrative Agent or its counsel, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down certificates, if any, which the Administrative Agent or its counsel reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or Governmental Authorities. The documents referred to in this Section 4.02 shall be delivered to the Administrative Agent no later than the Closing Date. The certificates referred to in this Section 4.02 shall be dated the Closing Date.

Promptly after the Closing Date occurs, the Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.

The delivery of the Notice of Borrowing shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c) and (h) above.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

SECTION 5.01Organization and Good Standing. The Borrower is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, has all powers and all material governmental business authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified as a foreign limited liability company, licensed and in good standing in each jurisdiction where qualification or licensing is required by the nature of its business or the character and location of its property, business or customers and in which the failure to so qualify or be licensed or in good standing, as the case may be, in the aggregate, could have a Material Adverse Effect.

SECTION 5.02Power; Authorization; Enforceable Obligations. The Borrower has the corporate or other necessary power and authority, and the legal right to execute, deliver and perform the Transaction Documents to which it is a party and to obtain extensions of credit hereunder, and has taken all necessary corporate or other action to authorize the borrowings and other actions on the terms and conditions of this Agreement and to authorize the execution, delivery and performance by it of the Transaction Documents to which it is a party. No consent, approval, licenses, validation or authorization of, filing, recording or registration with, notice to, exemption by or other similar act by or in respect of, any Governmental Authority or any other Person (including, without limitation, any stockholder, certificate holder or creditor of any

Facility Party or any of their respective Affiliates) is required to be obtained or made by or on behalf of the Borrower in connection with the Borrowing or other extensions of credit hereunder, the execution, delivery, performance, validity or enforceability by or against it of the Transaction Documents or the exercise of the rights and remedies of the Administrative Agent, the Collateral Agent or any other Protected Party pursuant to this Agreement or any other Loan Document, except for (i) consents, authorizations, notices and filings disclosed in Schedule 5.02, all of which have been obtained or made, (ii) filings to perfect and maintain the perfection of the Liens created by the Collateral Documents and (iii) consents, authorizations, notices and filings in connection with the disposal of Collateral required by laws affecting the offering and sale of securities. This Agreement has been, and each other Transaction Document to which the Borrower Party is a party will be, duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Transaction Document to which the Borrower is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles of general applicability (regardless of whether enforcement is sought by proceedings in equity or at law).

SECTION 5.03No Conflicts. Neither the execution and delivery by the Borrower of the Transaction Documents to which it is a party, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by the Borrower, nor the exercise of remedies by the Administrative Agent or the Collateral Agent under the Loan Documents, will (i) violate or conflict with any provision of the Borrower’s Organization Documents, (ii) violate, contravene or conflict with any Applicable Law (including Regulation U or Regulation X), (iii) violate, contravene or conflict with any Contractual Obligation to which the Borrower is a party or by which the Borrower may be bound, or (iv) result in or require the creation of any Lien (other than the Lien of the Collateral Documents) upon or with respect to the properties of the Borrower.

SECTION 5.04No Default. The Borrower is not, and to the Knowledge of the Borrower, no other Facility Party is in default in any respect under any Contractual Obligation to which it is a party or by which any of its properties is bound, in each case which default has had or could reasonably be expected to have a Material Adverse Effect. No Default, Servicer Replacement Event or Event of Default has occurred and is continuing.

SECTION 5.05Financial Condition. (a) Audited Financial Statements. The audited consolidated balance sheet of TILC and its consolidated Subsidiaries as of December 31, 2016 and the related consolidated statements of income and cash flow for the fiscal year then ended, reported on by TILC’s independent auditors, copies of which have been delivered to each of the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of TILC and its consolidated Subsidiaries as of such date and their consolidated results of operations and cash flow for such fiscal year.

(b)Material Changes. During the period from December 31, 2016 to and including the Closing Date, there has been no sale, transfer or other disposition by either the Borrower, TILC or any of their respective consolidated Subsidiaries of any material part of the business or property of any such Person, in each case taken as a whole, and no purchase or other acquisition by them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Borrower, TILC or any of their respective consolidated Subsidiaries, as applicable, taken as a whole, which is not reflected in the foregoing financial statements or in the notes thereto. The balance sheets and the notes thereto included in the financial statements referred to in subsection (a) above disclose all liabilities, actual or contingent, of the Borrower, TILC or any of their respective consolidated Subsidiaries as of the date thereof required to be disclosed therein in accordance with GAAP.

(c)Post-Closing Financial Statements. The financial statements to be delivered to the Lenders pursuant to Section 6.01(a) and (b) if any, (i) will have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 6.01(a) and (b)) and (ii) will present fairly (on the basis disclosed in the footnotes to such financial statements, if any) the consolidated financial condition, results of operations and cash flow of the Borrower, TILC or any of their respective consolidated Subsidiaries as of the respective dates thereof and for the respective periods covered thereby.

(d)No Undisclosed Liabilities. Except as set forth in the financial statements described in subsection (a) and (b) above, and the Debt incurred under this Agreement, (i) there were as of the Closing Date (and after giving effect to any Loans made on such date) no material liabilities or obligations (excluding current obligations incurred in the ordinary course of business) with respect to the Borrower, or, to the Knowledge of the Borrower, the other Facility Parties of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due and including obligations or liabilities for taxes, long-term leases and unusual forward or other long-term commitments), and (ii) there is no basis for the assertion against the Borrower, or, to the Knowledge of the Borrower, the other Facility Parties, of any such liability or obligation which, either individually or in the aggregate, are or could reasonably be expected to have, a Material Adverse Effect.

SECTION 5.06No Material Change. Since December 31, 2016 there has been no Material Adverse Effect, and no event or development has occurred which could reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07Title to Properties.

(a)On the Closing Date and during the term of this Agreement, the Borrower shall be the sole legal and beneficial owner of and shall have good and marketable title to each Portfolio Railcar and Portfolio Lease and all of its other material properties and assets, except, in the case of assets other than Portfolio Railcars and Portfolio Leases, for minor defects in title that do not interfere with its ability to conduct its business as currently conducted. All such Portfolio Railcars and Portfolio Leases and other material properties and assets are and will be free and clear of Liens other than Permitted Liens.

(b)Unless otherwise disclosed to the Administrative Agent in writing in the Funding Package, Trinity or its Affiliates continuously owned each Portfolio Railcar and related Portfolio Lease at all times since such Railcar’s manufacture and prior to the purchase of such Railcar by the Borrower.

SECTION 5.08Litigation. There are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending or overtly threatened (or any basis therefor of which the Borrower has Knowledge) against or affecting the Borrower, or, to the Knowledge of the Borrower, affecting any other Facility Party that (i) involve any Transaction Document or (ii) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.09Taxes. The Borrower, and to the Knowledge of the Borrower, the other Facility Parties have filed, or caused to be filed, all Tax returns (including federal, state, local and foreign Tax returns) the failure of which to be filed could reasonably be expected to result in a Material Adverse Effect and paid (i) all amounts of Taxes shown thereon to be due (including interest and penalties) and (ii) all other material Taxes, fees, assessments and other governmental charges (including mortgage recording Taxes, documentary stamp Taxes and intangible Taxes) owing by it, except for such Taxes (A) which are not yet delinquent or (B) that are being contested in good faith and by proper proceedings diligently pursued, and against which adequate reserves are being maintained in accordance with GAAP. To the Knowledge of the Borrower, there is no pending investigation of the Borrower or any other Facility Party by any taxing authority or proposed Tax assessments against the Borrower or any other Facility Party.

SECTION 5.20Compliance with Law. The Borrower, and to the Knowledge of the Borrower, each other Facility Party, is in compliance with all requirements of Applicable Law (including Environmental Laws) applicable to it or to its properties, except where such failures to comply could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Neither the Borrower, nor any of its material properties or assets, nor, to the Knowledge of the Borrower, the other Facility Parties or any of their respective material properties or assets, is or are subject to or in default with respect to any judgment, writ, injunction, decree or order of any court or other Governmental Authority, except where such defaults could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Neither the Borrower, nor to the Knowledge of the Borrower, any other Facility Party, has received any written communication from any Governmental Authority that alleges that it is not in compliance in any material respect with any Applicable Law, except for allegations that have been satisfactorily resolved and are no longer outstanding or which could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.21Subsidiaries. The Borrower has no Subsidiaries.

SECTION 5.22Governmental Regulations, Etc. (a) The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U. No proceeds of the Loans will be used, directly, or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U. “Margin stock” within the meaning of Regulation U does not constitute more than 25% of the value of the assets of the Borrower. None of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the

Loans) will violate or result in a violation of the Securities Act, as amended, the Exchange Act or regulations issued pursuant thereto, or Regulation T, U or X.

(b)The Borrower is not subject to regulation under the Federal Power Act or the Investment Company Act of 1940, each as amended. In addition, the Borrower is not (i) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or (ii) controlled by such a company.

SECTION 5.23Purpose of Loans. The proceeds of the Loans made on the Closing Date will be used solely to fund the acquisition of the Initial Portfolio Railcars and related Eligible Leases and to pay fees and expenses incurred in connection therewith.

SECTION 5.24Environmental Matters. The Borrower has complied with all applicable Environmental Laws, and to the Knowledge of the Borrower, each other Facility Party has complied in all respects with all applicable Environmental Laws, except where the failure to comply could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. The Borrower has not, and to the Knowledge of the Borrower no other Facility Party has, incurred any liability under any Environmental Laws, received written notice of any actual or claimed or asserted failure to comply with Environmental Laws which alone, or together with any other such liability or notices which have been previously or concurrently received, could reasonably be expected to result in a Material Adverse Effect, other than in connection with failures which have been corrected. No hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants, as those terms are used in any Environmental Laws, are managed on any property of the Borrower, or to the Knowledge of the Borrower of any other Facility Party, in violation of any regulations promulgated pursuant thereto or any other Applicable Law, except as could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.25Intellectual Property. The Borrower owns, or possesses the right to use, all of the Marks, trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other rights that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person. To the Knowledge of the Borrower, no slogan or other advertising devise, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or overtly threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the Knowledge of the Borrower, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.26Solvency. The Borrower is and, after consummation of the transactions contemplated hereby and by the other Transaction Documents and Lease Documents, will be Solvent.

SECTION 5.27Disclosure. No statement, information, report, representation, or warranty made by the Borrower in any Transaction Document or furnished to the Administrative Agent or any Lender by or on behalf of the Borrower in connection with any Transaction Document (considered together with all other such information so furnished) contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 5.28Collateral Documents. (a) The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Protected Parties, a legal, valid and enforceable “first” priority security interest in the Collateral and, when the filings, recordations or other actions described in Section 3.02 of the Security Agreement and Section 3.06 of the Parent Security Agreement shall have been completed, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Collateral, in each case to the extent provided in such Section 3.02 of the Security Agreement and Section 3.06 of the Parent Security Agreement.

(b)The Collateral Agent, for the ratable benefit of the Protected Parties, will at all times have the Liens provided for in the Collateral Documents and, subject to the filing by the Administrative Agent of continuation statements to the extent required by the Uniform Commercial Code, the Collateral Documents will at all times constitute valid and continuing liens of record and a “first” priority perfected security interest in all the Collateral referred to therein, except as priority may be affected by Permitted Liens.

SECTION 5.29Ownership. TILC owns good, valid and marketable title to all outstanding Equity Interests of the Borrower, free and clear of all Liens of every kind, whether absolute, matured, contingent or otherwise (other than the Lien of the Collateral Documents), and TILC owns good, valid and marketable title to all outstanding beneficial interests of the Marks Company, free and clear of all Liens of every kind (other than Liens encumbering SUBI Certificates issued by the Marks Company which do not relate to Marks applicable to any Portfolio Railcar), whether absolute, matured, contingent or otherwise.

SECTION 5.20.Lease Documents. The Borrower has delivered or caused to be delivered to the Lenders true and complete copies of the Leases and any amendments or supplements thereto to which the Borrower is a party, and, except for amendments so disclosed to the Administrative Agent and the Lenders, such documents have not been amended or modified.

SECTION 5.21.Sole Business of the Borrower. The sole business of the Borrower is the ownership, leasing and financing of Railcars. The Borrower has not engaged in any activities since its organization (other than those incidental to its organization and other appropriate steps and arrangement for the payment of fees to, and director’s and officer’s insurance for, the officers and directors of the Borrower, the acquisition and leasing of the Portfolio Railcars and the funding thereof, the authorization and issuance of the Notes, the execution of this Agreement, and the other Transaction Documents and the Lease Documents to which it is a party and the activities referred to in or contemplated by such agreements), and the Borrower has not paid any dividends or other distributions since its organization, except as permitted pursuant to Section 7.07 hereof.

SECTION 5.22.Separate Corporate Structure; No Employees.

(i)The Borrower is operated as a separate legal entity from TILC and its Affiliates (other than the Borrower) and will observe all corporate formalities necessary to remain a legal entity separate and distinct from, and independent of, TILC and its Affiliates (other than the Borrower).

(ii)The Borrower has satisfied the minimum capitalization requirements, if any, under the laws of the State of Delaware for purposes of conducting its business.

(iii)The Borrower has complied in all respects with the requirements set forth in its Organization Documents.

(iv)The Borrower currently corresponds with all third parties with regard to its business on stationery with letterhead identifying it and containing no reference to TILC or its Affiliates (other than the Borrower).

(v)The Borrower keeps complete and accurate entity records, books, accounts and minutes separate from those of TILC and any of its Affiliates (other than the Borrower) or any other Person.

(vi)The Borrower has held itself out to the public (including to creditors of the Borrower, TILC and their Affiliates) under its own name as a separate and distinct entity.

(vii)The Borrower has not directly or indirectly entered into any transaction with TILC or any of its Affiliates except as expressly permitted by the Loan Documents and then in an arm’s-length bargain.

(viii)The Borrower has not loaned funds to, guaranteed or become obligated with respect to claims against, TILC or any of its Affiliates (other than the Borrower) or any other Person or entity except as expressly permitted by the Loan Documents or as provided by operation of consolidated group principles of U.S. federal income tax and ERISA laws.

(ix)The Borrower has kept its assets and liabilities as reflected in its books and records separate from those of TILC and its Affiliates (other than the Borrower) and has not and at all times will not commingle such assets and liabilities (except as expressly permitted pursuant to this Agreement).

(x)The Borrower has kept adequate records to permit the segregation of its assets and liabilities from those of TILC and its Affiliates (other than the Borrower).

(xi)The Borrower has not held itself out to the public as a division of TILC, or TILC as a division of the Borrower.

(xii)The Borrower has not induced third parties to rely on the creditworthiness of TILC in order to have third parties enter into contracts with the Borrower.

(xiii)The Borrower has and will pay its obligations in the ordinary course of business as a legal entity separate and distinct from TILC and its Affiliates (other than the Borrower).

(xiv)The Borrower has and will keep its funds separate and distinct from any funds of TILC and its Affiliates (other than the Borrower) (except as permitted by the Customer Collections Account Administration Agreement and except for misdirected Lease payments), and will receive, deposit, withdraw and disburse such funds separate from any funds of TILC and its Affiliates (other than the Borrower).

(xv)The Borrower does not have any employees.

(xvi)The Borrower will maintain separate financial statements from any other Person; provided, however, that if the Borrower’s financial statements are included in a consolidated statement of TILC or any Affiliates, such consolidated financial statement discloses the nature of the Borrower’s sole purpose, that it is a separate legal entity and that the assets of the Borrower are not available to pay the creditors of TILC or any Affiliates.

SECTION 5.23.Leases. (i) Each Portfolio Lease was an Eligible Lease as of the date of such Portfolio Lease was added to the Portfolio, (ii) as of the date of the Monthly Report most recently delivered to the Administrative Agent and the Lenders in accordance with Section 6.01(f), except as otherwise disclosed in writing by the Borrower to the Administrative Agent, no Lease Event of Default to the Knowledge of the Borrower after due inquiry is in existence under any Portfolio Lease and each Portfolio Lease is in full force and effect and (iii) the description of each Lease Event of Default occurring under a Lease, if any, included in the Notice of Borrowing accurately describes in all material respects each Lease Event of Default during the periods described of which the Borrower is aware after due inquiry as of the Closing Date.

SECTION 5.24.Railcars. Each Portfolio Railcar was an Eligible Railcar as of the date of such Portfolio Railcar was added to the Portfolio.

SECTION 5.25.Derivatives Agreement. As of the Closing Date, (a) the Derivatives Creditor under the Derivatives Agreement to which the Borrower is a party has been paid in full for the purchase price of such Derivatives Agreement, and (b) such Derivatives Agreement is not subject to any Lien other than pursuant to the Collateral Documents.

SECTION 5.26.PATRIOT Act; OFAC.

(a)None of the Borrower or any of its directors, officers or, to the Knowledge of Borrower, employees, agents, advisors or Affiliates is subject to any sanctions or economic embargoes administered or enforced by the U.S. Department of State or the U.S. Department of Treasury (including the Office of Foreign Assets Control) or any other applicable sanctions authority (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”).

(b)Each of the Borrower and its directors, officers and, to the Knowledge of Borrower, employees, agents, advisors and Affiliates is in compliance with: (i) all Sanctions

Laws, (ii) the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”), in each case, in all material respects, and (iii) the PATRIOT Act and any other applicable terrorism and money laundering laws, rules, regulations and orders (collectively, “Anti-Terrorism Laws”), in each case, in all material respects; provided, that, for the purposes of clauses (ii) and (iii) of this Section 5.26(b) only and in respect of any such Person, the term “in all material respects” means compliance in every respect except for any violation of Anti-Corruption Laws or Anti-Terrorism Laws which does not result and could not reasonably be expected to result: (x) in any criminal liability being imposed on such Person, (y) subject to clause (z), in any civil liability being imposed on such Person in excess of $500,000 (whether through private action or enforcement), and (z) in any liability (civil, criminal or otherwise) being imposed on such Person which in turn results, or could reasonably be expected to result, in liability being imposed on any Protected Party under Anti-Corruption Laws or Anti-Terrorism Laws.

(c)No part of the proceeds of the Loans or New Term Loans will be used, directly or indirectly, (A) for the purpose of financing any activities or business of or with any Person or in any country or territory that at such time is the subject of any Sanctions or (B) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law.

ARTICLE VI

ARTICLEAFFIRMATIVE COVENANTS

The Borrower agrees that so long as any Lender has any Commitment hereunder or any Obligation or other amount payable hereunder or under any Note or other Loan Document remains unpaid:

SECTION 6.01Information. The Borrower will furnish, or cause to be furnished, to the Administrative Agent (which the Administrative Agent shall be authorized to redistribute to any Lender and any Derivatives Creditor):

(a)Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each fiscal year of each of the Borrower and TILC, a consolidated balance sheet and income statement of each of the Borrower and TILC and their respective consolidated Subsidiaries, as of the end of such fiscal year, and the related consolidated statements of operations and retained earnings and cash flow for such fiscal year, setting forth in comparative form figures for the preceding fiscal year, all such financial statements to be in reasonable form and detail and audited by TILC’s independent public accountants and accompanied by an opinion of such accountants (which shall not be qualified or limited in any material respect) to the effect that such financial statements have been prepared in accordance with GAAP and present fairly the consolidated financial position and results of operations and cash flow of each of the Borrower and TILC and their respective consolidated Subsidiaries in accordance with GAAP consistently applied (except for changes with which such accountants concur).

(b)Quarterly Financial Statements. As soon as available, and in any event within 90 days after the end of each of the first three fiscal quarters in each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such fiscal quarter, together with related consolidated statements of operations and retained earnings and cash flow for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in comparative form figures for the corresponding periods of the preceding fiscal year, all such financial statements to be in form and detail and reasonably acceptable to the Administrative Agent, prepared in accordance with GAAP and present fairly in all material respects the consolidated financial position and results of operations and cash flow of the Borrower in accordance with GAAP consistently applied, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes required by GAAP.

(c)Officer’s Certificate. At the time of each delivery of the financial statements provided for in Sections 6.01(a) and 6.01(b) above, a certificate duly executed by a Responsible Officer of the Servicer (on behalf of the Borrower) in substantially the form of Exhibit A-7 (a “Financial Statement Certificate”): (i) attaching and certifying that such financial statements have been prepared in accordance with GAAP, (ii) certifying that TILC has a Consolidated Tangible Net Worth of at least $300,000,000 and (iii) stating that, to the Knowledge of each of the Borrower and the Servicer, no Trigger Event, Default, Servicer Replacement Event or Event of Default exists, or if any Trigger Event, Default, Servicer Replacement Event or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower and/or the Servicer proposes to take with respect thereto.

(d)[Intentionally Omitted].

(e)Notices Regarding Collateral. Promptly upon receipt from any Manufacturer, the Servicer, any Lessee or any Lessee’s insurance carrier or broker, copies of any material notice, communication, document or agreement related to any Portfolio Railcar or other Collateral. Promptly upon a Responsible Officer of the Borrower or the Servicer obtaining Knowledge thereof, notice of Liens with respect to any Portfolio Railcar other than Permitted Liens.

(f)Monthly Report. Not later than the third Business Day prior to each Settlement Date a Monthly Report setting forth the information contained in such Monthly Report for the Measuring Period ending most recently prior to such date (provided that if and to the extent such information is available only from a Lessee or the Administrative Agent, the Borrower’s obligation to provide such information shall be limited to providing such information as the Borrower or Servicer is able to obtain from the Administrative Agent and such Lessee through commercially reasonable efforts to enforce applicable provisions of the applicable Lease), including a complete list showing the make, manufacturer, model, car number and Mark of each Portfolio Railcar and each Lease with respect thereto, together with an executed and fully completed officer’s certificate substantially in the form of Exhibit L-2 hereto (if expenses are to be reimbursed to the Servicer as described in such certificate). The Administrative Agent shall review the Monthly Report and, in its sole discretion, provide the Borrower with any corrections or supplemental information regarding the Loans or amounts paid into or held in the Collection Account, which corrections and/or information the Borrower shall include in a revised Monthly Report. The Administrative Agent shall provide the Lenders and the Derivatives Creditors with a copy of the Monthly Report, as revised pursuant to the preceding sentence.

(g)Notices. Prompt notice of: (i) the occurrence of any Trigger Event, Default, Servicer Replacement Event or Event of Default; (ii) the occurrence of any Lessee Consent Trigger Event or Lease Event of Default; and (iii) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including: (A) breach or non-performance of, or any default under, a Contractual Obligation of any Facility Party; (B) any dispute, litigation, investigation or proceeding between any Facility Party and any Governmental Authority; (C) any litigation, investigation or proceeding affecting any Facility Party in which the amount involved exceeds $1,000,000 (in the case of the Borrower) or $10,000,000 (in the case of TILC), or in which injunctive relief or similar relief is sought, which relief, if granted, could be reasonably expected to have a Material Adverse Effect; and (D) any material change in accounting policies or financial reporting practice by the Borrower. Each notice pursuant to this Section 6.01(g) shall (x) be accompanied by a statement of a Responsible Officer of each of the Borrower and the Servicer setting forth details of the occurrence referred to therein and stating what action each Facility Party has taken and proposes to take with respect thereto and (y) if applicable, describe with particularity any and all provisions of this Agreement or the other Loan Documents that have been breached.

(h)Domestication in Other Jurisdiction. Without prejudice to the Borrower’s covenants set forth in ARTICLE VII and any rights or remedies exercisable in relation to any non-compliance thereof, not less than 30 days prior to any change in (i) the form or jurisdiction of organization of the Borrower, (ii) the “location” (as such term is used in Section 9-307 of the UCC) of the Borrower or (iii) the name of the Borrower, a copy of all documents and certificates intended to be filed or otherwise executed to effect any such changes.

(i)Test Date Reporting. On or prior to each Test Date, an Officer’s Certificate of the Borrower in substantially the form of Exhibit A-8 (a “Quarterly Compliance Certificate”) setting forth in detail reasonably satisfactory to the Administrative Agent: (i) (A) computations of the Debt Service Coverage Ratio as of such Test Date, (B) if applicable, the DSCR Cure that was or will be, as applicable, undertaken by the Borrower pursuant to Section 7.12(b) (including, if applicable, the Eligible Railcars that the Borrower has added or will add to the Portfolio to effectuate such DSCR Cure), (C) the Utilization Ratio is not less than 80% pursuant to Section 7.12(c), (D) a complete list of all Railcars comprising the Portfolio as of such DSCR Test Date (E) that any Derivative Agreement is in compliance with the requirements set forth in Section 2.13(b), and (F) compliance with the Concentration Limits, and (ii) if such Test Date is also an LTV Test Date (which, for the avoidance of doubt, occurs annually) (A) computations of the Loan-to-Value Ratio as of such Test Date, (B) if applicable, the LTV Cure that was or will be, as applicable, undertaken by the Borrower pursuant to Section 7.12(a) (including, if applicable, the Eligible Railcars that the Borrower has added or will add to the Portfolio to effectuate such LTV Cure) and (C) a complete list of all Railcars comprising the Portfolio as of such LTV Test Date, together with the Independent Appraisal for each such Railcar as required pursuant to Section 6.01(j).

(j)Independent Appraisals. With respect to each LTV Test Date, the Borrower shall at its own expense provide an Independent Appraisal with respect to all of the Portfolio Railcars. Each such Independent Appraisal shall have an effective date no earlier than, and provided to the Administrative Agent no earlier than, 45 days prior to such LTV Test Date. The Administrative Agent also may at any time and from time to time obtain an Independent Appraisal of any

Portfolio Railcar (in addition to the Independent Appraisal required by the preceding sentence) at its own expense, copies of which shall be provided to the Borrower. Each Independent Appraisal delivered pursuant to this Section 6.01(j) shall be in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 6.02Preservation of Existence and Franchises; Authorizations, Approvals and Recordations. The Borrower will do all things necessary to preserve the legality, validity, binding effect or enforceability of this Agreement, the Notes or any other Lease Document or Transaction Document, or permit the making of any payment or the transfer or remittance of any funds by the Borrower under this Agreement, the Notes or any other Lease Document or Transaction Document. The Borrower will be qualified to do business in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

SECTION 6.03Books and Records. The Borrower will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves) and shall keep full and accurate books relating to the Collateral, including, but not limited to, the originals of all documentation with respect thereto (other than original executed copies of the Portfolio Leases delivered to the Administrative Agent or its nominee under the Loan Documents), all credits granted thereon, all merchandise returned and all other dealings therewith, and the Borrower will make the same available to the Administrative Agent for inspection, at the Borrower’s own cost and expense, as provided in Section 6.11(a). The Borrower will keep, or, with respect to the Portfolio Railcars and the Portfolio Leases, cause the Servicer to keep, at all times books of record and account adequate to identify the Portfolio Railcars and Portfolio Leases and to locate the Portfolio Railcars and Portfolio Leases and, to the extent that the Lessee is required to provide such information pursuant to the applicable Portfolio Lease, to disclose its use, maintenance, condition and the income generated to the Borrower through the use thereof, in which full, true and correct entries will be made.

SECTION 6.04ERISA. The Borrower will not maintain or otherwise be or become liable or contingently liable in respect of any Pension Plan or Multiemployer Plan (as defined under Section 3(37)(A) of ERISA).

SECTION 6.05Payment of Taxes and Other Debt. The Borrower will pay and discharge (i) all material Taxes, assessments and other governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (ii) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of the Collateral and (iii) all of its other Debt as it shall become due; provided, however, that the Borrower shall not be required to pay any such Tax, assessment, charge, levy, claim or Debt which is being contested or negotiated in good faith by appropriate proceedings diligently pursued and as to which adequate reserves have been established in accordance with GAAP, unless the failure to make any such payment could reasonably be expected to have a Material Adverse Effect.

SECTION 6.06Insurance; Certain Proceeds; Casualty Proceeds. (a) (i) The Borrower will at all times maintain in full force and effect insurance in such amounts, covering such risk and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice (or as are otherwise required by the Collateral Documents), and in any event in compliance with the requirements of Schedule 6.06 hereof. The Collateral Agent shall be named as loss payee with respect to all such property policies described in this clause (i) and additional insured with respect to all such other policies (other than workers’ compensation and employee health policies, if any) described in this clause (i), and each provider of property damage insurance described in this clause (i), by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, (A) that the insurance carrier shall pay all proceeds otherwise payable to the Borrower under such policies to the Collateral Agent (which agreement shall be evidenced by a “standard” or “New York” lender’s loss payable endorsement in the name of the Collateral Agent), (B) to waive all claims for insurance premiums against the Collateral Agent and the other Protected Parties, (C) to provide coverage to the Collateral Agent for the benefit of the Protected Parties regardless of the breach by the Borrower of any warranty or representation made therein, (D) that no such policy is subject to co-insurance and (E) that it will give the Collateral Agent 30 days’ prior written notice before any such policy or policies shall be materially altered, terminated or canceled, and that no act or default of any Facility Party or any other Person (other than non payment of premiums) shall affect the rights of the Collateral Agent or the other Protected Parties under such policy or policies.

(ii)Notwithstanding the generality of the foregoing, (A) with respect to any Portfolio Railcar subject to a Lease, the Borrower agrees that it (or the Servicer acting on its behalf) shall enforce the provisions of the Lease against the applicable Lessee as to all required insurance pursuant to the terms thereof, and (B) with respect to any Portfolio Railcar not subject to a Lease, in addition to its covenants with respect to the Collateral described herein, the Borrower shall comply with the provisions of the Servicing Documents regarding insurance for the Railcar. The Borrower assumes all liability and responsibility in connection with the Portfolio and other property and assets acquired by it and the liability of the Borrower to pay the Obligations shall in no way be affected or diminished by reason of the fact that any such property may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to the Borrower.

(b)Any cash receipts from a Casualty (whether by way of Casualty Proceeds or Lessee indemnity payments or otherwise) received by either the Borrower or the Collateral Agent shall be deposited (in the Borrower’s sole discretion) into either (i) the Modifications and Improvements Account to fund all or a portion of the cost of one or more Required Modifications or Optional Modifications in respect of existing Railcars of the Borrower, (ii) the Substitution Account to fund the acquisition of Qualified Replacement Railcars or (iii) the Collection Account for application as Available Collections and applied pursuant to Section 2.07(c) (except for Excepted Payments, which shall be payable to the Persons for whose benefit any such payment is made). At any time in its discretion within 60 days of deposit into the Modifications and Improvements Account or Substitution Account, as the case may be, the Borrower may also elect to transfer amounts so deposited in the Modifications and Improvements Account (and not otherwise applied) or Substitution Account (and not otherwise applied) into the Collection Account for application as Available Collections for the Measuring

Period in which such transfer is made. In any other case, any such amounts in the Modifications and Improvements Account (and not otherwise applied) or Substitution Account (and not otherwise applied) shall be transferred to the Collection Account for application as Available Collections on the next Settlement Date following the 61st day following their deposit. Any insurance proceeds of a Casualty with respect to a Portfolio Railcar or Lessee indemnity payments in connection with a Casualty with respect to a Portfolio Railcar received by TILC or an Affiliate of TILC shall be promptly paid by TILC or such Affiliate of TILC to the Borrower for application in accordance with the foregoing provisions of this paragraph (b).

(c)The Borrower shall not operate any Portfolio Railcar and will prohibit each Lessee of any Portfolio Railcar to operate such Portfolio Railcar in violation of any provision of any insurance policy in effect with respect to such Railcar or in any jurisdiction where all of the insurance required hereunder shall not remain in full force and effect or in violation of any law, treaty, statute, rule, directive, regulation or order of any Governmental Authority having jurisdiction over such Portfolio Railcar or in violation of any applicable certificate, license or registration relating to such Portfolio Railcar issued by any such Governmental Authority.

(d)In connection with the covenants set forth in this Section 6.06, it is understood and agreed that:
(i)none of the Collateral Agent, the Depositary, the Custodian, the Administrative Agent, the Lenders or their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.06, it being understood that (A) the Borrower shall look solely to its insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Collateral Agent, the Depositary, the Custodian, the Administrative Agent, the Lenders or their agents or employees; provided, however, that if the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Borrower hereby agrees to waive its right of recovery, if any, against the Collateral Agent, the Depositary, the Custodian, the Administrative Agent, the Lenders and their agents and employees, to the extent permitted by law;

(ii)the Borrower will permit an insurance consultant retained by the Administrative Agent, at the expense of the Borrower, to review from time to time the insurance policies maintained by or on behalf of the Borrower annually or upon the occurrence of an Event of Default; and

(iii)in the event that the Borrower shall fail to maintain insurance as herein provided, the Administrative Agent may at its option, upon prior written notice to the Borrower (provided that the Borrower has not procured the necessary insurance in the interim and notified the Administrative Agent in reasonable detail of the procurement, coverage and term thereof), provide such insurance and, in such event, the Borrower shall, upon demand from time to time, reimburse the Administrative Agent for the cost thereof together with interest from the date of payment thereof, on the amount of the cost to the Administrative Agent of such insurance which the Borrower shall have failed to maintain. If after the Administrative Agent has provided such insurance, the Borrower

(iv)then obtains such coverage which was replaced by the insurance provided by the Administrative Agent, and the Borrower provides the Administrative Agent with evidence of such coverage reasonably satisfactory to the Administrative Agent, the Administrative Agent shall cancel the insurance it has provided pursuant to the first sentence of this paragraph. In such event, the Borrower shall reimburse the Administrative Agent for all costs to the Administrative Agent of cancellation, including without limitation any short rate penalty, together with interest from the date of the Administrative Agent’s payment thereof. In addition, at any time the Administrative Agent (either directly or in the name of any Lenders) or any Lenders may at its own expense carry insurance with respect to its interest in the Portfolio Railcars, provided that such insurance does not interfere with the Borrower’s ability to insure the Portfolio Railcars as required under the Loan Documents or adversely affect the Borrower’s insurance or the cost thereof. Any insurance payments received from policies maintained by the Agent or any Lender pursuant to the previous sentence shall be retained by the Administrative Agent or such Lender, as the case may be, without reducing or otherwise affecting the Borrower’s obligations hereunder.

SECTION 6.07Operation, Use and Maintenance. (a) Operation and Use. The Borrower will and will require each Lessee to use the Portfolio Railcars only for lawful purposes and shall use and operate and require each Lessee to use and operate the Portfolio Railcars in compliance in all material respects with Applicable Law, except for so long as the Borrower or a Lessee is contesting in good faith by appropriate proceedings diligently conducted the validity or application of such Applicable Law in any reasonable manner. The Portfolio Railcars may not be located or used in any country other than the United States, Canada or Mexico.

(b)Maintenance. The Borrower will or will require each Lessee to keep, repair and maintain the Portfolio Railcars (i) in good order and operating condition according to industry practice for Railcars of similar age and vintage, ordinary wear and tear excepted, (ii) in compliance in all material respects with Applicable Law, except for so long as the Borrower or a Lessee is contesting in good faith by appropriate proceedings diligently conducted the validity or application of such Applicable Law in any reasonable manner, (iii) suitable for use in interchange in accordance with the Interchange Rules and (iv) with respect to Portfolio Railcars not subject to a Lease, at least as well in all material respects as it would for other similar equipment owned, operated or serviced by the Servicer. In addition to (but without limitation of) the foregoing obligation of the Borrower, with respect to any Portfolio Railcar subject to a Lease, the Borrower will use reasonable commercial efforts to cause the Lessee of such Railcar to comply with the maintenance requirements set forth in such Leases.

(c)Identification Numbers. (i) The Borrower shall cause each Portfolio Railcar to be numbered with its reporting mark as shown on the Bill of Sale under which such Portfolio Railcar was delivered to the Borrower, and from and after such date keep and maintain, plainly, distinctly, permanently and conspicuously marked by a plate or stencil printed in contrasting colors upon each side of each such Portfolio Railcar, in letters not less than one inch in height, a legend substantially as follows:

“OWNERSHIP SUBJECT TO A SECURITY AGREEMENT
FILED WITH THE SURFACE TRANSPORTATION BOARD”

with appropriate changes thereof and additions thereto as may be required by law in order to protect the Collateral Agent’s right, title and interest in and to such Portfolio Railcars, its rights under the Security Agreement and the rights of the Administrative Agent and the other Protected Parties.
(ii)The Borrower may change or permit to be changed the identifying number of any Portfolio Railcar in accordance with its or the Servicer’s normal business practices at the time applied in a nondiscriminatory manner. Concurrently with the delivery of each Monthly Report or promptly upon request of the Collateral Agent or the Administrative Agent if there exists an Event of Default, the Borrower shall deliver to the Collateral Agent and the Administrative Agent a list of the identifying numbers of all Portfolio Railcars that have been changed within the period covered by such Monthly Report and prior thereto to the extent not previously disclosed by the Borrower and evidence of the filing, recording or depositing in such public offices where the Security Agreement (or memoranda or notices thereof) have been filed, recorded or deposited reflecting any changes in identifying numbers which have occurred within such period and prior thereto to the extent not previously disclosed by the Borrower as may be necessary to preserve and perfect the interest of the Collateral Agent and the Lenders in the Portfolio Railcars whose identifying numbers have changed.

(d)Insignia. Except as provided in Section 6.07(c), the Borrower will not allow the name of any Person to be placed on any Railcar as a designation that might be interpreted as a claim of ownership; provided, however, that the Borrower may permit any of the Portfolio Railcars to be lettered with the names, trademarks, initials or other insignia customarily used by the Borrower or its Affiliates (including the Marks Company), or any Lessee or its Affiliates, on railroad equipment used or leased by such Person of the same or a similar type for convenience of identification of its right to use such Portfolio Railcar under any applicable Lease, and any of the Portfolio Railcars may be lettered in an appropriate manner for convenience of identification of the interest of the Borrower or any Lessee therein.

SECTION 6.08Replacement of Parts; Modifications and Improvements. (a) Replacement of Parts. The Borrower, at its sole cost and expense (whether from the Operating Expense Account or otherwise), will as promptly as practicable replace all Parts with respect to Portfolio Railcars that are not then subject to a Lease or are required to be maintained by the Borrower pursuant to a Lease that may from time to time become worn out, obsolete, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever. In addition, in the course of maintenance, service, repair, overhaul or testing, the Borrower, at its sole cost and expense, may remove any Part, whether or not worn out, obsolete, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use. All replacement Parts shall be selected and installed in accordance with the Borrower’s or the Servicer’s normal business practices at that time applied in a nondiscriminatory manner, and shall be free and clear of all Liens except Permitted Liens and shall be in good operating condition.

(b)Lease Required Modifications and Improvements. Subject to clause (e) of this Section 6.08, the Borrower shall make or cause to be made such material modifications and improvements to each Portfolio Railcar to the extent required of the Borrower by the terms of the applicable Lease (each occurrence, a “Lease Required Modification”).

(c)Required Modifications and Improvements. Subject to clause (e) of this Section 6.08, the Borrower shall in the event (i) any Governmental Authority or any Applicable Law requires as a condition of continued use or operation of any Portfolio Railcar in any commodity service as reasonably determined by the Servicer that such Portfolio Railcar be altered or modified or (ii) any Governmental Authority determines that any Portfolio Railcar may be in an unsafe operating condition and as a result the Borrower determines that such Portfolio Railcar must be altered or modified (each occurrence under (i) and (ii), a “Required Modification”), the Borrower agrees to make or have made such Required Modification in a timely manner; provided that, the Borrower may, in good faith and by appropriate proceedings diligently conducted, contest the validity or application of any such law, regulation, requirement or rule in any reasonable manner which does not materially interfere with the use, possession, operation or return of any Portfolio Railcar or materially adversely affect the rights or interests of the Administrative Agent, Collateral Agent or the other Protected Parties in the Portfolio Railcars or under any Loan Document or otherwise expose the Borrower to criminal or material financial sanctions. Promptly after the Borrower becomes aware of the requirement to make a Required Modification, the Borrower shall notify the Administrative Agent thereof, which notice shall also set forth the time period for the making of such Required Modification and the Borrower’s reasonable estimate of the cost thereof. If the Borrower (after consultation with the Servicer) believes that any Required Modification to either an individual Portfolio Railcar or an aggregate of Portfolio Railcars would be economically impractical, the Borrower shall provide written notice to the Administrative Agent that such Required Modification is economically impractical, and shall treat such Portfolio Railcar as if an Event of Loss had occurred as of the date of such written notice with respect to such Portfolio Railcar. In such event the provisions of the Loan Documents and the Servicing Agreement with respect to Events of Loss shall apply with respect to such Portfolio Railcar. In reaching any decision as to whether a Required Modification is economically impractical, the Borrower shall assess the cost and timing of the Required Modification, the anticipated revenues and other sources of funds which would be available to the Borrower to fund such costs, the requirements of the Loan Documents and such other factors as the Borrower considers necessary or appropriate and shall provide a report to the Administrative Agent, regarding such assessment.

(d)Optional Modifications and Improvements. The Borrower may, upon consent of the Administrative Agent, modify, alter or improve any Portfolio Railcar in a manner which is not a Required Modification, including any Portfolio Railcar not then under a Lease (“Optional Modification”), if the Borrower concludes in good faith that the proposed Optional Modification is likely to enhance the marketability of the Portfolio Railcar (or such Optional Modification is requested by a Lessee); provided that Optional Modifications may be funded only from (i) capital contributions made by TILC to the Borrower (for the avoidance of doubt, such capital contributions are permitted but not required under this Agreement), (ii) distributions which would otherwise be made to or at the direction of the Borrower pursuant to Section 2.07(c)(i) or Section 2.07(c)(ii), or (iii) proceeds of a Permitted Discretionary Sale, Event of Loss or Casualty to the extent owing to the Borrower in accordance with the terms of this Agreement; provided that no Optional Modification shall diminish the fair market value, utility, residual value or remaining economic useful life of such Portfolio Railcar below the fair market value, utility, residual value or remaining economic useful life thereof immediately prior to such Optional Modification, in more than a de minimis respect.

(e)Modification Costs. The cost of any Lease Required Modification or Required Modification to a Railcar, to the extent not borne by the applicable Lessee, shall be borne by the Borrower.

SECTION 6.09Replacement of Railcars; Substitution Account.

(a)Disposition Proceeds. All Net Cash Proceeds from an Asset Disposition on deposit in the Collection Account shall be applied in the manner and order of priority set forth in Section 2.07(c)(i) or Section 2.07(c)(ii), as applicable, or alternatively, (i) in the case of an Asset Disposition constituting an Event of Loss or Condemnation, unless the Borrower intends to use the proceeds of such Asset Disposition to acquire Qualifying Replacement Railcars or to prepay the Loans, deposit such Net Cash Proceeds into the Modifications and Improvements Account to fund Optional Modifications in accordance with Section 6.09(b) below or (ii) in the case of an Asset Disposition constituting a Permitted Discretionary Sale, deposit such Net Cash Proceeds into the Substitution Account to fund the acquisition cost of the Qualifying Replacement Railcars previously identified by the Borrower or the Servicer on the applicable Qualifying Replacement Railcar Certificate (provided such Railcars remain commercially available for acquisition) in accordance with Section 6.09(c) below.

(b)Reinvestment of Proceeds from an Event of Loss or Condemnation. The Borrower may reinvest proceeds from an Event of Loss or Condemnation that have been deposited into the Modifications and Improvements Account as described above to fund all or a portion of the cost of one or more Required Modifications or Optional Modifications in respect of existing Railcars of the Borrower. At any time in its discretion within 60 days of deposit into the Modifications and Improvements Account, the Borrower may also elect to transfer amounts so deposited in the Modifications and Improvements Account (and not otherwise applied) into the Collection Account for application as Net Cash Proceeds for the Measuring Period in which such transfer is made. In any other case, any such amounts in the Modifications and Improvements Account (and not otherwise applied) shall be transferred to the Collection Account for application as Net Cash Proceeds on the next Settlement Date following the 61st day following their deposit.

(c)Reinvestment of Sale/Disposition Proceeds in Replacement Railcars. In the event the Borrower intends to use the proceeds of a Permitted Discretionary Sale to acquire Qualifying Replacement Railcars, the Borrower prior to such contemplated Permitted Discretionary Sale shall identify Qualifying Replacement Railcars to replace the Portfolio Railcars subject to the contemplated Permitted Discretionary Sale (such replacement to occur prior to the Settlement Date immediately preceding the date falling 60 days after the effective date of such Permitted Discretionary Sale) and shall deliver to the Administrative Agent a Qualifying Replacement Railcar Certificate prior to such Permitted Discretionary Sale. All Railcars that replace Portfolio Railcars subject to a Permitted Discretionary Sale shall be Qualifying Replacement Railcars in order to be Portfolio Railcars. Upon acquisition, such Replacement Railcars (and any related Leases) will become subject to the lien of the Security Agreement (and related Transaction Documents). To the extent such proceeds are not so used to acquire Qualifying Replacement

Railcars prior to the Settlement Date immediately preceding the date falling 60 days after the effective date of such Permitted Discretionary Sale, at the written direction of the Administrative Agent such amounts shall be transferred to the Collection Account prior to such Settlement Date for application as Net Cash Proceeds for the Measuring Period in which such transfer is made.

SECTION 7.00Use of Proceeds. The Borrower will use the proceeds of the Loans solely for the purposes set forth in Section 5.13.

SECTION 7.01Audits and Inspections. At the request of any Lender, the Administrative Agent shall have the right to (i) inspect all documents of the Borrower and the Servicer (the “Related Documents”), including without limitation all leases, insurance policies, warranties or other agreements relating to the Portfolio Railcars and the other Collateral (during such period of time when such Portfolio Railcar or other Collateral, as the case may be, was part of the Portfolio) (each such inspection, a “Related Document Inspection”); (ii) inspect and audit each of the Borrower’s and the Servicer’s books, records and databases (which shall include reasonable access electronic copies of the Borrower’s and the Servicer’s records to the extent necessary to determine compliance with the Transaction Documents) (collectively, the “Books and Records”) with respect to the Portfolio Railcars and the other Collateral and Related Documents (including without limitation data supporting all reporting requirements under the Transaction Documents) (each such inspection, a “Books and Records Inspection”); (iii) discuss (A) the affairs, finances and accounts of the Borrower and the Servicer and (B) the Portfolio Railcars and the other Collateral, the Related Documents and the Books and Records, in each case with the principal executive officer and the principal financial officer of each of the Borrower and the Servicer, as applicable; (iv) conduct evaluations and appraisals of the assets included in the Collateral; and (v) subject to restrictions and procedures on inspection of the Portfolio Railcars in any applicable Lease, conduct a physical inspection of any Portfolio Railcar or otherwise obtain a Physical Inspection Report with respect thereto (each such inspection, a “Physical Inspection”, and together with each other inspection described in (i), (ii), (iii) and (iv) above, collectively, the “Inspections”); provided, however, Related Documents and Books and Records shall not include the Servicer’s customer list or any other information that the Servicer reasonably determines is of a proprietary nature, unless failure to provide such information would cause either the Servicer or the Borrower to breach its respective obligations under any of the Transaction Documents. All Inspections shall be conducted, at the requesting Person’s expense and no more frequently than once in any annual period (unless such Inspection is conducting after the occurrence of an Event of Default which is continuing or reveals non-compliance with any covenant of the Borrower under the Loan Documents that constitutes a Default, in which case such Inspection shall be at the expense of the Borrower and there shall be no limit on the frequency of such Inspections), with at least five Business Days’ notice from the Administrative Agent to the Borrower (with respect to Inspections of the Borrower) and the Servicer (with respect to inspections of the Borrower or the Servicer) and shall be conducted during normal business hours, be subject to the Borrower’s and the Servicer’s customary security procedures, if any, and not unreasonably disrupt the Borrower’s or the Servicer’s business; provided that, without prejudice to any designation of a Lender as a representative of the Administrative Agent, no Lender shall be entitled to conduct its own Inspection but may attend any Inspection conducted by the Administrative Agent. Without prejudice to the right to conduct Inspections, all parties granted inspection rights hereunder shall confer with a view toward coordinating their conduct with respect to Inspections in order to minimize the costs thereof and business disruption attendant thereto. For the avoidance of doubt, any Physical Inspection conducted by the Administrative Agent shall (i) be subject to all rights of the applicable Lessee under the Lease (including quiet enjoyment rights), (ii) not interfere with the Borrower’s or any Lessees’ operation of the subject Railcars, and (iii) be limited to a total of 10% of the Portfolio Railcars (measured by number of Portfolio Railcars) for any single Physical Inspection.

SECTION 7.02Stamp Tax. If any jurisdiction in which any Portfolio Railcar is registered, operated or located, from time to time, requires the payment of a stamp Tax, fee or its equivalent in order to perfect the Collateral Agent’s security interest in such Railcar or otherwise to allow the Administrative Agent to realize upon the Collateral, the Borrower shall pay the amount of such stamp Tax, fee or its equivalent in accordance with Section 2.07(c).

SECTION 7.03Follow-On Leases. The Borrower will not enter into any Portfolio Lease which was not in place as of the Closing Date (and described in the applicable Notice of Borrowing) (a “Follow-On Lease”) unless (i) such Follow-On Lease is an Eligible Lease, (ii) will only be a lease of Eligible Railcars and (iii) the Supplemental Conditions have been satisfied with respect to such Follow-On Lease; provided that the Administrative Agent may waive the requirements of this Section 6.13 in its reasonable discretion. Each of the requirements of clause (i), (ii) or (iii) of this Section 6.13 shall have been satisfied prior to the execution of the applicable Follow-On Lease.

SECTION 7.04Accounts; Lessee Notices and Lessee Consents. (a) On or prior to the date hereof, the Borrower shall cause to be established one or more accounts with the Depositary pursuant to the Depository Agreement in the name of the Borrower. The Borrower shall cause the Depositary to create a Collection Account, an Operating Expenses Account, a Modifications and Improvements Account and a Substitution Account, in each case in accordance with the terms of the Depository Agreement.

(b)Any amounts from time to time held in the Collection Account, the Modifications and Improvements Account, Operating Expenses Account and the Substitution Account may be invested in Cash Equivalents (subject to the provisions of the Depository Agreement), at the Borrower’s risk as directed in writing by the Borrower, until the application thereof in accordance with this Agreement. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may direct by written notice the Depositary to pay to the Administrative Agent the amount specified in such notice from the Account(s) specified in such notice, and the Administrative Agent shall apply such amounts received from the Depositary to the repayment of the Obligations in accordance with the applicable provisions of Section 2.07(c).

(c)The Borrower hereby agrees to endeavor to transfer all Available Collections from the Customer Payments Account to the Collections Account within three Business Days of deposit in the Customer Payments Account but in no event later than six Business Days of deposit of any Available Collections in the Customer Payments Account, and shall provide timely written notice thereof (which notice may be made by facsimile or electronic mail) to the Administrative Agent, in each case in accordance with the Customer Collections Account Administration Agreement.

(d)If in respect of any Lease, at any time such Lease prohibits the lessor of such Lease to assign in favor of the Borrower or the Collateral Agent or grant a Lien in respect of its rights thereunder, pursuant to the terms of the applicable Sale Agreement and the Collateral Documents, unless notice of such assignment or Lien is provided to the relevant Lessee in accordance with the terms thereof (“Lease Notice Requirements”), the Borrower shall promptly after the Closing Date or, in the case of a Follow-On Lease, within 60 days after the date of execution thereof or, if later, promptly after the date on which such Lessee Notice Requirements became effective, provide a notice (each, a “Lessee Notice”) to such Lessee in writing that such Lease has been assigned to the Collateral Agent under the Loan Documents for the benefit of the Protected Parties. Each Lessee Notice shall be in form and substance sufficient to satisfy the Lease Notice Requirements of such Lease.

(e)If in respect of any Lease, at any time such Lease prohibits the lessor of such Lease to assign in favor of the Borrower or the Collateral Agent or grant a Lien in respect of its rights thereunder, pursuant to the terms of the applicable Sale Agreement and the Collateral Documents, without the consent of the relevant Lessee given in accordance with the terms thereof (“Lessee Consent Requirements”), the Borrower shall within 60 days after the Closing Date or date of execution of the applicable Follow-On Lease (as applicable) or, if later, 60 days after the date on which such Lessee Consent Requirements became effective, cause such Lessee to provide such consent (each, a “Lessee Consent”) in writing that such Lease has been assigned to the Collateral Agent under the Loan Documents for the benefit of the Protected Parties. Each Lessee Consent shall be in form and substance sufficient to satisfy the Lessee Consent Requirements of such Lease. If, in accordance with the terms set forth above, a Lessee Consent complying with this Section 6.14(e) is not obtained from the applicable Lessee within 60 days of the date on which such Lessee Consent Requirement arose, a “Lessee Consent Trigger Event” shall have occurred.

SECTION 7.05Servicer. The Borrower and the Administrative Agent further agree that, upon the occurrence and continuance of a Servicer Replacement Event or as otherwise provided in the Servicing Documents, the Administrative Agent (acting at the direction of the Required Lenders), without the consent or action of or by any Facility Party, may elect to succeed to all of the Borrower’s rights and powers under the Servicing Documents, and thereby shall succeed to any of the Borrower’s rights and powers to remove the Servicer, terminate any Servicing Document(s), appoint a new Servicer that is reasonably satisfactory to both the Administrative Agent and the Required Lenders, in accordance with Section 8.04 of the Servicing Agreement, and enter into new Servicing Document(s) with such new Servicer.

SECTION 7.06Action after an Event of Default. Following the occurrence and during the continuance of an Event of Default, the Borrower shall, in connection with taking any action or exercising any rights or remedies under any Lease Document or Servicing Document, comply in good faith with all requests from the Administrative Agent and Collateral Agent.

SECTION 7.07Required Disclosures. Promptly, following a request by the Administrative Agent or any Lender, the Borrower shall provide all documentation and other information the Administrative Agent or any Lender reasonably requests about any Facility Party or any Affiliate thereof in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower agrees that so long as any Lender has any Commitment hereunder or any Obligations or other amount payable hereunder or under any Note or other Loan Document remains unpaid:
SECTION 7.01Limitation on Debt. The Borrower will not incur, create, assume or permit to exist any Debt, including, without limitation, Derivatives Obligations except:

(i)Debt of the Borrower under or permitted by this Agreement and the other Loan Documents; and

(ii)Derivatives Obligations of the Borrower under Derivatives Agreements to the extent entered into after the Closing Date with the express written consent of the Administrative Agent to manage interest rate risks and not for speculative purposes.

SECTION 7.02Restriction on Liens. The Borrower will not create, incur, assume or permit to exist any Lien on any property or assets now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except Permitted Liens.

SECTION 7.03Nature of Business. The Borrower will not alter the character or conduct of the business conducted by it as of the Closing Date and activities directly related thereto.

SECTION 7.04Consolidation, Merger and Dissolution. The Borrower will not enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself or its affairs (or suffer any liquidations or dissolutions), or convert into any other Person.

SECTION 7.05Railcar Partial Prepayments; Asset Dispositions and Exchanges.

(a)The Borrower will not make or permit or consent to any Railcar Partial Prepayment or Asset Disposition, except that:

(i)following an Event of Loss with respect to a Railcar, the Borrower may make or permit or consent to any Asset Disposition for salvage or other obtainable value, “free and clear” of the Collateral Agent’s security interests, so long as the insurance proceeds of such Asset Disposition shall have been directly paid or upon receipt shall be paid to the Collateral Agent as sole loss payee in accordance with Section 6.06;

(ii)the Borrower may make or permit or consent to any Permitted Discretionary Sale (including in connection with a Securitization) being either a sale or exchange (each such exchange, a “Permitted Discretionary Exchange”) of the Relinquished Railcar if the Net Cash Proceeds of such Asset Disposition have or simultaneously therewith will be deposited into the Substitution Account; and

(iii)the Borrower may make or permit or consent to any Asset Disposition not otherwise described in clauses (i) or (ii) of this paragraph at the direction of the Administrative Agent (as directed by the Required Lenders), subject to any conditions imposed by the Administrative Agent relating thereto;

provided that, notwithstanding the foregoing, the Borrower will not make or permit or consent to any Railcar Partial Prepayment or Asset Disposition if, after giving effect thereto, the Aggregate Original Value of all Relinquished Railcars which have been subject to: (A) an Asset Disposition (including, for the avoidance of doubt, sales, but excluding all Permitted Discretionary Exchanges) from the Closing Date until (and including) the Maturity Date shall exceed 30% of the Aggregate Original Value of all the Initial Portfolio Railcars, or (B) an Asset Disposition (including, for the avoidance of doubt, sales and all Permitted Discretionary Exchanges) from the Closing Date until (and including) the Maturity Date shall exceed 50% of the Aggregate Original Value of all the Initial Portfolio Railcars (except that this proviso shall not apply to any Asset Dispositions described in clause (i) above).
(b)In respect of each Permitted Discretionary Exchange:

(i)the Borrower prior to such contemplated Permitted Discretionary Exchange shall identify Qualifying Replacement Railcars to replace the Portfolio Railcars subject to the contemplated Permitted Discretionary Sale and shall deliver to the Administrative Agent, as a condition precedent to such contemplated Permitted Discretionary Sale, (A) a Qualifying Replacement Railcar Certificate, and (B) an Additional Collateral Certificate, in each case on or prior to the effective time of such Permitted Discretionary Sale; and

(ii)if, after the Borrower has delivered to the Administrative Agent a Qualifying Replacement Railcar Certificate and an Additional Collateral Certificate as contemplated by clause (i) above, the effective date of the purchase of such Replacement Railcars does not occur within the period from the effective date of such sale of the Portfolio Railcars subject to the Permitted Discretionary Sale until the Settlement Date immediately preceding the date falling 60 days after the effective date of such sale, a “Railcar Sale Trigger Event” shall have occurred.

For the avoidance of doubt, all Railcars that replace Portfolio Railcars subject to a Permitted Discretionary Sale shall be Qualifying Replacement Railcars in order to be Portfolio Railcars, and upon acquisition, such Replacement Railcars (and any related Leases) will become subject to the Lien of the Security Agreement (and related Transaction Documents).

(c)Upon consummation of an Asset Disposition permitted under this Section 7.05, the Collateral Agent shall (to the extent applicable) deliver to the Borrower, upon the Borrower’s reasonable request and at the Borrower’s expense, such documentation as is reasonably necessary to evidence the release of the Collateral Agent’s security interests, if any, in the assets being disposed of, including amendments or terminations of Uniform Commercial Code Financing Statements, if any.

(d)Upon the request of the Collateral Agent from time to time, the Borrower will promptly and duly execute and deliver any and all such further instruments and documents as may be specified in such request which are reasonably necessary to perfect, preserve or protect the security interests created or intended to be created for the Replacement Railcars under the Collateral Documents, or to establish that the Borrower has title to such Railcars; provided that any such request shall be commercially reasonable and otherwise consistent with the security interests and Liens granted pursuant to the Collateral Documents.

SECTION 7.06Investments. The Borrower will not hold, make or acquire, any Investment in any Person, except that:

(i)the Borrower may invest in cash and Cash Equivalents pursuant to this Agreement and the Depository Agreement;

(ii)the Borrower may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(iii)the Borrower may acquire and own Investments (including Debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; and

(iv)to the extent permitted hereunder, the Borrower may purchase Eligible Railcars, Eligible Leases and other related inventory, machinery and equipment in the ordinary course of business.

SECTION 7.07Restricted Payments, etc. The Borrower will not declare or pay any Restricted Payments (other than Restricted Payments payable solely in Equity Interests (exclusive of Disqualified Stock)), of the Borrower, except that, so long as no Insolvency Event, Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may make Restricted Payments from time to time to the extent cash is made available to the Borrower pursuant to Section 2.07(c).

SECTION 7.08Transactions with Affiliates. The Borrower will not engage in any transaction or series of transactions with (i) any officer, director, holder of any Equity Interest in or other Affiliate of the Borrower or (ii) any Affiliate of any such officer, director, holder or Affiliate, other than (A) the payment of the Servicer’s Fees as provided in Section 2.07(c), (B) reimbursement of Servicer Advances pursuant to the Servicing Agreement and Section 2.07(c), (C) transfers of assets permitted by Section 7.05, (D) as otherwise expressly provided for or contemplated in any Loan Document and (E) so long as no Default or Event of Default has occurred and is continuing, other transactions (including the purchase of Railcars) which are engaged in by the Borrower in the ordinary course of its business on terms and conditions as favorable to it as would be obtainable by it in a comparable arm’s-length transaction with an independent, unrelated third party.

SECTION 7.09Fiscal Year; Organization and Other Documents. The Borrower will not (i) change its fiscal year, (ii) enter into any amendment, modification or waiver to its

Organization Documents, (iii) except with the consent of the Administrative Agent (at the direction of the Required Lenders) and subject to Section 7.13, amend, modify, extend, renew, cancel or terminate the Purchase and Contribution Agreement, any Bill of Sale, any other Sale Agreement, any Servicing Document, any Lease Document or any other Assigned Agreement (as defined in the Security Agreement), waive any material default under or breach of any such agreement, compromise or settle any material dispute, claim, suit or legal proceeding relating to any such agreement, sell or assign any such agreement or interest therein, consent to or permit or accept any prepayment of amounts to become due under or in connection with any such agreement, except as expressly provided therein, or take any other action in connection with any such agreement which would materially impair the value of the interests or rights of the Borrower thereunder or which would impair the interests or rights of the Administrative Agent under this Agreement, except that, unless the Administrative Agent shall have notified the Borrower upon the occurrence of an Event of Default that this exception is no longer available or if the same would otherwise be adverse in any material respect to the interests of the Administrative Agent and the Lenders, the Borrower may (or may permit the Servicer to) modify, make adjustments with respect to, extend or renew any Assigned Agreements in the ordinary course of business, and except that Section 7.13 and 7.14 shall govern the right of the Borrower to waive or permit the waiver of a Lease Default or Lease Event of Default or (iv) enter into any amendment, modification or waiver which is in any manner adverse to the interests of the Collateral Agent, the Administrative Agent and the Lenders to any Servicing Document or the Purchase and Contribution Agreement, in each case as in effect on the Closing Date. The Borrower will promptly provide the Lenders with copies of all amendments to the foregoing documents and instruments as in effect as of the Closing Date.

SECTION 7.10Additional Negative Pledges. The Borrower will not enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for an obligation if security is given for some other obligation, except pursuant to this Agreement and the other Loan Documents.

SECTION 7.11Impairment of Security Interests. The Borrower will not take or omit to take any action which action or omission might or would materially impair the security interests in favor of the Collateral Agent with respect to the Collateral.

SECTION 7.12Financial Ratios and Tests.

(a)Loan-to-Value Ratio.

i.If the Loan-to-Value Ratio on any LTV Test Date exceeds the LTV Maximum Ratio (an “LTV Failure”), and the Borrower has not effected an LTV Cure within the period from such LTV Test Date until 30 days thereafter, an “LTV Trigger Event” shall have occurred.

ii.Upon the occurrence of any LTV Failure, the Borrower shall be entitled, at any time prior to the occurrence of the LTV Trigger Event resulting from such LTV Failure, in any combination, to (A) prepay all or a portion of the principal amount of the Loans, and/or (B) add Eligible Railcars to the Portfolio, in each case in an amount sufficient to cause the Loan-to-Value Ratio to not exceed the LTV Maximum Ratio after giving pro forma effect to such addition or other action; provided that, in the case of clause (B) above, any such additional Eligible Railcars may not be added unless the applicable criteria set forth in the Permitted Discretionary Sale are satisfied as if such Eligible Railcars were being added to the Portfolio as Replacement Railcars pursuant to an Asset Disposition (each of (A) and (B), an “LTV Cure”).

(b)Debt Service Coverage Ratio.

i.If the DSCR on any DSCR Test Date is less than the DSCR Minimum (a “DSCR Failure”) , and the Borrower has not effected a DSCR Cure within the period from such DSCR Test Date until 60 days thereafter, a “DSCR Trigger Event” shall have occurred.

ii.Upon the occurrence of any DSCR Failure, the Borrower shall be entitled, at any time prior to the occurrence of the DSCR Trigger Event resulting from such DSCR Failure, in any combination, to (A) prepay all or a portion of the principal amount of the Loans, and/or (B) add Eligible Railcars to the Railcar Portfolio, in each case in an amount such that, if the DSCR were recalculated during the same DSCR Calculation Period and (x) such prepayment or addition of Eligible Railcars was deemed to have occurred at the commencement of such DSCR Calculation Period as described in clause (iii) below and (y) as a result, no DSCR Failure would have occurred; provided that, in the case of clause (B) above, any such additional Eligible Railcars may not be added unless the applicable criteria set forth in the Permitted Discretionary Sale are satisfied as if such Eligible Railcars were being added to the Portfolio as Replacement Railcars pursuant to an Asset Disposition (each of (A) and (B), a “DSCR Cure”).

iii.For the purposes of recalculating the DSCR as set forth above in connection with any DSCR Cure: (x) any prepayment of the Loans shall be deemed to have occurred at the commencement of the relevant DSCR Calculation Period, and (y) if one or more Eligible Railcars are added to the Railcar Portfolio then the Monthly Rent under the Leases attributable to each such Eligible Railcar shall be deemed to have been paid during the entire such DSCR Calculation Period.

(c)Utilization. If at any time the Utilization Ratio is less than 80% (a “Utilization Failure”), and the Borrower has not, within a period of 30 days from the date on which such Utilization Failure occurred, cured such Utilization Failure in accordance with Section 6.13 or otherwise, a “Utilization Trigger Event” shall have occurred.

SECTION 7.13No Amendments to the Lease Documents. Without prior written consent of the Administrative Agent (at the direction of the Required Lenders) or as expressly provided by the terms of this Agreement, and only then to the extent consistent with the Servicing Standard and Conflicts Standard (each as defined in the Servicing Agreement), the Borrower will not amend, modify, consent to or permit any change in the terms or otherwise alter or grant any consent or approval under any Lease Document in a manner which would materially and adversely affect the Collateral Agent, the Administrative Agent or Lenders.

SECTION 7.14Lease Default. Without the prior written consent of the Administrative Agent, which consent may be granted or withheld at the Administrative Agent’s sole discretion, the Borrower will not waive (or permit the waiver of) a Lease Default or Lease Event of Default under a Lease; provided, however, that unless a Default arising from the failure to make a payment when due hereunder or an Event of Default has occurred and is continuing, the Borrower may elect, in its reasonable discretion, to the extent consistent with the Servicing Standard and Conflicts Standard (each as defined in the Servicing Agreement) and upon written notice to the Administrative Agent, to give such waiver (or permit such waiver), so long as such waiver is limited to the particular facts giving rise to such Lease Default or Lease Event of Default and does not prejudice the Borrower’s (or Collateral Agent’s, by assignment) rights under the relevant Lease to exercise remedies with respect to any other or future Lease Defaults or Lease Events of Default; provided, further, that any such waiver without the prior written consent of the Administrative Agent shall not cause a Lease which otherwise would fail to be an Eligible Lease to be an Eligible Lease.

SECTION 7.15[Intentionally Omitted].

SECTION 7.16Special Purpose. The Borrower will not:

(a)employ or maintain any employees other than as required by Applicable Law; provided that officers and directors shall not be deemed to be employees for purposes of this Section 7.16;

(b)hold or own any Subsidiaries;

(c)engage in any activity other than the purchase, ownership, leasing, exploitation and sale of the Portfolio Railcars or own any assets other than the Portfolio Railcars and other assets expressly contemplated under this Agreement and the other Loan Documents or Lease Documents;

(d)incur any obligation to any third party except as permitted by this Section 7.16, as provided in a Lease or any other Lease Document, any Loan Document or any related documents; or

(e)own, or otherwise have title to, any deposit account or securities account other than the Collection Account or other accounts required by the Loan Documents or by the Lease Documents or otherwise consented to by the Administrative Agent.

SECTION 7.17Independence of Covenants. All covenants contained herein shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists.

SECTION 7.18Concentration Limits. The Borrower shall not acquire, dispose of, substitute, lease or re-lease any Railcar if such transaction would cause the Portfolio to exceed any of the Concentration Limits.

SECTION 7.19PATRIOT Act; OFAC.

(a)The Borrower shall ensure that at all times that neither it nor any of its directors, officers nor, to the Knowledge of Borrower, employees, agents, advisors or Affiliates is subject to any Sanctions.

(b)The Borrower shall ensure that at all times each of the Borrower and its directors, officers and, to the Knowledge of Borrower, employees, agents, advisors and Affiliates is in compliance with: (i) all Sanctions Laws, (ii) all Anti-Corruption Laws in all material respects and (iii) all Anti-Terrorism Laws in all material respects; provided, that, for the purposes of clauses (ii) and (iii) of this Section 7.19(b) only and in respect of any such Person, the term “in all material respects” means compliance in every respect except for any violation of Anti-Corruption Laws or Anti-Terrorism Laws which does not result and could not reasonably be expected to result: (x) in any criminal liability being imposed on such Person, (y) subject to clause (z), in any civil liability being imposed on such Person in excess of $500,000 (whether through private action or enforcement), and (z) in any liability (civil, criminal or otherwise) being imposed on such Person which in turn results, or could reasonably be expected to result, in liability being imposed on any Protected Party under Anti-Corruption Laws or Anti-Terrorism Laws.

(c)No part of the proceeds of the Loans or New Term Loans will be used, directly or indirectly, (A) for the purpose of financing any activities or business of or with any Person or in any country or territory that at such time is the subject of any Sanctions or (B) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law.

ARTICLE VIII

OTHER REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 8.01.Lender’s Representation and Warranty. Each Lender represents and warrants as to itself on the Closing Date, and as to itself at all times until the Termination Date that no part of the assets to be used by such Lender to purchase the Loans or Notes constitutes assets of an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, a “plan” as defined in Section 4975 of the Code which is subject to Section 4975 of the Code, an entity whose underlying assets include “plan assets” by reason of any such employee benefit plan or plan’s investment in such entity, or a governmental, church or non-U.S. plan which is subject to any federal, state, local or non-U.S. law that is similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.

SECTION 8.02.Quiet Enjoyment. The Administrative Agent, the Collateral Agent and each Lender hereby covenant and agree that so long as no Lease Event of Default has occurred and is continuing, neither it nor any Person claiming by, through or under it shall take or cause to be taken any action contrary to any Lessee’s or any permitted sublessee’s right to quiet enjoyment of, and the continuing possession, use and operation of, the relevant Portfolio Railcar during the term of such Lease and in accordance with the terms of such Lease. To the extent reasonably requested by a Lessee in connection with the Closing Date, the Administrative Agent, the Collateral Agent and each Lender shall confirm this Section 8.02.

ARTICLE IX

DEFAULTS
SECTION 9.01Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events or conditions (each an “Event of Default”):

(a)Payment. (i) Any default shall occur in the payment when due (whether by scheduled maturity, prepayment, acceleration or otherwise) of any principal of or any interest on the Loans, and such payment is not received (A) in the case of any such payment constituting a Mandatory Prepayment Amount, within five Business Days of the due date therefor, or (B) in the case of all other such payments, within one Business Day of the due date therefor, or (ii) any default shall occur in the payment when due of any fees or other amounts owing to any Protected Party under any Loan Document or in connection herewith or therewith (in any case, other than with respect to interest calculated by reference to the Default Margin), which default shall continue for 15 days after notice thereof has been given to the Borrower and the Servicer by the Administrative Agent.

(b)[Intentionally Omitted].

(c)Representations. Any representation, warranty or statement made or deemed to be made by the Borrower or the Servicer in any Transaction Document, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue or incorrect on the date as of which it was made or deemed to have been made and if capable of being cured shall not have been cured within 15 days after the earlier of an executive officer of the Borrower and/or Servicer, as the case may be, becoming aware of such untruth or notice thereof given by the Administrative Agent to the Borrower and/or Servicer, as the case may be; provided, that the representations and warranties made by the Borrower in Sections 5.10 and 5.26 shall be deemed to be incapable of cure.

(d)Covenants. The Borrower shall:

(i)default in the due performance or observance by it of any term, covenant or agreement contained in Sections 6.06, 6.14(c), 7.01, 7.02, 7.03, 7.04, 7.05, 7.06, 7.09, 7.10, 7.11, 7.13, 7.16 and 7.19 of this Agreement;

(ii)default in the due performance or observance by it of any term, covenant or agreement contained in Section 6.01(f), 6.01(i) or 6.10 and such default shall continue unremedied for a period of two Business Days;

(iii)[Intentionally Omitted];

(iv)default in the due performance or observance by it of any term, covenant or agreement contained in ARTICLE VI (other than those referred to in subsections (a), (b), (c), (d)(i) or (d)(ii) of this Section 9.01) and such default shall continue unremedied for a period of 15 days after the earlier of an executive officer of the Borrower or the Servicer becoming aware of such default or notice thereof given by the Administrative Agent to the Borrower and/or the Servicer, as the case may be; or

(v)default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c), (d)(i), (d)(ii), (d)(iii) or (d)(iv) of this Section 9.01) contained in this Agreement and such default shall continue unremedied for a period of 30 days after the earlier of an executive officer of the Borrower or Servicer becoming aware of such default or notice thereof given by the Administrative Agent to the Borrower and/or the Servicer, as the case may be.

(e)Loan Documents. Except pursuant to the terms thereof, any Loan Document shall (i) fail to be in full force and effect or any Facility Party shall so assert or (ii) fail to give (or the Borrower or TILC should assert the failure to give) the Collateral Agent and/or the Lenders the perfected first priority security interests (subject to Permitted Liens), liens, rights, powers and privileges purported to be created thereby.

(f)Cross-Default. (i) There occurs under any Derivatives Agreement an Early Termination Date (as defined in such Derivatives Agreement) resulting from any event of default under such Derivatives Agreement as to which the Borrower is the Defaulting Party (as defined in such Derivatives Agreement), and the Derivatives Termination Value owed by the Borrower as a result thereof is greater than $1,000,000. (ii) The Borrower shall fail to pay any principal or interest, regardless of amount, due in respect of any Debt (other than Debt under the Loan Documents) with a principal balance in excess of $1,000,000, when and as the same shall become due and payable (except to the extent such payment is being contested by the Borrower in good faith by appropriate proceedings diligently conducted).

(g)Insolvency Events. (i) The Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing or (ii) an involuntary case or other proceeding shall be commenced against the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days, or any order for relief shall be entered against the Borrower under the federal bankruptcy laws as now or hereafter in effect.

(h)Judgments. One or more judgments, orders, decrees or arbitration awards is entered against the Borrower involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), as to any single or related series of transactions, incidents or conditions, of $1,000,000 or more, and the same shall remain undischarged, unvacated and unstayed pending appeal or otherwise unpaid or unsatisfied for a period of 30 days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment or the Borrower shall enter into any agreement to settle or compromise any pending or threatened litigation, as to any single or related series of claims, involving payment of $1,000,000 or more by the Borrower, or any non-monetary judgment, order or decree is entered against the Borrower which has or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(i)Ownership. There shall occur a Change of Control.

(j)TILC as Servicer. TILC shall cease to be the “Servicer” under the Servicing Agreement.

SECTION 9.02Acceleration; Remedies. Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived in writing by the Required Lenders (or all of the Lenders as may be required pursuant to Section 11.03), the Collateral Agent upon the request and written direction of the Administrative Agent (at the direction of the Required Lenders), shall by written notice to the Borrower, take any of the following actions without prejudice to the rights of the Collateral Agent, the Administrative Agent or any Lender to enforce its claims against the Borrower except as otherwise specifically provided for herein:

(a)Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations of any and every kind owing by the Borrower to any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(b)Enforcement of Rights. Enforce any and all rights and interests created and existing under the Loan Documents, including, without limitation, directing the Collateral Agent to enforce any and all rights and remedies existing under the Collateral Documents and all rights of set-off.

(c)Lessee Notices. Deliver the Lessee Notices to the applicable Lessees with respect to any or all of the Portfolio Leases.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.01(g) shall occur, then all Loans, all accrued interest in respect thereof and all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders hereunder and under the other Loan Documents shall immediately become due and payable without the giving of any notice or other action by the Collateral Agent, the Administrative Agent or the Lenders, which notice or other action is expressly waived by the Borrower.
Notwithstanding the fact that enforcement powers reside primarily with the Collateral Agent and the Administrative Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.

In case any one or more of the covenants and/or agreements set forth in this Agreement or any other Loan Document shall have been breached by the Borrower, then the Administrative Agent and the Collateral Agent may, at the written direction of the Administratve Agent, proceed to protect and enforce the Lenders’ rights by suit in equity and by action at law, including an action for damages as a result of any such breach or an action for specific performance of any such covenant or agreement contained in this Agreement or such other Loan Document. Without limitation of the foregoing, the Borrower agrees that failure to comply with any of the covenants contained herein may cause irreparable harm and that specific performance shall be available as a remedy in the event of any breach thereof. The Administrative Agent and Collateral Agent, as the case may be, acting pursuant to this paragraph shall be indemnified by the Borrower against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including reasonable legal and accounting fees and expenses) in accordance with Section 11.05.

SECTION 9.03Priority of Security Interests. Notwithstanding anything contrary contained in this Agreement or any other Loan Document, the Borrower, the Collateral Agent, the Administrative Agent and each other Protected Party (for purposes of this Section 9.03, the term “Protected Parties” shall not include the Servicer) acknowledge and agree that any Liens on the Collateral regardless of how or when acquired, whether by grant, statute, operation of law, subrogation, purchase money obligations or otherwise that are granted to or held by, the Lenders, other Protected Parties or the Collateral Agent for the benefit of the Lenders and such Protected Parties, shall be a “first” priority security interest and shall be senior to all other security interests. Notwithstanding any other provision of this Agreement (including the Lien priorities set forth herein), all proceeds from Collateral shall be applied against all or any part of the Obligations as set forth in Section 2.07(c)(i) or Section 2.07(c)(ii), as applicable.

ARTICLE X

AGENCY PROVISIONS

SECTION 10.01.Appointment; Authorization. (a) Appointment. Each Lender hereby designates and appoints the Administrative Agent as agent of such Lender to act as specified herein and in the other Loan Documents, and each such Lender hereby authorizes the Administrative Agent, as the agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto, including but not limited to the appointing of the Collateral Agent and the Custodian under the Security Agreement. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any of the other Loan Documents, or shall otherwise exist against the Administrative Agent. In performing its functions and duties under this Agreement and the other Loan Documents, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower. Without limiting the generality of the foregoing two sentences, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this ARTICLE X (other than Section 10.09) are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor the Collateral Agent shall have any rights as a third party beneficiary of the provisions hereof (other than Section 10.09).

(b)Collateral Documents. Without limiting the generality of clause (a) of this Section 10.01, each Lender hereby further authorizes the Administrative Agent to appoint U.S. Bank National Association as Collateral Agent, the Custodian and Depositary to enter into any Collateral Document as secured party on behalf of and for the benefit of such Lender or otherwise and to require the delivery of any Collateral Document which the Administrative Agent determines is necessary or advisable to protect or perfect the interests of the Protected Parties in any Collateral and agrees to be bound by the terms of each of the Collateral Documents. Anything contained in any of the Loan Documents to the contrary notwithstanding, but subject to Section 11.08, each Lender agrees that no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or Loan Document, it being understood and agreed that all powers, rights and remedies under the Collateral Documents may be exercised solely by the Administrative Agent (or its designee, including the Collateral Agent, the Custodian and the Depositary) for the benefit of Protected Parties in accordance with the terms thereof. Each Lender hereby authorizes the Administrative Agent (or its designee, including the Collateral Agent, the Custodian and the Depositary) (a) to release or subordinate Collateral as permitted or required under this Agreement or the Collateral Documents, and agrees that a certificate or other instrument executed by the Administrative Agent or Collateral Agent evidencing such release of Collateral shall be conclusive evidence of such release as to any third party and (b) except as otherwise expressly provided in Section 11.03 hereof, to enter into any amendments or waivers of the Collateral Documents which the Administrative Agent determines are necessary or advisable including, without limitation, Collateral Documents the form of which are exhibits to this Agreement.

SECTION 10.02.Delegation of Duties. The Administrative Agent, the Custodian, the Depositary and Collateral Agent may execute any of their respective duties hereunder or under the other Loan Documents by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. None of the Administrative Agent, the Custodian, the Depositary nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct.

SECTION 10.03.Exculpatory Provisions. None of the Administrative Agent, the Custodian, the Depositary, the Collateral Agent, nor any of their respective directors, officers, employees or agents, shall be (i) liable for any action lawfully taken or omitted to be taken by any of them under or in connection herewith or in connection with any of the other Loan Documents or the transactions contemplated hereby or thereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein) or (ii) responsible in any manner to any of the Lenders or participants for any recitals, statements, representations or warranties made by any of the Facility Parties contained herein or in any of the other Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by the Administrative Agent, the Custodian, the Depositary or the Collateral Agent under or in connection herewith or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of any Facility Party to perform its obligations hereunder or thereunder or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Facility Parties.

SECTION 10.04.Reliance on Communications. Each of the Administrative Agent, the Custodian, the Depositary and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex, teletype or e-mail message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any of the Facility Parties, independent accountants and other experts selected by the Administrative Agent in the absence of gross negligence or willful misconduct). The Administrative Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 11.06(b). Each of the Administrative Agent, the Custodian, the Depositary and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or under any of the other Loan Documents unless it shall first receive such advice or concurrence of all the Lenders (to the extent specifically provided in Section 11.03) or the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each of the Administrative Agent, the Custodian, the Depositary and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with a request of all the Lenders (to the extent specifically provided in Section 11.03) or the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns). Where this Agreement expressly permits or prohibits an action unless all the Lenders (to the extent specifically provided in Section 11.03) or the Required Lenders otherwise determine, each of the Administrative Agent, the Custodian, the Depositary and the Collateral Agent shall, and in all other instances each of the Administrative Agent, the Custodian, the Depositary and the Collateral Agent may, but shall not be required to, initiate any solicitation for the consent or vote of the Lenders.

SECTION 10.05.Notice of Default. The Administrative Agent shall not be deemed to have Knowledge or notice of the occurrence of any Trigger Event, Default, Servicer Replacement Event or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the accounts of the

Lenders, unless the Administrative Agent has received notice from a Lender, the Servicer or the Borrower referring to this Agreement or the Servicing Agreement, as applicable, describing such Trigger Event, Default, Servicer Replacement Event or Event of Default and stating that such notice is a “notice of trigger event”, “notice of default”, “notice of servicer replacement event” or a “notice of event of default” as the case may be. If the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. Each of the Administrative Agent and the Collateral Agent shall take such action with respect to such Trigger Event, Default, Servicer Replacement Event or Event of Default as shall be reasonably directed by, in the case of the Collateral Agent, the Adminstrative Agent and, in the case the Administrative Agent, the Required Lenders; provided, however, that unless and until the Administrative Agent or Collateral Agent, as the case may be, has received any such direction, the Administrative Agent or the Collateral Agent, as the case may be, may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Trigger Event, Default, Servicer Replacement Event or Event of Default or it shall deem advisable or in the best interest of the Lenders.

SECTION 10.06.Credit Decision; Disclosure of Information by Administrative Agent or Collateral Agent. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent has made any representations or warranties to it and that no act by the Administrative Agent or Collateral Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Facility Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or Collateral Agent to any Lender as to any matter, including whether the Administrative Agent or Collateral Agent has disclosed material information in its possession. Each Lender represents to the Administrative Agent and Collateral Agent that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Facility Parties, and all requirements of Applicable Law, and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and the other Facility Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or Collateral Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of any Facility Party or their respective Affiliates which may come into the possession of the Administrative Agent or Collateral Agent, as the case may be.

SECTION 10.07.Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders agree, severally but not jointly, to indemnify the Administrative Agent, the Custodian, the Depositary and the Collateral Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitments (or if the Commitments have expired or been terminated, in accordance with the respective principal amounts of outstanding Loans of the Lenders), from and against any and all Indemnified Liabilities which may at any time (including without limitation at any time following payment in full of the Obligations and including the costs and expenses of enforcing such Obligations) be imposed on, incurred by or asserted against the Administrative Agent, the Custodian, the Depositary or the Collateral Agent in each of their respective capacities as such in any way relating to or arising out of this Agreement or the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent, the Custodian, the Depositary or Collateral Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment to the Administrative Agent, the Custodian, the Depositary or Collateral Agent of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. If any indemnity furnished to the Administrative Agent, the Custodian, the Depositary or Collateral Agent for any purpose shall, in the opinion of the Administrative Agent, the Custodian, the Depositary or Collateral Agent, as the case may be, be insufficient or become impaired, each of the Administrative Agent, the Custodian, the Depositary or Collateral Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. Without limitation of the foregoing, each Lender shall reimburse each of the Administrative Agent, the Custodian, the Depositary and Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including fees and disbursements of counsel) incurred by each of the Administrative Agent, the Custodian, the Depositary and Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent, the Custodian, the Depositary or Collateral Agent is not reimbursed for such expenses by or on behalf of the Borrower. The agreements in this Section shall survive the payment of the Obligations and all other obligations and amounts payable hereunder and under the other Loan Documents.

SECTION 10.08.Administrative Agent, the Custodian, the Depositary and Collateral Agent in Their Individual Capacities. The Administrative Agent, the Collateral Agent, the Custodian, the Depositary and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting and other business with the Borrower or any other Facility Party as though the Administrative Agent, the Custodian, the Depositary or Collateral Agent were not the Administrative Agent, the Custodian, the Depositary or Collateral Agent hereunder or under another Loan Document. The Lenders acknowledge that, pursuant to any such activities, the Administrative Agent, the Custodian, the Depositary or its Affiliates may receive information regarding any Facility Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Facility Party or such Affiliate) and acknowledge that none of the Administrative Agent, the Custodian, the Depositary nor the Collateral Agent shall be under any obligation to provide such information to them. With respect to the Loans made by and all obligations owing to it, each of the Administrative Agent, the Custodian, the Depositary and the Collateral Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it was not the Administrative Agent, the Custodian, the Depositary or the Collateral Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent, the Custodian, the Depositary or Collateral Agent, as the case may be, in their respective individual capacities.

SECTION 10.09.Term; Successor Administrative Agents. The Administrative Agent may (i) resign upon 30 days’ written notice to the Lenders, the Borrower and the Servicer, and (ii) be removed as Administrative Agent upon the request of the Required Lenders. If the Administrative Agent resigns under a Loan Document, the Required Lenders shall appoint from among the Lenders a successor Administrative Agent, which successor Administrative Agent, if other than a Lender, shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment prior to the effective date of the resignation of the resigning Administrative Agent, then the resigning Administrative Agent, after consulting with the Lenders and the Borrower shall appoint a successor Administrative Agent; provided, however, such successor Administrative Agent is a Lender hereunder or a commercial bank organized under the laws of the United States and has a combined capital and surplus of at least $500,000,000. If no successor Administrative Agent is appointed prior to the effective date of the resignation of the resigning Administrative Agent, the resigning Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor Administrative Agent, from among the Lenders. Upon the acceptance of any appointment as an Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent, shall be discharged from its duties and obligations as an Administrative Agent, as appropriate, under this Agreement and the other Loan Documents and the provisions of this Section 10.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent under this Agreement. If no successor Administrative Agent has accepted appointment as Administrative Agent within 60 days after the retiring Administrative Agent’s giving notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless become effective and the Lenders shall perform all duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.

SECTION 11.00Request for Documents. Each of the Administrative Agent and the Collateral Agent shall from time to time upon reasonable request therefor furnish each Lender with copies of the Funding Package, Railcar Documentation, Lease Documents and/or Loan Documents (to the extent such Funding Package, Railcar Documentation, Lease Documents and/or Loan Documents are provided by the Borrower or other third parties, in the form and to the extent provided to the Administrative Agent or the Collateral Agent by the Borrower or such third parties).

ARTICLE XI

MISCELLANEOUS

SECTION 11.01Notices and Other Communications. (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or electronic mail address specified for notices as set forth on Schedule 11.01 or at such other address as shall be designated by such party in a notice to the Borrower and the Administrative Agent. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, (x) in the case of any notice or communication addressed or copied to the Collateral Agent, the Custodian or the Depositary only, upon receipt by the addressee thereof, and (y) in the case of any notice or communication addressed or copied to any other Person, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when sent and confirmed by a copy sent by the methods described in (A), (B) or (C) above; provided, however, that notices and other communications to the Administrative Agent pursuant to ARTICLE II shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 11.01, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

(b)Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to requirements of Applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Facility Parties, the Administrative Agent, the Collateral Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)Reliance by Administrative Agent, Collateral Agent and Lenders. The Administrative Agent, the Collateral Agent, the Custodian, the Depositary and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, Collateral Agent, the Custodian, the Depositary and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 11.02No Waiver; Cumulative Remedies. No failure or delay on the part of the Administrative Agent, Collateral Agent, the Custodian, the Depositary or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Administrative Agent, Collateral Agent, the Custodian, the Depositary or any Lender and any of the Facility Parties shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent, Collateral Agent, the Custodian, the Depositary or any Lender would otherwise have. No notice to or demand on any Facility Party in any case shall entitle the Facility Parties to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, Collateral Agent, the Custodian, the Depositary or the Lenders to any other or further action in any circumstances without notice or demand.

SECTION 11.03Amendments, Waivers and Consents. Neither this Agreement nor any other Loan Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated except, in the case of this Agreement or any other Loan Document, pursuant to an agreement or agreements or a consent or consents in writing entered into by the Borrower, each other Facility Party which is party thereto, and the Administrative Agent (acting at the direction of the Required Lenders); provided that the foregoing shall not restrict the ability of the Administrative Agent (at the direction of the Required Lenders) to (x) waive any Event of Default prior to the time the Administrative Agent (at the direction of the Required Lenders) shall have declared the Loans immediately due and payable pursuant to ARTICLE IX, or (y) effect any amendments to the Loan Documents as a result of the making of any New Term Loans in accordance with Section 2.14; provided, however, that:

(i)no such amendment, change, waiver, discharge or termination shall, without the consent of each Lender affected thereby:

(A)extend the Maturity Date or any payment of the Loans due thereon; provided that this clause (A) shall not restrict the ability of the Required Lenders to waive any Event of Default (other than an Event of Default the waiver of which would effectively result in any such extension or waiver), prior to the time the Administrative Agent shall have declared, or the Required Lenders shall have requested the Administrative Agent to declare, the Loans immediately due and payable pursuant to ARTICLE IX;

(B)reduce the rate, or extend the time of payment, of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees hereunder or amend or modify or, if applicable, waive the effects of the definition of “Applicable Facility Margin”;

(C)reduce or waive the principal amount of any Loan or amend or modify or, if applicable, waive the effects of the definition of “Required Principal Payment Amount”;

(D)except as set forth in clause (y) above, increase the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default, Servicer Replacement Event or Event of Default or a mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);

(E)release all or substantially all or less than all of the Collateral securing the Credit Obligations hereunder (provided that the Collateral Agent may, without consent from any other Lender, release any Collateral that is sold or transferred by the Borrower in compliance with Section 7.05, or released in compliance with Section 9.12 of the Security Agreement);

(F)amend, modify or waive any provision of Section 7.12;

(G)release any Facility Party from its respective obligations under the Loan Documents and/or the Servicing Documents;

(H)amend, modify or waive any provision of this Section 11.03, amend or modify any reference to or, if applicable, waive the effects of the definition of “Required Lenders”, “Supermajority Lenders” or to any other provisions requiring a particular number or percentage of Lenders (whether based on number, Credit Exposure or otherwise), or reduce any percentage specified in, or otherwise modify, the definition of “Required Lenders” or “Supermajority Lenders”;

(I)amend or modify or, if applicable, waive the effects of the definition of “Advance Rate”;

(J)consent to the assignment or transfer by the Borrower or the Servicer of any of its rights and obligations under (or in respect of) the Loan Documents and the Servicing Agreement, except as permitted thereby;

(K)amend or modify or, if applicable, waive the effects of the definition of “Maturity Date” or “Events of Default”;

(L)amend, modify or waive any provision of Section 2.07(c); or

(M)amend, modify or waive any provision of Sections 2.10 or 2.11;

(ii)no such amendment, change, waiver, discharge or termination shall, without the consent of the Supermajority Lenders affected thereby:

(A)amend or modify or, if applicable, waive the effects of the definition of “Monthly Report” or amend, modify or waive any of Exhibit A-5; or

(B)amend or modify or, if applicable, waive the effects of the definition of “Loan-to-Value Ratio”, “LTV Maximum”, “DSCR” or “DSCR Minimum”;

(C)amend or modify or, if applicable, waive the effects of the definition of “Concentration Limits” or amend, modify or waive any of Schedule A; and

(iii)no provision of ARTICLE X may be amended without the consent of the Administrative Agent.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (i) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (ii) the Required Lenders may consent to allow the Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding.

No amendment to(i) the definitions of “Creditor,” “Derivatives Agreement,” “Derivatives Creditor”, “Derivatives Obligations,” “Derivatives Termination Value,” “Obligations” or “Protected Party” contained in Section 1.01 and in the definition of “Secured Obligations” in Section 1.01 of the Security Agreement, (ii) Section 2.07(c), (iii) Section 9.01, (iv) Section 9.03, (v) this paragraph of Section 11.03, (vi) Section 11.17, (vii) Section 9.06 of the Security Agreement and (viii) Section 9.06 of the Parent Security Agreement only, in each of clauses (i) through (viii), in a manner that materially adversely affects a Derivatives Creditor, shall be effective without the written concurrence of such Derivatives Creditor and no addition of any new provision to this Agreement in a manner that impacts any of the sections described in clauses (i) through (viii) of this paragraph only and that materially adversely affect a Derivatives Creditor shall be effective without the written concurrence of such Derivatives Creditor. Prior to any amendment of the sections described in clauses (i) through (vii) of this paragraph, the Administrative Agent shall provide ten Business Days written notice to the Derivatives Creditors.

The various requirements of this Section 11.03 are cumulative. Each Lender and each holder of a Note shall be bound by any waiver, amendment or modification authorized by this Section 11.03 regardless of whether its Note shall have been marked to make reference therein, and any consent by any Lender or holder of a Note pursuant to this Section 11.03 shall bind any Person subsequently acquiring a Note from it, whether or not such Note shall have been so marked.

SECTION 11.04Expenses. The Borrower shall pay promptly on demand, but in any event by the next Settlement Date following demand, all out-of-pocket expenses (including, without limitation, all reasonable attorneys’ fees and expenses) incurred by the Administrative Agent (and its Affiliates), the Collateral Agent, the Depositary, the Custodian and, in respect of such expenses set forth in clause (iii) below, the Lenders: (i) subject to any agreements on fee caps, in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents and in connection with the Borrowing including, without limitation, (A) due diligence, collateral review, syndication, transportation, computer, information transmission systems, duplication, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for each of the Administrative Agent, the Depositary, the Custodian and the Collateral Agent with respect thereto, with respect to advising the Administrative Agent, the Depositary, the Custodian or the Collateral Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights and interests, under the Loan Documents and Lease Documents, (ii) in connection with wire transfers to be made by the Administrative Agent, the Depositary or Collateral Agent in connection with the distribution of proceeds under this Agreement and (iii) in connection with any amendment, refinancing, modification, supplement (or, if related to a request by any Facility Party or any Lessee, interpretation), or waiver under any of the Notes or other Loan Documents and Lease Documents (which shall be limited to a single law firm for the Administrative Agent and all Lenders together) whether or not such amendment, refinancing, modification, supplement, interpretation or waiver is obtained or becomes effective, and in connection with the consideration of any potential, actual or proposed restructuring or workout of the transactions contemplated hereby or by the other Loan Documents.

The Borrower shall pay promptly on demand, but in any event by the next Settlement Date following demand, (i) all reasonable filing fees and attorneys’ fees and expenses incurred by the Collateral Agent, the Custodian, the Depositary and the Administrative Agent and all reasonable fees and expenses of special STB or other collateral or regulatory counsel (and other local counsel reasonably engaged by the Collateral Agent, the Custodian, the Depositary or the Administrative Agent), as the case may be, in connection with the preparation and review of the Collateral Documents and the other Loan Documents and Lease Documents from time to time entered into or reviewed pursuant to this Agreement and all documents related thereto, the search of railcar conveyance and Lien records, the recordation of documents with the STB or other applicable Governmental Authority, inspection and appraisal fees and the making of the Loans hereunder, whether or not the Closing Date or other transaction contemplated hereby closes and (ii) all Taxes which the Collateral Agent or any Protected Party may be required to pay solely by reason of the security interests granted in the Collateral (including any applicable transfer Taxes) or to free any of the Collateral from the lien thereof.

In addition, the Borrower shall pay promptly on demand, but in any event by the next Settlement Date following demand, all reasonable out of pocket expenses (including, without limitation, reasonable attorneys’ fees and expenses and fees and expenses of any expert witnesses) incurred by the Administrative Agent, the Collateral Agent and the Lenders in connection with the enforcement and protection of the rights of the Administrative Agent, the Collateral Agent and the Lenders under any of the Loan Documents and any amendments thereto and waivers thereof and any Servicer Replacement Event, Default or Event of Default, including without limitation, the performance by the Administrative Agent, the Collateral Agent or the Lenders of any act any Facility Party has covenanted to do under the Loan Documents and/or the Servicing Documents to the extent such Facility Party fails to comply with any such covenant.

The Borrower shall pay all fees and expenses in connection with the Depository Agreement including, without limitation, all fees (including any annual fee payable to the Depositary pursuant to the Depository Agreement), expenses and any indemnity payments to the Depositary and all fees and expenses in creating, maintaining and administrating the Collection Account.

Except in respect of the Taxes specifically referred to above, this Section 11.04 shall not apply with respect to Taxes, which are governed solely by Section 3.01.

SECTION 11.05Indemnification. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to indemnify, save and hold harmless the Administrative Agent, the Collateral Agent, the Custodian, the Depositary, each Lender, each Derivatives Creditor and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against (and without duplication of amounts payable or the provisions which relate to such payment under the other provisions of the Loan Documents): (i) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than the Administrative Agent, the Collateral Agent, the Custodian, the Depositary, any Lender or any Derivatives Creditor) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against TILC or any Facility Party, any Affiliate of TILC or any Facility Party or any of their respective officers, managers or directors; (ii) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation or removal of the Administrative Agent, the Collateral Agent or the replacement of any Lender) be asserted or imposed against any Indemnitee, arising out of or relating to, the Loan Documents, any predecessor Loan Documents, the Commitments, the use of or contemplated use of the proceeds of any Loan, or the relationship of TILC, any Facility Party, the Administrative Agent and the Lenders under this Agreement or any other Loan Document; (iii) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in clause (i) or (ii) above; (iv) any Loan Document, Lease Document, other Transaction Document or any document contemplated hereby or thereby and payments made pursuant hereto or thereto or any transaction contemplated hereby or thereby or the exercise of rights and remedies hereunder or thereunder, any breach by TILC or any Facility Party of any Transaction Document or Lease Document or a Lessee of any Lease Document, (v) any Railcar, any Part or the Borrower’s acquisition or ownership of, or the selection, design, financing, lease, control, operation, condition, location, storage, modification, repair, sale, use, maintenance, possession, registration, delivery, nondelivery, transportation, transfer or disposition of, any Railcar or Part; (vi) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, suits, judgments, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel and the fees and expenses of enforcing the Borrower’s contractual and indemnification obligations under the Loan Documents, which may be incurred by, imposed on or asserted against such Indemnitee in connection with any investigation or administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of any Collateral Document or in any other way connected with the enforcement of any of the terms of, or the presentation of any rights under, or in any way relating to or arising out of the manufacture, ownership, ordering, purchasing, delivery, control, acceptance, lease, financing, possession, operation, condition, sale, return or other disposition or use of the Collateral (including, without limitation, intent or other defects, whether or not discoverable) the violation of any laws of any country, state or other governmental body or unit, or any tort (including, without limitation, any claims, arising or imposed under the doctrine of strict liability, or for or on account of injury to or the death of any Person (including any Indemnities), or property damage or contract claim; and (vii) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including fees and disbursements of one legal counsel, collectively, of the Indemnitees other than the Administrative Agent and the Collateral Agent, and one legal counsel of each of the

Administrative Agent and the Collateral Agent) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action, or Proceeding (all the foregoing, collectively; the “Indemnified Liabilities”). THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE; provided that no Indemnitee shall be entitled to indemnification for any claim caused by its own breach, gross negligence or willful misconduct and provided further, that no Indemnitee shall be entitled to indemnification for any claim arising solely out of (i) the bankruptcy, insolvency or other financial inability of one or more Lessees to make payments under a related Lease or (ii) the decline in market value of a Portfolio Railcar, to the extent not attributable to the failure of a Facility Party to perform an obligation with respect to such Portfolio Railcar under a Transaction Document; provided, further, that no Indemnitee shall be entitled to indemnification under this Section 11.05 in respect of (a) Taxes (which shall be governed solely by Section 3.01(a)), other than Taxes imposed with respect to indemnity payments arising from a non-tax claim or (b) losses which result from or arise out of or are attributable to a non-exempt prohibited transaction under ERISA or Section 4975 of the Code cause by the incorrectness of a Lender’s representation in Section 8.01. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by TILC, any Facility Party, their respective directors, shareholders or creditors or an Indemnitee or any other Person or any Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Without prejudice to the survival of any other agreement of the Borrower or any Indemnitee hereunder and under the other Loan Documents, the agreements and obligations of the Borrower and each Indemnitee contained in this Section 11.05 shall survive the repayment of the Loans and other obligations under the Loan Documents and the termination of the Commitments hereunder.

The Borrower shall, no later than 20 days following demand, reimburse any Indemnitee for any Indemnified Liability referred to above or, upon request from any Indemnitee, shall pay such amounts directly. Any payment made to or on behalf of any Indemnitee pursuant to this Section 11.05 shall be adjusted to such amount as will, after taking into account all Taxes imposed with respect to the accrual or receipt of such payment (as the same may be increased pursuant to this sentence), equal the amount of the payment. To the extent that the Borrower in fact indemnifies any Indemnitee pursuant to the provisions of this Section 11.05 (other than in respect of Taxes), the Borrower shall be subrogated to such Indemnitee’s rights in the affected transaction and shall have a right to determine the settlement of claims therein.

If a claim of the type described above is made against an Indemnitee and such Indemnitee has notice thereof, such Indemnitee shall promptly, upon receiving such notice, give notice of such claim to the Borrower; provided that the failure to provide such notice shall not release the Borrower from any of its obligations hereunder except if and to the extent that such failure results in an increase in the Borrower’s indemnification obligations hereunder. The Borrower shall be entitled, in each case at its sole cost and expense, acting through counsel reasonably acceptable to the relevant Indemnitee: (i) in any judicial or administrative proceeding that involves solely a claim of the type described above, to assume responsibility for and control thereof, (ii) in any judicial or administrative proceeding involving a claim of the type described above and other claims related or unrelated to the transactions contemplated by this Agreement or any other Loan Document (other than with respect to Taxes), to assume responsibility for and control of such claim, to the extent that the same may be and is severed from such other claims (and such Indemnitee shall use its best efforts to obtain such severance), and (iii) in any other case, to be consulted by such Indemnitee with respect to judicial proceedings subject to the control of such Indemnitee. Notwithstanding anything in the foregoing to the contrary, the Borrower shall not be entitled to assume responsibility for and control of any such judicial or administrative proceedings: (A) while an Event of Default shall have occurred and be continuing; (B) if such proceedings will involve any risk of criminal liability or a material risk of the sale, forfeiture or loss of any part of the Collateral; or (C) to the extent that the Indemnitee has defenses available to it which are not available to the Borrower and allowing the Borrower to assert such defenses will be prejudicial to the interests of such Indemnitee; provided that the limitation on the Borrower’s ability to control such judicial or administrative proceeding shall apply only to those aspects of such proceeding which address issues with respect to which such defenses are available.

The relevant Indemnitee shall supply the Borrower with such information reasonably requested by the Borrower as is necessary or advisable for the Borrower to control or participate in any proceeding to the extent permitted by this Section 11.05. Such Indemnitee shall not enter into a settlement or other compromise with respect to any covered claim without the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed, unless such Indemnitee waives its right to be protected with respect to such covered claim.

SECTION 11.06Successors, Assigns, and Participants. (a) Generally. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that the Borrower may not assign or transfer any of its interests and obligations.

(b)Assignments. Any Lender may assign all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans and its Commitments); provided, however, that:

(i)each such assignment shall be to an Eligible Assignee who, unless otherwise consented to by the Borrower, is not a Competitor of the Borrower;

(ii)no Lender may at any time assign such rights and obligations without prior written notice to the Borrower;

(iii)in the case of an assignment to an Eligible Assignee who falls within clause (iii) of the definition of such term, such assignee shall acquire (and such assignor shall retain) in the aggregate upon any such assignment by one or more Lenders a minimum amount of Loans with a then aggregate current principal balance of at least $10,000,000;

(iv)the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance an Assignment and Acceptance in the form of Exhibit C, together with any Note subject to such assignment and a processing fee of $3,500, payable by the assigning Lender to the Administrative Agent; and

(v)the Borrower shall not be required to reimburse any such assignee pursuant to Sections 3.01, 3.03 or 3.04 in an amount which, at any time after the effective date of such assignment, exceeds the amount that would have been payable thereunder to the assigning Lender had such Lender not entered into such assignment; provided, that any such assignment shall otherwise be without prejudice to the assignee’s rights under Sections 3.01, 3.03 or 3.04.

(c)Assignment and Acceptance. By executing and delivering an Assignment and Acceptance in accordance with this Section 11.06, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and the assignee warrants that it is an Eligible Assignee; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of the Facility Parties or the performance or observance by any Facility Party of any of its obligations under this Agreement, any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such assignment agreement; (iv) such assignee confirms that it has received a copy of this Agreement, the other Loan Documents, together with copies of the most recent financial statements delivered pursuant to Section 6.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (vi) such assignee appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its behalf and to exercise such powers under this Agreement or any other Loan Document as are delegated to each of the Administrative Agent and the Collateral Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender. Upon execution, delivery, and acceptance of such Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section 11.06(c), the assignor, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. The assignee shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 3.01.

(d)Register. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this Section 11.06(d), to (i) maintain a register (the “Register”) on which the Administrative Agent will record the Commitments from time to time of each Lender, the Loans made by each Lender and each repayment in respect of the principal amount (and stated interest) of the Loans of each Lender and to (ii) retain a copy of each Assignment and Acceptance delivered to the Administrative Agent pursuant to this Section. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligation in respect of such Loans. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan and the Note evidencing the same is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary. With respect to any Lender, the assignment or other transfer the rights to the principal of, and interest on, any Loan made and any Note issued pursuant to this Agreement shall not be effective until such assignment or other transfer is recorded on the Register and, except to the extent provided in this Section 11.06(d), otherwise complies with Section 11.06, and prior to such recordation all amounts owing to the transferring Lender with respect to such Loans and Notes shall remain owing to the transferring Lender. The registration of assignment or other transfer of all or part of any Loans and Notes for a Lender shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Acceptance and payment of the administrative fee referred to in Section 11.06(b)(iv). The Register shall be available at the offices where kept by the Administrative Agent for inspection by the Borrower and any Lender at any reasonable time upon reasonable prior notice to the Administrative Agent.

(e)Participations. Each Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more Eligible Assignees in all or a portion of its rights, obligations or rights and obligations under this Agreement (including all or a portion of the Loans owing to it and any Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of right of setoff contained in Section 11.08 and the yield protection provisions contained in Sections 3.01, 3.03 and 3.04 to the same extent that the Lender from which such participant acquired its participation would be entitled to the benefits of such yield protections; provided that the Borrower shall not be required to reimburse any participant pursuant to Sections 3.01, 3.03 or 3.04 in an amount which exceeds the amount that would have been payable thereunder to such Lender had such Lender not sold such participation; provided further, that no participant shall be entitled to the benefits of Section 3.01 unless it shall have complied with Section 3.01 as if it were a Lender and (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Obligations owing to such Lender and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Notes or extending its Commitment). Each Lender that sells a participating interest in any Loan, Commitment or other interest to a participant shall, as agent for the Borrower solely for the purpose of this Section 11.06, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans, Commitments or other interest (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)Other Assignments. Any Lender may at any time (i) assign all or any portion of its rights under this Agreement and any Loans and Notes to a Federal Reserve Bank or other similar central bank and (ii) pledge or assign a security interest in all or any portion of its interest and rights under this Agreement (including all or any portion of its Loans and Notes, if any) to secure obligations of such Lender; provided that no such assignment, option, pledge or security interest shall release a Lender from any of its obligations hereunder or substitute any such Federal Reserve Bank or other similar central bank or other person to which such option, pledge or assignment has been made for such Lender as a party hereto.

SECTION 11.07Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent requested by any regulatory authority with jurisdiction over the Administrative Agent, the Collateral Agent or Lender, as applicable; (iii) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process; (iv) to any other party to this Agreement; (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or participant in, any of its rights or obligations under this Agreement, or (B) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower; (vii) with the written consent of the Borrower; (viii) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis from a source other than the

Borrower; or (ix) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. For the purposes of this Section, “Information” means all information received from or on behalf of the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to disclosure by or on behalf of the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The provisions of this Section 11.07 are in addition to, and not in substitution of, any additional, separate agreements related to confidentiality and/or non-disclosure entered into between the Borrower and any Protected Party from time to time.

SECTION 11.08Set-off. In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender (and each of its Affiliates) is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of such rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or specific) and any other indebtedness at any time held or owing by such Lender (including, without limitation, branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to the Lenders hereunder, under the Loans and Notes, under the other Loan Documents or otherwise, irrespective of whether the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Borrower hereby agrees that to the extent permitted by law any Person purchasing a participation in the Loans and Commitments hereunder may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder and any such set-off shall reduce the amount owed by the Borrower to the Lender.

SECTION 11.09Interest Rate Limitation. The Administrative Agent, the Lenders and the Borrower and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by Applicable Law from time to time in effect (the “Maximum Rate”). Neither the Borrower nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Credit Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under Applicable Law from time to time in effect, and the provisions of this Section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. The Lenders and the Administrative Agent expressly disavow any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Credit Obligation is accelerated. If (i) the maturity of any Credit Obligation is accelerated for any reason, (ii) any Credit Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (iii) any Lender of any other holder of any or all of the Credit Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Credit Obligations to an amount in excess of that permitted to be charged by Applicable Law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Credit Obligations or, at such Lender’s or holder’s option, promptly returned to the Borrower or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under Applicable Law, the Administrative Agent, the Lenders and the Borrower (and any other payors thereof) shall to the greatest extent permitted under Applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Credit Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under Applicable Law in order to lawfully charge the maximum amount of interest permitted under Applicable Law. In the event Applicable Law provides for an interest ceiling under Chapter 303 of the Texas Finance Code (the “Texas Finance Code”) as amended, for that day, the ceiling shall be the “weekly ceiling” as defined in the Texas Finance Code; provided that if any Applicable Law permits greater interest, the Law permitting the greatest interest shall apply. As used in this Section 11.09 the term “Applicable Law” includes, without limitation the laws of the State of Texas, the laws of the State of New York or the laws of the United States of America, whichever laws allow the greatest interest, as such laws now exist or may be changed or amended or come into effect in the future.

SECTION 11.10Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

SECTION 11.11Integration. THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS AND ANY OTHER CONFIDENTIALITY OR NON-DISCLOSURE AGREEMENTS ENTERED INTO BETWEEN THE BORROWER AND ANY PROTECTED PARTY ON OR PRIOR TO THE DATE HEREOF, REPRESENTS THE FINAL AGREEMENT OF THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Collateral Agent, the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 11.12Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, the Collateral Agent and each Lender, regardless of any investigation made by the Administrative Agent, the Collateral Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent, the Collateral Agent or any Lender may have had notice or Knowledge of any Default or Event of Default at the time of the Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied.

SECTION 11.13Severability. Any provision of this Agreement and the other Loan Documents to which any Facility Party is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 11.14Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

SECTION 11.15Marshalling; Payments Set Aside. None of the Administrative Agent, the Depositary, the Custodian, the Collateral Agent or any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent, the Depositary or the Collateral Agent (or to the Administrative Agent for the benefit of the Lenders, or to the Collateral Agent or the Depositary for the benefit of the Protected Parties), or the Administrative Agent or the Collateral Agent enforces any security interests or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.

SECTION 11.16Performance by the Administrative Agent. If the Borrower fails to perform any of its obligations under this Agreement or any other Loan Document or any Servicing Document in a timely fashion, the Administrative Agent shall be entitled, but not obliged, to perform such obligation at the expense of the Borrower and without waiving any rights that it may have with respect to such breach.

SECTION 11.17Third Party Beneficiaries. Each Protected Party and Indemnitee is an express third party beneficiary hereof; provided that this Agreement may be amended without the consent of any such Protected Party or Indemnitee, except to the extent required pursuant to Section 11.03.

SECTION 11.18Consequential Damages. None of the Borrower nor any Indemnitee shall assert any claim against any other party hereto on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loan Documents or any of the transactions contemplated herein or therein; provided that the foregoing shall not prohibit any Indemnitee from seeking indemnification under Section 10.07 for any such damages claimed by a third party.

SECTION 11.19Governing Law; Submission to Jurisdiction. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY RIGHT, OBLIGATION, CLAIM, CONTROVERSY OR DISPUTE OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York in Borough of Manhattan, or of the United States for the Southern District of New York and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditional, the nonexclusive jurisdiction of such courts. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 11.20Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 11.21Binding Effect. This Agreement shall become effective at such time when: (a) it shall have been executed by the Borrower, the Collateral Agent, the Depositary, the Custodian and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and (b) each of the conditions set forth in ARTICLE IV shall have been satisfied or waived, and thereafter this Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, the Collateral Agent and each Lender and their respective successors and assigns.

SECTION 11.22Federal Income Tax Treatment. The Borrower, each Lender, the Administrative Agent, and each assignee and successor thereto hereby agrees to treat the Loans as indebtedness for federal income tax purposes, and shall maintain such position in all returns and proceedings relating to such federal income taxes, unless required otherwise pursuant to a final “determination” within the meaning of Section 1313 of the Code.

SECTION 11.23Contractual Recognition of Bail-In. Notwithstanding any other term of any Loan Document or any other agreement, arrangement or understanding between the parties hereto, each party hereto acknowledges and accepts that any liability of any party hereto to any other party hereto under or in connection with the Loan Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)any Bail-In Action in relation to any such liability, including (without limitation):

(i)a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)a cancellation of any such liability; and

(b)a variation of any term of any Loan Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

SECTION 11.24Limited Recourse and Non-Petition.

(a)In the absence of fraud, willful misconduct or gross negligence on the part of the Borrower or the Borrower’s officers, directors or direct or indirect shareholders or owners, the Borrower’s liability under the Loan Documents and the Protected Parties’ recourse to the Borrower and their assets under the Loan Documents shall be limited solely to amounts payable under Collateral pledged under, or recovered by the Protected Parties in enforcing, the Collateral Documents.

(b)Each of the Protected Parties (other than the Collateral Agent) agrees that it shall not instigate any bankruptcy, insolvency, winding-up, liquidation, reorganization, amalgamation or dissolution or other similar process with respect to the Borrower, although it may make or file a claim or proof, or take any other action, in any existing bankruptcy, insolvency, winding-up, liquidation, reorganization, amalgamation or dissolution of the Borrower.

(c)For the avoidance of doubt, nothing in this Section 11.24 shall:

(i)limit the Protected Parties’ recourse to the Servicer under or pursuant to the Servicing Agreements, any Sale Agreement or any Collateral Document to which such Person is a party;

(ii)release or discharge the Borrower or any other Person from their obligations under any of the Loan Documents;

(iii)prevent any sum from falling due in accordance with the terms of the Loan Documents,

(iv)limit or restrict in any way the accrual of interest on any unpaid sum in accordance with the terms of the Loan Documents,

(v)limit the exercise and enforcement of the rights and remedies of the Protected Parties under the Collateral Documents;

(vi)restrict the Protected Parties from obtaining (but not enforcing) a declaratory judgment or similar order as to the obligations of the Facility Parties expressed to be assumed hereunder or under any other Loan Document, but only to the extent that such declaratory judgment or similar order is a necessary procedural step to enable the realization of the full benefit of the Collateral and the rights granted pursuant to the Collateral Documents; or

(vii)limit the Collateral Agent from instigating any bankruptcy, insolvency, winding-up, liquidation, reorganization, amalgamation or dissolution or other similar process with respect to the Borrower.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TRINITY RAIL LEASING 2017 LLC,
as Borrower

By: Trinity Industries Leasing Company, its
sole Member

By: /s/ C. Lance Davis
Name: C. Lance Davis
Title: Vice President

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Lender

By: /s/ Elisa Lajonchere
Name: Elisa Lajonchere
Title: Managing Director

By: /s/ Thomas Jean
Name: Thomas Jean
Title: Director

ABN AMRO CAPITAL USA LLC,
as Lender

By: /s/ Justin K. Martin
Name: Justin K. Martin
Title: Vice President

By: /s/ K. Bisscheuour
Name: K. Bisscheuour
Title: Executive Director

BOKF, NA dba BANK OF TEXAS,
as Lender

By: /s/ Matthew Renna
Name: Matthew Renna
Title: Vice President

CREDIT INDUSTRIEL ET
COMMERCIAL, NEW YORK BRANCH,
as Lender

By: /s/ Adrienne Molloy
Name: Adrienne Molloy
Title: Managing Director

By: /s/ Andrew McKuin
Name: Andrew McKuin
Title: Managing Director

FIFTH THIRD BANK,
as Lender

By: /s/ Andrew D. Jones
Name: Andrew D. Jones
Title: Director

By: /s/ Patrick Berning
Name: Patrick Berning
Title: Officer

ING BANK, A BRANCH OF ING-DIBA AG.,
as Lender

By: /s/ Ulrike Ziegler
Name: Ulrike Ziegler
Title: Managing Director

By: /s/ Brett Clark
Name: Brett Clark
Title: Director

PNC EQUIPMENT FINANCE, LLC,
as Lender

By: /s/ Cheree F. Kurela
Name: Cheree F. Kurela
Title: Vice President

SIEMENS FINANCIAL SERVICES, INC.,
as Lender

By: /s/ Kevin S. Keaton
Name: Kevin S. Keaton
Title: Director, Operations

By: /s/ Edward F. Kubilis
Name: Edward F. Kubilis
Title: Vice President

CRÉDIT AGRICOLE CORPORATE AND
INVESTMENT BANK,
as Administrative Agent

By: /s/ Theodore M. Vandermel
Name: Theodore M. Vandermel
Title: Managing Director

By: /s/ Justine Ventrelli
Name: Justine Ventrelli
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION,
as Collateral Agent and Depositary

By: /s/ Chris McKin
Name: Chris McKim
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION,
as Custodian

By: /s/ Michelle Hoff
Name: Michelle Hoff
Title: Vice President

CRÉDIT AGRICOLE CORPORATE AND
INVESTMENT BANK,
as Lead Arranger

By: /s/ Elisa Lajonchere
Name: Elisa Lajonchere
Title: Managing Director

By: /s/ Thomas Jean
Name: Thomas Jean
Title: Director